Form 10-K, Exhibit 13
period 1995-12-31
NAC RE CORP
filed 1996-03-22
CIK 775542

Exhibit 13
-------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NAC Re Corporation ("NAC Re") is the holding company for NAC Reinsurance Corporation ("NAC") and its wholly-owned insurance and reinsurance domestic and foreign subsidiaries. NAC Re and its subsidiaries are collectively referred to as the Company.

Results of Operations

The Company's operating income, excluding realized investment gains, was $45.9 million for 1995, $34.8 million for 1994 and $29.9 million for 1993. Operating results were impacted modestly in 1995 and 1994 and more significantly in 1993 by property catastrophe claims. After-tax charges for catastrophic events reduced operating earnings by $3.6 million for 1995, $3.3 million for 1994 and $12.3 million for 1993.

Net income was $62.8 million for 1995, $35.6 million for 1994 and $42.4 million for 1993. On a per share basis, net income was $3.47, $1.99 and $2.30 for 1995, 1994 and 1993, respectively. Net income for 1995 includes after-tax realized investment gains of $17 million or $.94 per share compared to $.8 million or $.04 per share in 1994 and $12.4 million or $.67 per share in 1993.

Premium Revenues

The Company's steady growth in premium revenue, as indicated below, has been impacted by several different factors in recent years, including both external market influences and internal initiatives:

                                                 Gross Premiums Written                                      Percent Change
---------------------------------------------------------------------------------------------------------------------------------
Dollars in Millions                 1995                  1994                 1993                     95/94             94/93
---------------------------------------------------------------------------------------------------------------------------------
Domestic:
Casualty                            $354.8                $293.4               $212.9                   20.9%             37.8%
Property                             179.8                 151.6                149.2                   18.5               1.7
Specialty/other                       92.3                 100.2                 69.5                   (7.9)             44.3
---------------------------------------------------------------------------------------------------------------------------------
  Subtotal                           626.9                 545.2                431.6                   15.0              26.3
=================================================================================================================================
International:
Casualty                              19.2                  14.8                    -                   30.3                 -
Property                              33.9                  17.7                    -                   91.6                 -
---------------------------------------------------------------------------------------------------------------------------------
  Subtotal                            53.1                  32.5                    -                   63.7                 -
=================================================================================================================================
Intercompany transactions             (2.1)                 (2.7)                   -                     -                  -
---------------------------------------------------------------------------------------------------------------------------------
Total                               $677.9                $575.0               $431.6                   17.9%             33.2%
=================================================================================================================================

                                                Net Premiums Written                                         Percent Change
---------------------------------------------------------------------------------------------------------------------------------
Dollars in Millions                 1995                  1994                 1993                     95/94             94/93
---------------------------------------------------------------------------------------------------------------------------------
Domestic:
Casualty                            $311.7                $250.1               $176.1                   24.6%             42.0%
Property                             111.1                  92.2                 99.2                   20.5              (7.1)
Specialty/other                       53.3                  70.1                 61.6                  (24.1)             13.8
---------------------------------------------------------------------------------------------------------------------------------
  Subtotal                           476.1                 412.4                336.9                   15.4              22.4
=================================================================================================================================
International:
Casualty                              18.7                  14.5                    -                   29.0                 -
Property                              26.7                  11.3                    -                  136.7                 -
---------------------------------------------------------------------------------------------------------------------------------
  Subtotal                            45.4                  25.8                    -                   76.2                 -
=================================================================================================================================
Total                               $521.5                $438.2               $336.9                   19.0%              30.1%
=================================================================================================================================

-------------------------------------------------------------------------------




Gross premiums written reflect total premiums written prior to the deduction for premiums ceded by the Company to its reinsurers as payment for its own retrocessional protection.

The reinsurance marketplace remained competitive in 1995, particularly in the casualty area, in spite of some contrary indications during 1994. Rate pressure at the primary level and ample reinsurance capacity has appeared to preclude casualty reinsurance rate improvement. This, in turn, may have pressured certain small to mid-sized reinsurers to reduce prices in a fight for survival. Other reinsurers responded by seeking merger opportunities or by raising capital, with varying degrees of success, in order to expand surplus levels and remain attractive to increasingly selective reinsurance purchasers. Mergers by primary companies have resulted, in certain instances, in much larger companies, which has helped to exacerbate the need for size and financial strength of reinsurance partners. In addition, some primary companies appear to be increasing their retentions.

The dynamics of the marketplace have not only intensified competition but also generated opportunities for growth. For example, the curtailment by some companies of reinsurance operations, mergers among reinsurance companies and continued uncertainty in the Lloyd's market has dislodged business and created new opportunities for some reinsurers. In addition, continued globalization by U.S. insurers generated expanded opportunity in the international marketplace. The Company believes that while market conditions are becoming increasingly competitive in 1996, opportunities for profitable business growth are likely to continue.

The Company's worldwide casualty gross premiums written increased 21.5% in 1995 compared to increases of 44.3% in 1994 and 7.2% in 1993. Domestic casualty gross premiums written increased 20.9% in 1995 and 37.8% in 1994. Casualty growth in 1995 came largely from increased participations from existing treaty clients, which more than offset increased retentions from one large account. Growth was also attributable to new relationships. Casualty growth in 1994 was attributed to several new treaty casualty programs written during the latter half of 1993, increases in participations from existing clients and, to a certain extent, increases in the amount of underlying premium written by clients. Growth in 1995 and 1994 was also attributed to the Company's facultative business. Due to the maturing of the Company's facultative infrastructure, a continued focus on more complex lines of business and the successful marketing of facultative automatics, casualty facultative gross premiums written increased by 87.8% in 1995 and 80% in 1994, contributing $76.1 million and $40.5 million in gross premiums written, respectively. This is compared to a 29.4% increase in 1993. Although 1996 casualty premium will be impacted by increased retention levels by one large account, the Company does not believe that the reduction of business assumed from any one client will have a materially adverse effect on its financial condition or results of operations due to the Company's competitive position in the marketplace and the continuing availability of other sources of business.

The number and unprecedented severity of claims related to property catastrophes, which the industry experienced subsequent to 1988, and particularly in 1992 and 1993, significantly impacted the cost and availability of property catastrophe protection in 1993. As a result, various insurance companies operating in both the primary and reinsurance markets closed or curtailed the reinsurance segment of their operation, due in part to the financial stress created by the double exposure to catastrophes. These factors limited catastrophe protection available in the marketplace and, as a result, companies were more

-------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS



limited in the amount of property protection they could offer resulting in a strengthening in terms and conditions for all property business during 1993. However, the influx of approximately $4 billion in new capital in the Bermuda market during 1993, dedicated primarily to providing catastrophe reinsurance protection, somewhat relieved the shortage of catastrophe protection in 1994. Nevertheless, property per risk pricing remained relatively firm in 1994 and 1995, although property catastrophe rates softened somewhat in 1995.

The Company capitalized in each year on the general improvement in property market conditions, increasing premiums written while monitoring aggregate exposures and, as a result, worldwide property gross premiums written grew by 26.7% in 1995, 12.3% in 1994 and 6.3% in 1993. Domestic property gross premiums written increased 18.5% in 1995 and 1.7% in 1994. Excluding nontraditional premiums, domestic property gross premiums increased approximately 25% in both 1995 and 1994. As with casualty business, property facultative growth contributed to the overall premium gains, including the positive impact of facultative automatic programs, with property facultative gross premiums written increasing by 36.7% in 1995, 39.3% in 1994 and 105% in 1993. As expected, the Company's nontraditional treaty business has declined substantially and is no longer a meaningful component of premium revenues. Market conditions for nontraditional business began to erode in 1993, upon the introduction of new accounting standards that created higher thresholds for risk transfer and mitigated the benefits available to ceding companies attributable to certain nontraditional contracts.

The Company's focus on certain specialty lines of business, particularly fidelity/surety, aviation and ocean marine business, has also resulted in growth opportunities. Fidelity/surety bond treaty gross premiums written were $33.3 million in 1995 compared to $33.5 million in 1994 and $31.8 million in 1993, which included approximately $7 million in non-recurring premiums derived from certain unearned premium portfolio transfers. The Company's 1995 bonding premiums were impacted by a weak overall construction environment and increased retentions by primary companies. Market conditions are expected to remain competitive during 1996.

The Company's specialization in the aviation business began in mid-1992, with the underwriting of a large general aviation program, and expanded in 1994 as a result of a participation in a premier aviation underwriting pool. Due to adverse claim development in the general aviation program, and unsuccessful efforts to adequately correct the pricing for the program, the treaty was not renewed effective July 1, 1994. The decline in aviation premium from this action was somewhat offset by premium from an increased participation in the aviation pool effective as of January 1995. The Company's aviation business is managed and evaluated on a net basis to most effectively monitor exposures after the "common account" reinsurance protection the Company receives, as discussed below. Net premiums written from aviation business totaled $10.9 million, $34.3 million and $22.5 million for 1995, 1994 and 1993, respectively. In addition to certain aviation business, the Company writes a limited amount of other primary insurance business, principally through its subsidiary, Greenwich Insurance Company. Primary insurance business is expected to be a source of growth in 1996, and currently represents approximately 6% of total net premiums written. Expansion in this area will be focused on highly specialized moderate duration casualty programs that are not competitive with business written by the Company's insurance company clients.

-------------------------------------------------------------------------------





The Company's most significant investment to expand its business production in recent years has been the establishment of a fully licensed international property and casualty reinsurance subsidiary in London, England. Gross premiums written from this operation in 1995 and 1994 included $19.3 million and $14.8 million from casualty treaty business, respectively, and $33.9 million and $17.7 million from property treaty business, respectively, written principally in Europe, Japan and Australasia. In late 1995, the Company expanded its international operation to begin writing property facultative business. The Company expects its international business to continue to increase as the London operation begins to mature.

Ceded premiums recorded for retrocession agreements were $156.4 million, $136.8 million and $94.7 million for the years ended December 31, 1995, 1994 and 1993. The principal cause for the increase in 1995 and 1994 ceded premiums was a result of the Company's share of the reinsurance protection purchased for the "common account" of all participating companies in the aviation pool and to a lesser extent from expanded retrocessional protection obtained at marginally higher costs. The Company expects ceded premiums to decline in 1996 as a percentage of gross premiums written, principally due to a more favorable pricing environment for property catastrophe coverage.

Operating Costs and Expenses

Claims and claims expenses represent the Company's most significant and uncertain costs. This expense is only an estimate at a given point in time of what the insurer or reinsurer expects to pay on claims, based upon facts and circumstances then known. The Company would generally expect to refine such estimates in subsequent accounting periods by modest amounts with adjustments possible in either direction as additional information becomes known.

The fact that the Company's exposure to claims generally begins after its clients absorb the first $1 million in claims contributes to the uncertainty of its claims estimates. With this excess coverage, claims occur less frequently than coverages which attach within the first $1 million of claims, thereby providing less credible historical claim experience from which to estimate ultimate claim costs. Further, the Company writes this type of coverage in certain volatile casualty lines of business, such as general liability, directors' and officers' liability and medical malpractice. Claim activity for these lines is characterized by protracted discovery and settlement periods, the ultimate cost of which can be influenced significantly by court rulings.

Estimates of claims and claims expenses are based in part on a prediction of future events and estimates of future trends in claim severity and frequency and other variable factors. The Company's ability to predict future trends based upon its own historical claim experience is inherently difficult because of its substantial growth in premiums since 1985. Therefore, the Company has supplemented its historical claim experience to a certain extent with claim experience derived from external sources, such as reinsurance industry data, for purposes of evaluating future trends and providing an estimate of ultimate claim costs. As the Company's book of business continues to mature, its own historical claim experience achieves greater credibility and enhances its ability to evaluate future trends. Accordingly, the Company believes its reserving process improves as additional claims experience emerges and could be expected to result in more refined estimates of claims and claims expenses over time.

-------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS




One traditional means of measuring the underwriting performance of a property/casualty insurer is the statutory composite ratio. The composite ratio, based upon statutory accounting practices which differ from generally accepted accounting principles in several respects, reflects underwriting experience, but does not reflect income from investments. A composite ratio of under 100% indicates underwriting profitability while a composite ratio exceeding 100% indicates an underwriting loss.

The following chart sets forth statutory composite ratios for the years indicated for the Company's domestic reinsurance subsidiary. It also provides an average of actual or estimated composite ratios for the fifteen largest property/casualty reinsurers, ranked by statutory surplus, based on data reported by the Reinsurance Association of America (RAA):

                                                     1995       1994       1993
--------------------------------------------------------------------------------
Domestic Composite Ratio:
Claims and claims expenses                           65.1%      66.6%      69.9%
Commissions and brokerage                            29.7       31.3       32.2
Other operating expenses                              8.3        7.8        8.8
--------------------------------------------------------------------------------
Total                                               103.1%     105.7%     110.9%
--------------------------------------------------------------------------------
Composite ratios for 15 largest reinsurers          113.1%     106.4%     106.5%
================================================================================

The Company's domestic composite ratio for 1995 reflects improvements in underwriting results after unsatisfactory underwriting results in 1994 and 1993 due to several factors. One factor was the severity and frequency of property catastrophes. Catastrophe costs increased the 1995 composite ratio by less than 1 percentage point, while property catastrophe claim activity arising from the Northridge earthquake increased the 1994 composite ratio by 1.3 percentage points. Property claim activity arising from several 1993 and 1992 catastrophic events increased the 1993 composite ratio by 6.2 percentage points. The extensive cost of 1992 catastrophes limited the availability and increased the cost of catastrophe retrocessional protection for 1993 requiring the Company to increase its net retention for catastrophe claims in 1993 to $10 million. Accordingly, such increased retention levels caused additional volatility in the results from property catastrophe claims in 1993.

Aided by the influx of new capital in the catastrophe retrocessional market, the Company was able to reduce its exposure to a single event to $5 million for 1994 and 1995 at marginally higher costs each year. Due to softening in the property catastrophe market, for 1996 the Company expects lower costs for its catastrophe protection while continuing its single event exposure at $5 million and it expects to expand its coverage to $120 million of property catastrophe protection, up from $85 million in 1995, of which $30 million of coverage, in excess of the first $60 million of coverage, is available only if industry-wide claims exceed certain minimum levels. While the 1996 catastrophe protection provides somewhat more protection than the 1995 and 1994 coverage, and significantly more protection than in years prior to 1994, it is not enough protection for the Company to avail itself of all opportunities to write property reinsurance. The Company evaluates its potential accumulated aggregate catastrophe exposure on both a gross claim basis and net of available reinsurance protection to determine whether its exposure to claims is within acceptable levels, and limits the catastrophe protection it offers to its clients accordingly. Although the Company has attempted to limit its exposure to acceptable levels, an extremely large catastrophic event, or multiple catastrophic events could have a material adverse effect on the financial condition and results of operations of the Company.

-------------------------------------------------------------------------------




In consideration of the Company's increased size and financial capacity, as well as the continued positive contribution of business written since 1986, the Company increased its maximum retention on any one claim for non-catastrophe losses for 1996 to $5 million, as compared to $3.9 million for 1995 and 1994, and $3 million for 1993.

An additional factor impacting the 1994 and 1993 domestic composite ratios was disappointing returns from certain 1993 and 1992 underwriting year property and aviation treaties. The Company undertook underwriting and pricing actions to improve the results of such treaties. As previously noted, effective July 1, 1994, the general aviation program that generated adverse results was not renewed. The Company's casualty claim experience continues to develop satisfactorily.

A growing area of focus in the reinsurance and insurance industries has been exposure to asbestos and environmental claims. The Company's reserving process includes a continuing evaluation of the potential impact on claim liabilities from exposure to asbestos and environmental claims, including related loss adjustment expenses. The Company recorded claims and claims expenses incurred relating to asbestos and environmental claims of $7 million in 1995, $4.8 million in 1994, and $4.2 million in 1993, inclusive of paid claims of $4.8 million, $3.3 million, and $.8 million, respectively. The Company's claims and claims expense reserves for such exposures, net of reinsurance, as of December 31, 1995, 1994 and 1993 were $22 million, $19.8 million and $18.4 million, respectively. A reconciliation of the Company's gross and net liabilities for such exposures for the three years ending December 31, 1995 and a discussion of open claim files are set forth in Note 3 of the Notes to Consolidated Financial Statements.

The Company believes it has made a reasonable provision for its asbestos and environmental exposures and is unaware of any specific issues which would materially affect its claims and claims expense estimate. The estimation of claims and claims expense liabilities for asbestos and environmental exposures is subject to a much greater uncertainty than would normally be associated with the establishment of liabilities for other exposures due to several factors, including: i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; ii) the lack of reliability of available historical claim data as an indicator of future claim development; iii) an uncertain political climate which may impact, among other areas, the nature and amount of costs for remediating waste sites and iv) the potential of insurers and policyholders to reach agreements in order to avoid further significant legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. As these uncertainties are resolved, additional reserve provisions, which could be material in amount, may be necessary.

Total net claims and claims expenses for each year reflects favorable or unfavorable claim development from prior years for both traditional and nontraditional treaty business, as follows:

                                                  (Favorable) Unfavorable
                                                Prior Year Claim Development
--------------------------------------------------------------------------------
Dollars in Millions                              1995          1994        1993
--------------------------------------------------------------------------------
Traditional business                        $   (18.7)    $   (37.0)   $   (9.3)
Nontraditional business                           (.9)         (6.5)      (14.4)
--------------------------------------------------------------------------------
Total                                       $   (19.6)    $   (43.5)   $  (23.7)
================================================================================
Percent to prior year net claims
  and claims expense reserves                     2.4%          6.2%        3.8%
================================================================================

-------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS



The net favorable claim development for traditional business written since 1986 continued to emerge during 1995, 1994 and 1993. The net favorable development on the Company's traditional business is impacted by several factors, some of which are interdependent. A principal reason for such development is the strength of the pricing assumptions underlying the business written, particularly with respect to social and economic inflation. The pricing assumptions are utilized to establish the initial expected target loss ratio employed in the actuarial methodologies used to establish the reserves for claims and claims expenses. Such loss ratios are periodically adjusted to reflect actuarially computed comparisons of expected to actual claims and claims expense development, inflation and other considerations. This favorable development offsets certain unfavorable development on business written prior to 1986, principally related to asbestos and environmental claims, and in 1995, includes the Company's evaluation of the lengthening of loss emergence patterns for certain lines of business included in the most recent Historical Loss Development Study, which is issued every two years by the RAA. Favorable and unfavorable claims experience for nontraditional treaty business is usually compensated for by adjustments in premiums from and commissions to client companies.

Claims and claims expenses paid for the years ended 1995, 1994 and 1993 are as follows:

==============================================================================
Dollars in Millions                           1995          1994          1993
==============================================================================
Traditional business                     $   162.5     $   144.3     $   115.3
Nontraditional business                       17.9          10.4          27.4
==============================================================================
Total                                    $   180.4     $   154.7     $   142.7
==============================================================================

As the Company's casualty book of business continues to mature, claim payment activity is expected to increase. Claim payment activity includes net payments for property catastrophe claims of $5 million, $14.6 million and $32.1 million for traditional business for 1995, 1994 and 1993, respectively, and $5 million, $4.8 million and $3.9 million for nontraditional business for 1995, 1994 and 1993, respectively.

Claims and claims expenses also include a charge for actual and potential non-recoveries from retrocessionnaires that either do not satisfy the Company's financial guidelines, or are in liquidation or rehabilitation proceedings. Such charges amounted to $1.4 million, $4 million and $1.1 million for 1995, 1994 and 1993, respectively, and reflect a provision for paid and unpaid claims, inclusive of incurred but not reported (IBNR) claims. Substantially all such charges relate to reinsurance purchased prior to 1986. The Company's .6 to 1 ratio of reinsurance recoverables (including IBNR) to statutory surplus, a measure of exposure that continues to receive attention from analysts of insurance companies and state regulators, is less than the average ratio for the top 15 property/casualty reinsurers reporting to the RAA of .9 to 1, based on the most recent available data. In addition, approximately 57% of the Company's reinsurance recoverables are collateralized by letters of credit, trust accounts or funds withheld, which further reduces the Company's exposure to uncollectible balances.

The Company is unaware of any specific, unusual and significant circumstances affecting claim reserve estimates, except to the extent disclosed.

-------------------------------------------------------------------------------




The 1995 and 1994 statutory composite ratios for the Company's international reinsurance subsidiary were 111.7% and 114.7%, respectively. The 1995 composite ratio includes approximately 3.3 percentage points due to property catastrophe claims principally related to a Caribbean hurricane. A principal cause for these relatively high composite ratios was the contribution of the operating expense ratios of 13% and 20.2%, respectively. The Company generally expects a higher expense ratio in the start-up years of the operation as the subsidiary establishes its operations and client relationships. The expense ratio of the international subsidiary is expected to normalize over time as it leverages its investment in infrastructure and marketing, and generates increases in premium revenues.

The pricing of the Company's reinsurance contracts contemplates many factors, including exposure to claims and the expenses of the client and the broker. Commissions and brokerage expenses as a percentage of premium revenues declined moderately in 1995 compared to 1994 and 1993. The Company's actuaries and underwriters evaluate the adequacy of premium revenue net of these expenses, thereby mitigating the effect of variations in these expenses to overall underwriting results. The decline in the commissions and brokerage ratio in 1995 and 1994 was largely due to the expected reduction in nontraditional treaty business, as these contracts generally require experience refunds remitted in the form of commissions. This decrease was partially mitigated by an increase in pro rata contracts written in the Company's specialty lines of business, as these contracts generally carry a higher commission rate.

Operating expenses increased in each year reflecting continued business expansion, investments in technology, a continued investment in facultative business and the opening of the international operation. Because of the expanded utilization of the Company's facultative infrastructure and other increases in premium volume without a corresponding growth in staff, the 1994 domestic operating expenses declined as a percentage of premium volume to 7.8% compared to 8.8% in 1993. The Company expanded staffing slightly in 1995 in order to accommodate continuing growth opportunities and began a significant technology initiative, resulting in a domestic statutory expense ratio of 8.3%. The Company plans to add additional staff in 1996, primarily in facultative branches. In addition, its technology initiative will generate additional expenditures in 1996 and possibly 1997. However, the Company will continue to seek measures to contain operating expenses that are not central to its underwriting activities, and to better utilize its resources. Accordingly, the Company expects to continue to write additional business over the next few years without a commensurate increase in operating expenses.

Investments

Cash and invested assets were $1.8 billion at December 31, 1995 and $1.4 billion at December 31, 1994, excluding net investment payables of $50.5 million and $42.4 million for 1995 and 1994, respectively. The increase in invested assets over 1994 includes approximately $146.6 million in net proceeds related to the Company's public debt and equity offerings in November 1995.

Net investment income increased 10.9% in 1995 compared to 5.1% in 1994 and 16.8% in 1993. After-tax net investment income increased 14.7% in 1995 compared to 3.2% in 1994 and 14.1% in 1993. The increase in each year was the result of growth in invested assets due to the investment of cash flow from operations and in 1993, due to the investment of the net proceeds from the Company's 1992 debt offerings. The Company's pretax investment yield was 5.9% in 1995 compared to 6% in 1994 and 6.4% in 1993. On an after-tax basis, the investment yield was 4.6% in 1995, 4.5% in 1994 and 4.9% in 1993.

-------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS



Investment yields during the past three years were characterized by a highly fluctuating interest rate environment. Interest rates declined through much of 1993, and then beginning in the first quarter of 1994, began an upward movement as the Federal funds rate was raised seven times, resulting in an increase in short-term interest rates of approximately 250 basis points. Investment yields began to decline during 1995, especially in the second half of the year, as the yield on a ten year Treasury bond declined over 200 basis points from 1994 levels.

While the Company benefited in 1995 from the interest rate environment of 1994, the effect on investment yields was somewhat tempered given the Company's fixed maturity duration of approximately 5 years, the declining interest rate environment during 1995, as well as the portion of the Company's assets invested in equity securities. Also affecting the comparison of 1995 and 1994 pretax and after-tax investment yields was the Company's investment of available cash flow during 1995 in approximately $307 million of tax-exempt securities to take advantage of the higher after-tax yields for these securities. The Company expects continued growth in investment income during 1996 due to a higher invested asset base; however, such growth will be mitigated somewhat by lower available investment yields.

Realized investment gains, net of tax, were $.94 per share for 1995, $.04 per share for 1994, and $.67 per share for 1993. Investment gains were realized in 1995 principally as a result of the allocation of a portion of the investment portfolio to tax-exempt securities. Gains and losses on the sale of investments are recognized as a component of operating income, but the timing and recognition of such gains and losses are unpredictable and are not indicative of future operating results.

The Company's investment strategy is focused principally on income predictability and asset value stability. This strategy results in an emphasis on high quality, fixed maturity investments. Tactical shifts between taxable and tax-exempt bonds may occur in order to maximize after-tax investment returns. At the end of 1995, the Company's fixed maturity investments amounted to $1.6 billion, which approximates 86% of cash and invested assets, and substantially all such investments are rated investment grade by Moody's Investor Services, Inc. or Standard & Poor's.

The decrease in interest rates during 1995 caused an increase in the market value of the Company's investment securities which resulted in a net unrealized appreciation of investments, net of tax, of $35.2 million or $1.83 per share at December 31, 1995. The unrealized appreciation was primarily attributable to the market value fluctuations in the Company's fixed income securities which are recorded at fair value, consistent with the accounting provisions of SFAS No. 115, which was adopted by the Company at December 31, 1993.

While uncertainties exist regarding interest rate and inflation variability, the Company attempts to minimize such risks and exposures by balancing the duration of its assets with the duration of its liabilities. Consistent with the payment profile of the Company's claims liabilities, as of the end of 1995 the Company's investment portfolio had an average duration of 4.9 years. See Note 2 of the Notes to Consolidated Financial Statements for a detailed discussion of the fixed maturity investment portfolio.

The balance of the Company's investment portfolio at December 31,1995, consisting of cash, short-term investments and equity securities, amounted to $270 million. As of December 31, 1995, the Company held $127 million or 6.8% of cash and invested assets in equity securities, representing 21% of statutory surplus. This is compared to $124 million or 8.8% of invested assets in equity securities at December 31, 1994, representing 30% of statutory surplus.

-------------------------------------------------------------------------------




In late 1993, the Company established an international reinsurance operation in London, England (NAC Re International) with $75 million of capital, and increased stockholders' equity to $92 million and $121 million at the end of 1994 and 1995, respectively. This capital, a component of the invested assets described above, is being invested in accordance with the Company's overall investment strategy. At December 31, 1995, NAC Re International's investment portfolio, which was primarily invested in U.K. Government securities, had an average duration of 3.6 years, and a pretax investment yield of 7.3%.

Income Taxes

The Company's effective tax rate increased to 20.3% in 1995 as compared to 15.8% in 1994, due to the larger contribution of realized investment gains which are taxed at a marginal tax rate of 35%. Excluding investment gains, the Company's effective tax rate was 14.2%, up marginally as compared to 13.3% in 1994. This increase was principally due to improved underwriting results, offset somewhat by a lower effective tax rate on investment income due to the more significant contribution of tax-exempt income. The Company's effective tax rate marginally increased in 1994 over 1993 principally as a result of the tax rate increase in 1993 from 34% to 35%. The Company recorded a net tax benefit of approximately $.9 million in 1993 as a result of the revaluation of current tax liabilities and net deferred tax assets to reflect this tax rate increase.

Accounting Pronouncement

In October 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123, "Accounting for Stock-Based Compensation." This Statement, if adopted, would require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on their respective fair values at the date of grant. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Companies that continue to apply the existing accounting rules contained in APB No. 25 are required to disclose the pro forma effects of net income and earnings per share, as if the fair value based method of accounting had been applied. The Company intends to continue to account for its stock-based compensation under APB No. 25 and provide the pro forma disclosures required by FASB No. 123, beginning in 1996. See Note 8 of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

NAC Re is a holding company and has no revenue producing operations of its own. Cash flow within NAC Re consists of investment income, operating and interest expenses, dividends to stockholders, rental income and dividends from NAC. These dividends are subject to statutory restrictions as described in Note 10 of the Notes to Consolidated Financial Statements.

In late 1995, the Company issued $100 million principal amount of its 7.15% Notes due November 15, 2005, and raised approximately $49 million on the issuance of 1,530,000 shares of Common Stock. In addition, the Company raised $200 million in 1992 through the issuance of $100 million of 5.25% Convertible Subordinated Debentures due December 2002 and $100 million of 8% Notes due June 1999. As a result of these transactions and borrowings described below, pretax interest expense was $15.6 million in 1995, $14.5 million in 1994 and $13.6 million in 1993.

NAC Re maintains a revolving credit and term loan facility, under which it can borrow up to $35 million. Outstanding borrowings at each of December 31, 1995 and 1994 were $17.8 million, and were principally

-------------------------------------------------------------------------------
MANACEMENT'S DISCUSSION AND ANALYSIS



utilized to finance the Company's periodic repurchase of its Common Stock. There was minimal repurchase activity in 1995 and approximately 552,000 shares of NAC Re Common Stock were repurchased by the Company during 1994. As of December 31, 1995, approximately 500,000 shares were available for repurchase under the Company's repurchase program. Outstanding borrowings on the loan facility are payable quarterly over a three year period beginning in June 1996.

NAC maintains a $15 million line of credit facility which is available for castrophe claim payments or working capital purposes. There have been no borrowings under this facility.

Consolidated stockholders' equity totaled $511.8 million or $26.65 per share at December 31, 1995, compared to $319.1 million or $18.23 per share, at December 31, 1994. The increase in stockholders' equity for the year included $81.2 million, net of tax, or $4.64 per share, as a result of the unrealized appreciation of the Company's investment securities.

The Company's regular quarterly dividend was increased to $.05 per share from $.04 per share in June 1995. It is anticipated that the cash dividend level will leave sufficient retained earnings to meet future financial needs.

Statutory surplus of the reinsurance subsidiary was approximately $615 million and $407 million at the end of 1995 and 1994, respectively. The increase was primarily due to the contribution to NAC of the majority of the net proceeds from the Company's debt and equity offerings and from earnings growth. NAC ranks among the largest domestic reinsurers measured on this basis. The Company believes the increase in surplus will enhance its ability to attract new business and retain its existing client base.

The Company's insurance operations create liquidity in that premiums are received substantially in advance of the time claims are paid. Over the most recent three years, cash flow provided by operating activities totaled over $438 million, including 1995 and 1994 cash flow of $174 million and $138 million, respectively. The cash flow for 1995 and 1994 increased primarily due to increased premium volume and increased net investment income. Cash flow is expected to continue to grow in 1996 as a result of anticipated growth in net premiums written and net investment income.

Regulatory Initiatives

NAC Re and its domestic subsidiaries are subject to regulatory scrutiny under the insurance statutes and regulations of the jurisdictions in which they conduct business, including all states of the United States and Canada. NAC Re's international subsidiary is subject to the regulatory authority of the United Kingdom Department of Trade and Industry. These regulations vary from jurisdiction to jurisdiction, and are generally designed to protect ceding insurance companies and policyholders by regulating each company's financial integrity and solvency in its business transactions and operations. Many of the insurance statutes and regulations applicable to the Company may be categorized as reporting and disclosure standards which allow insurance regulators to closely monitor the Company's performance. Typical required reports include information concerning the Company's capital structure, ownership, financial strength and general business operations.

In 1993, the National Association of Insurance Commissioners (the "NAIC") adopted a model risk-based capital act intended to provide an additional tool for regulators to evaluate the capital of property and

-------------------------------------------------------------------------------




casualty insurers and reinsurers with respect to the risks assumed by them and determine whether there is a perceived need for possible corrective action. The nature of the corrective action depends upon the extent of the calculated risk-based capital deficiency and ranges from requiring the company to submit a comprehensive plan to placing the insurer under regulatory control. While the model risk-based capital act has not yet been adopted in New York, NAC's domicile, or California, NAC's commercial domicile, New York has issued a circular letter requiring the filing of risk-based capital reports and a bill is pending in California to adopt a risk-based capital act. In a related action, the NAIC adopted a proposal that requires property and casualty insurers and reinsurers to report the results of their risk-based capital calculations as part of the statutory annual statements filed with state regulatory authorities. Surplus (as calculated for statutory annual statement purposes) for each of the Company's domestic property and casualty insurance and reinsurance subsidiaries is well above the risk-based capital thresholds that would require either company or regulatory action.

Other disclosure standards require prior regulatory agency approval of changes in control of an insurer and of transactions between affiliates and subsidiaries. The Company is also subject to periodic financial and market conduct examinations conducted by the Company's domiciliary Insurance Department as well as by other state Insurance Departments. Additionally, prior to the acquisition of 10% of the outstanding shares of Common Stock, stockholders may be required to file certain notices and reports with regulator agencies.

State insurance legislators and regulators and the NAIC are expected to continue to fine-tune existing insurance laws and regulations, with a continued emphasis on insurance company solvency. In 1994, the NAIC started analyzing and drafting new model laws entitled "Investments of Insurers Model Act and "Derivative Instruments Model Regulation." Although definitive action has not yet been taken by the NAIC, the Company's domestic subsidiaries may be subject to new investment regulation in the future. Any new investment regulation is expected to have minimal, if any, effect on the Company as its investment portfolios are currently subject to the extensive statutory requirements of New York and California.

The federal Superfund program's taxing authority expired at the end of 1995. While it is expected to be reenacted, it is not possible to predict when or in what form given the current difficult federal environment and the varied proposals. See Note 3 of the Notes to the Consolidated Financial Statements.

Late in 1995 the Congress enacted the Private Securities Litigation Reform Act of 1995. While one of the objects of the Act may have been to reduce litigation costs, it is unlikely to have that effect in the near term; the exact meaning of the various provisions is likely to be litigated for some time to come. Product liability and tort reform continue to appear on the Congress' agenda. It is not possible to predict whether there will be any change in product liability or tort reform or what the content or scope of any such change might be, and, accordingly, it is not possible to assess the impact on the Company's operations. To the extent that reform, if any, reduces litigation costs, it would be a favorable development for the Company.

The Consolidated Financial Statements and related notes that follow should be read in concert with this discussion and are integral to it.

-------------------------------------------------------------------------------
TEN YEAR FINANCIAL SUMMARY





=============================================================================================================
In Thousands, except per share amounts                  1995           1994            1993           1992(1)
=============================================================================================================
Income Statement Data
Gross premiums written                              $677,938       $575,037        $431,582       $366,292
Net premiums written                                 521,489        438,201         336,941        268,023
Premiums earned                                      491,785        395,731         306,379        250,533
Net investment income                                 89,308         80,504          76,632         65,590
Net investment gains (losses)                         25,391          2,155          19,095          9,081
Total revenues                                       606,484        478,390         402,106        325,204
Operating costs and expenses                         527,663        436,100         352,609        321,598
Operating income                                      62,824         35,612          42,351         10,386
Net income                                            62,824         35,612          42,351         22,443
Return on stockholders' equity (3)                     19.7%           9.5%           13.7%           9.3%
-------------------------------------------------------------------------------------------------------------
Per Share Data (4)
Primary:
  Average shares outstanding                          18,094         17,895          18,420         18,313
  Operating income                                     $3.47          $1.99           $2.30           $.57
  Net income                                            3.47           1.99            2.30           1.23
Fully diluted (assuming conversion of dilutive
 convertible securities):
  Average shares outstanding                          20,153         20,053          20,445         18,536
  Net income                                           $3.29          $1.95           $2.24          $1.21
Cash dividends declared per share                        .19            .16             .16            .16
Stock prices:
       High                                            39.00          34.00           44.75          42.00
       Low                                             28.25          24.00           28.00          21.75
       Close                                           36.00          33.50           29.75          40.50
-------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets (5) (6)                              $2,462,131     $1,916,768      $1,778,868     $1,596,209
Cash and invested assets (5)                       1,863,526      1,414,527       1,412,624      1,258,016
Claims and claims expense reserves, gross (6)      1,292,415      1,086,170         909,061        808,489
  Net of reinsurance recoverable                     953,669        808,433         697,221        626,090
Long-term debt                                       299,927        200,000         200,000        200,000
Unrealized appreciation (depreciation)
  of investments, net of tax: (5)
     Fixed maturities                                 27,102        (44,204)         30,865          2,402
     Equity securities                                 8,085         (1,826)          6,521          3,786
       Total reported                                 35,187        (46,030)         37,386          6,188
Stockholders' equity (5)                             511,756        319,085         375,540        309,221
Stockholders' equity per share (4) (5)                 26.65          18.23           21.13          17.35
-------------------------------------------------------------------------------------------------------------
Domestic Statutory Data
Statutory composite ratio                             103.1%         105.7%          110.9%         126.9%
Statutory surplus                                   $615,433       $407,024        $406,163       $384,032

=============================================================================================================
(1)   In 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes."
      The cumulative effect from prior years increased net income by $12.1 million or $.66 per share.

(2) In 1988, the Company adopted the practice of discounting workers' compensation tabular case reserves. The cumulative effect from prior years increased net income by $1.9 million or $.12 per share. In addition, 1988 income tax expense included a charge for the utilization of an operating loss carry forward. The tax benefit of $1.2 million, or $.07 per share, resulting from such utilization was recorded as an extraordinary item.

(3) Based on net income divided by stockholders' equity as reported at the beginning of each year. Stockholders' equity for the 1994 and 1995 computations include the effects of adopting SFAS No. 115.

-------------------------------------------------------------------------------





==============================================================================================================
                  1991          1990           1989           1988(2)          1987            1986      CAGR*
==============================================================================================================
              $291,775      $261,099       $234,960       $206,761         $183,818        $131,717      20.0%
               233,044       217,106        192,323        171,430          154,510         122,689      17.4
               229,358       215,085        190,657        161,978          137,376          81,723      22.1
                58,743        51,930         45,475         35,640           25,341          15,084      21.8
                 5,533        (1,121)         3,236            142              878           4,899      20.0
               293,634       265,894        239,368        197,760          163,595         101,706      21.9
               251,916       236,464        209,883        177,830          151,945          95,563      20.9
                34,816        24,961         25,626         17,732           11,113           6,143      29.5
                34,816        24,961         25,626         20,827           11,113           6,143      29.5
                  17.2%         13.4%          15.8%          14.0%             8.1%            7.5%       --
--------------------------------------------------------------------------------------------------------------

                15,813        15,898         15,865         15,796           16,304          11,836        --
                 $2.20         $1.57          $1.62          $1.12             $.68            $.52      23.5
                  2.20          1.57           1.62           1.31              .68             .52      23.5

                18,393        18,358         18,414         18,257           16,304          11,836        --
                 $2.04         $1.50          $1.53          $1.29             $.68            $.52      22.8
                   .14           .13            .10             --               --              --        --

                 31.50         25.83          27.33          14.11            14.33           18.67        --
                 19.33         17.00          13.78           8.22             7.78           11.22        --
                 31.50         22.00          23.83          14.11             7.89           11.67        --
--------------------------------------------------------------------------------------------------------------

            $1,106,573      $988,809       $869,810       $705,832         $591,474        $443,496      21.0
               892,581       781,591        689,481        544,304          423,286         303,990      22.3
               681,110       596,236        520,723        389,279          303,623         186,978      24.0
               528,521       468,637        387,767        291,531          201,051         118,422      26.1
                51,750        51,750         51,750         51,750           51,750          51,750      21.6

                 2,374        (2,588)            --             --               --              --        --
                 3,452        (2,958)          (323)          (158)              --              --        --
                 5,826        (5,546)          (323)          (158)              --              --        --
               241,387       202,525        186,104        162,501          148,278         136,777      15.8
                 15.70         12.98          11.92          10.38             9.10            8.41      13.7
--------------------------------------------------------------------------------------------------------------

                 108.2%        108.2%         108.5%         106.8%           107.8%          109.9%       --
              $230,041      $197,391       $189,018       $174,217         $163,233        $152,466      16.8
==============================================================================================================

(4) Stock price and per share figures have been restated to reflect the three-for-two stock splits effective in 1989 and 1991.

(5) At December 31, 1993, the Company adopted SFAS No. 115. Retroactive application to prior periods is prohibited. See Note 1 of the Notes to Consolidated Financial Statements.

(6) Reclassified to reflect the adoption of SFAS No. 113 in 1993, which requires reinsurance recoverables on claims and claims expenses (including IBNR) and unearned premiums to be reported as assets.

 *  Compound annual growth rate.

-------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET






                                                                                                       In Thousands
=================================================================================================================================
                                                                                                       December 31,
                                                                                       ------------------------------------------
                                                                                             1995                          1994
=================================================================================================================================

Assets
Investments:
Available for sale:
  Fixed maturities (amortized cost: 1995, $1,551,848; 1994, $1,189,545)                $1,593,543                    $1,145,341
  Equity securities (cost: 1995, $114,818; 1994, $125,812)                                127,257                       123,986
Short-term investments                                                                    132,406                       135,576
---------------------------------------------------------------------------------------------------------------------------------
          Total investments                                                             1,853,206                     1,404,903
---------------------------------------------------------------------------------------==========================================
Cash                                                                                       10,320                         9,624
Accrued investment income                                                                  26,955                        20,053
Premiums receivable                                                                       154,974                       120,610
Reinsurance recoverable balances, net                                                     257,136                       205,797
Reinsurance recoverable on unearned premiums                                               28,111                        22,115
Deferred policy acquisition costs                                                          70,466                        59,953
Excess of cost over net assets acquired                                                     4,011                         4,379
Deferred tax asset, net                                                                    27,688                        44,341
Other assets                                                                               29,264                        24,993
---------------------------------------------------------------------------------------------------------------------------------
          Total assets                                                                 $2,462,131                    $1,916,768
---------------------------------------------------------------------------------------==========================================
Liabilities
Claims and claims expenses                                                             $1,292,415                    $1,086,170
Unearned premiums                                                                         230,738                       195,213
8% Notes due 1999                                                                         100,000                       100,000
7.15% Notes due 2005                                                                       99,927                             -
5.25% Convertible Subordinated Debentures due 2002                                        100,000                       100,000
Investment accounts payable                                                                50,580                        42,442
Other liabilities                                                                          76,715                        73,858
---------------------------------------------------------------------------------------------------------------------------------
          Total liabilities                                                             1,950,375                     1,597,683
---------------------------------------------------------------------------------------==========================================
Stockholders' Equity
Preferred stock, $1.00 par value:
  1,000 shares authorized, none issued
  (includes 90 shares of Series A
  Junior Participating Preferred Stock)                                                         -                             -
Common stock, $.10 par value:
  25,000 shares authorized
  (1995, 21,341; 1994, 19,639 shares issued)                                                2,134                         1,964
Additional paid-in capital                                                                246,356                       194,231
Unrealized appreciation (depreciation) of investments, net of tax                          35,187                       (46,030)
Currency translation adjustments, net of tax                                                1,017                         1,059
Retained earnings                                                                         269,660                       210,255
Treasury stock, at cost (1995, 2,137; 1994, 2,132 shares)                                 (42,598)                      (42,394)
---------------------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                                      511,756                       319,085
---------------------------------------------------------------------------------------==========================================
          Total liabilities and stockholders' equity                                   $2,462,131                    $1,916,768
=================================================================================================================================

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENT OF INCOME





                                          In Thousands, except per share amounts
================================================================================
                                                   Year ended December 31,
                                             -----------------------------------
                                                 1995         1994          1993
================================================================================
Premiums and Other Revenues

Net premiums written                         $521,489     $438,201     $336,941
Increase in unearned premiums                 (29,704)     (42,470)     (30,562)
--------------------------------------------------------------------------------
Premiums earned                               491,785      395,731      306,379
--------------------------------------------------------------------------------
Net investment income                          89,308       80,504       76,632
Net investment gains                           25,391        2,155       19,095
--------------------------------------------------------------------------------
       Total revenues                         606,484      478,390      402,106
---------------------------------------------===================================
Operating Costs and Expenses

Claims and claims expenses                    326,148      265,753      213,840
Commissions and brokerage                     139,063      117,592       94,077
Acquisition and operating expenses             46,804       38,301       31,110
Interest expense                               15,648       14,454       13,582
--------------------------------------------------------------------------------
       Total operating costs and expenses     527,663      436,100      352,609
---------------------------------------------===================================
Income

Operating income before income taxes           78,821       42,290       49,497
Federal and foreign income taxes:
    Current                                    18,779       10,885       12,202
    Deferred                                   (2,782)      (4,207)      (5,056)
--------------------------------------------------------------------------------
Income tax expense (benefit)                   15,997        6,678        7,146
--------------------------------------------------------------------------------
Operating income/net income                   $62,824      $35,612      $42,351
---------------------------------------------===================================
Per Share Data

Primary:
    Average shares outstanding                 18,094       17,895       18,420
    Operating income/net income                 $3.47        $1.99        $2.30
--------------------------------------------------------------------------------
Fully diluted (assuming conversion
  of dilutive convertible securities):
    Average shares outstanding                 20,153       20,053       20,445
    Operating income/net income                 $3.29        $1.95        $2.24
--------------------------------------------------------------------------------
Cash dividends declared per share                $.19         $.16         $.16
--------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY





                                                          In Thousands
================================================================================
                                                     Year ended December 31,
                                               ---------------------------------
                                                   1995        1994        1993
================================================================================
Common Stock
  Balance at beginning of year                   $1,964      $1,935      $1,914
  Issuance of common stock                          170          29          21
--------------------------------------------------------------------------------
          Balance at end of year                  2,134       1,964       1,935
-----------------------------------------------=================================

Additional Paid-in Capital
  Balance at beginning of year                  194,231     188,289     183,767
  Issuance of common stock                       52,125       5,942       4,522
--------------------------------------------------------------------------------
          Balance at end of year                246,356     194,231     188,289
-----------------------------------------------=================================

Unrealized Appreciation (Depreciation) of
 Investments, Net of Tax
  Balance at beginning of year                  (46,030)     37,386       6,188
  Unrealized appreciation (depreciation)         81,217     (83,416)      2,844
  Adjustment to ending balance for change
    in accounting method                              -           -      28,354
--------------------------------------------------------------------------------
          Balance at end of year                 35,187     (46,030)     37,386
-----------------------------------------------=================================
Currency Translation Adjustments, Net of Tax
  Balance at beginning of year                    1,059      (2,141)       (772)
  Translation adjustments                           (42)      3,200      (1,369)
--------------------------------------------------------------------------------
          Balance at end of year                  1,017       1,059      (2,141)
-----------------------------------------------=================================
Retained Earnings
  Balance at beginning of year                  210,255     177,459     137,970
  Net income                                     62,824      35,612      42,351
  Dividends                                      (3,419)     (2,816)     (2,862)
--------------------------------------------------------------------------------
          Balance at end of year                269,660     210,255     177,459
-----------------------------------------------=================================
Treasury Stock
  Balance at beginning of year                  (42,394)    (27,388)    (19,846)
  Purchase of treasury shares                      (204)    (15,006)     (7,542)
--------------------------------------------------------------------------------
          Balance at end of year                (42,598)    (42,394)    (27,388)
-----------------------------------------------=================================
Total Stockholders' Equity
  Balance at beginning of year                  319,085     375,540     309,221
  Issuance of common stock                       52,295       5,971       4,543
  Unrealized appreciation (depreciation)         81,217     (83,416)     31,198
  Translation adjustments                           (42)      3,200      (1,369)
  Net income                                     62,824      35,612      42,351
  Dividends                                      (3,419)     (2,816)     (2,862)
  Purchase of treasury shares                      (204)    (15,006)     (7,542)
--------------------------------------------------------------------------------
          Balance at end of year               $511,756    $319,085    $375,540
================================================================================

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
                                            CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                      In Thousands
===============================================================================================
                                                                 Year ended December 31,
                                                     ------------------------------------------
                                                           1995           1994           1993
===============================================================================================
Operating Activities
  Net income                                            $62,824        $35,612        $42,351
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Reserve for claims and claims expenses, net        145,404        111,072         71,131
     Unearned premiums, net                              29,584         42,533         30,562
     Premiums receivable                                (34,415)       (44,973)        (4,627)
     Accrued investment income                           (6,916)        (2,763)           624
     Reinsurance balances, net                            6,976         (2,963)         7,628
     Deferred policy acquisition costs                  (10,523)       (15,492)       (14,435)
     Net investment gains                               (25,386)        (2,120)       (19,095)
     Deferred tax asset, net                             (2,781)        (4,155)        (5,056)
     Other liabilities                                      950         13,456          7,806
     Other items, net                                     8,194          7,822          9,537
-----------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities               173,911        138,029        126,426
-----------------------------------------------------==========================================

Investing Activities
  Sales of fixed maturity investments                1,479,415        690,286        769,217
  Maturities of fixed maturity investments               31,099         37,300         33,269
  Purchases of fixed maturity investments            (1,849,492)      (846,379)      (871,972)
  Net sales of short-term investments                     3,072         13,168          4,427
  Sales of equity securities                            101,918         41,706         24,048
  Purchases of equity securities                        (84,910)       (70,406)       (76,697)
  Purchases of furniture and equipment                   (2,365)        (2,994)        (1,290)
-----------------------------------------------------------------------------------------------
Net Cash Used By Investing Activities                  (321,263)      (137,319)      (118,998)
-----------------------------------------------------==========================================

Financing Activities
  Issuance of shares                                     52,056          5,278          3,192
  Net proceeds from issuance of 7.15% Notes              99,214           --             --
  Net proceeds from issuance of 5.25% Debentures           --             --             (146)
  Purchase of treasury shares                              (204)       (15,006)        (7,542)
  Cash dividends paid to stockholders                    (3,260)        (2,827)        (2,862)
  Borrowings under revolving credit agreement              --           13,857          3,905
-----------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Financing Activities        147,806          1,302         (3,453)
-----------------------------------------------------==========================================
Effects of exchange rate changes on cash                    242            (18)          (610)
-----------------------------------------------------==========================================
Increase in cash                                            696          1,994          3,365
Cash at beginning of year                                 9,624          7,630          4,265
-----------------------------------------------------------------------------------------------
Cash at end of year                                     $10,320         $9,624         $7,630
===============================================================================================

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP) and include the accounts of NAC Re Corp. (NAC Re) and its insurance and reinsurance subsidiaries: NAC Reinsurance Corporation (NAC), Greenwich Insurance Company, Indian Harbor Insurance Company and NAC Re International Holdings Limited and its subsidiaries. NAC Re and its subsidiaries are collectively referred to herein as the Company. All intercompany transactions and balances have been eliminated in consolidation.

The preparation of the financial statements in conformity with GAAP requires the use of estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Actual results could differ from such estimates.

Premium Revenues and Related Expenses

Property/casualty premiums are recognized as income over the terms of the related reinsurance contracts and policies. Unearned premium reserves represent the portion of premiums written that relate to the unexpired terms of contracts and policies in force. Such reserves are computed by pro rata methods based on statistical data or reports received from ceding companies. Certain of the Company's assumed and retrocession agreements include provisions that adjust premium payments based upon the experience under the contracts. Premiums are recorded based upon the expected ultimate experience under the agreements.

Acquisition costs, consisting principally of commissions and brokerage expenses incurred at the time a contract or policy is issued, are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their estimated realizable value based on the related unearned premiums and take into account anticipated claims and claims expenses, based on historical and current experience, and anticipated investment income.

Investments

Fixed maturities, which include bonds, notes, and redeemable preferred stocks and equity securities, including common and non-redeemable preferred stocks, have been categorized as "available for sale" and recorded at their fair value in accordance with the provisions of SFAS No. 115 - "Accounting for Certain Investments in Debt and Equity Securities," which was adopted by the Company at December 31, 1993. The effect of adopting SFAS No. 115 at December 31, 1993 was to record in stockholders' equity unrealized appreciation, net of deferred income taxes, of $28.4 million, related to fixed maturities that were previously recorded at amortized cost.

The Company categorizes all of its fixed maturities and equity securities as available for sale in order to provide the Company the flexibility to respond to various factors, including changes in market conditions and tax planning considerations. Unrealized appreciation or depreciation of the securities available for sale, net of applicable deferred income taxes, is excluded from income, and recorded as a separate component of stockholders' equity. The fair value of fixed maturities and equity securities is estimated using quoted market prices or dealer quotes. Short-term investments, which have an original maturity of one year or less, are carried at cost, which approximates fair value.

-------------------------------------------------------------------------------






Realized investment gains or losses on the sale or maturity of investments are determined by the specific identification method. Net investment income, consisting of dividends and interest, net of investment expenses, is recognized when earned. The amortization of premium and accretion of discount for fixed maturities is computed utilizing the interest method. The effective yield utilized in the interest method is adjusted when sufficient information exists to estimate the probability and timing of prepayments.

Claims and Claims Expenses

The reserves for claims and claims expenses are based on reports and individual case estimates received from ceding companies. An amount is included for claims and claims expenses incurred but not reported on the basis of past experience of the Company and the reinsurance industry. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in results of operations in the period in which they become known and are accounted for as changes in estimates. Reserves are recorded without consideration of potential salvage or subrogation recoveries which are estimated to be immaterial; such recoveries, when realized, are reflected as a reduction of claims incurred. Certain workers' compensation case reserves are considered fixed and determinable and are subject to tabular reserving. Such tabular reserves are discounted using an interest rate of 7%.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized.

Per Share Data

Primary earnings per share data are based on the weighted average common shares and common share equivalents outstanding during the period. Fully diluted earnings per share data assumes conversion of dilutive convertible securities and the assumed exercise of all dilutive stock options.

Furniture, Equipment and Leasehold Improvements

The costs of furniture and equipment are charged against income over their estimated service lives. Leasehold improvements are amortized over the remaining terms of the office leases. Depreciation and amortization are computed on the straight-line method. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization expense was approximately $2.2 million, $1.8 million and $1.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

Foreign Exchange

The assets and liabilities of foreign operations are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses of foreign operations are translated at the average exchange rates during the year. The effect of the translation adjustments for foreign operations is recorded as a cumulative translation adjustment in a separate component of stockholders' equity, net of applicable deferred income taxes. Foreign currency transaction gains and losses are included in net income and are not material.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Cost in Excess of Net Assets Acquired

The excess of cost over net assets acquired is amortized on a straight-line basis over a period of twenty years. Amortization charged to operating expenses was approximately $368,000 for each of the years ended December 31, 1995, 1994 and 1993.

2. Investment Information

Investment Income

The components of net investment income were as follows:

                                                         In Thousands
================================================================================
                                                    Year ended December 31,
                                           -------------------------------------
                                                1995         1994         1993
================================================================================
Fixed maturities                             $81,485      $74,861      $74,011
Equity securities                              4,371        5,019        3,042
Cash and short-term investments                8,341        5,119        3,273
--------------------------------------------------------------------------------
Gross investment income                       94,197       84,999       80,326
Interest expense                                 685          900          885
Investment expenses                            4,204        3,595        2,809
--------------------------------------------------------------------------------
Net investment income                        $89,308      $80,504      $76,632
================================================================================

Investment Gains (Losses)

Realized and unrealized investment gains (losses) were as follows:

                                                        In Thousands
===============================================================================
                                                   Year ended December 31,
                                             -----------------------------------
Net realized investment gains (losses):         1995         1994       1993
================================================================================
  Fixed maturities                           $17,868      $(2,535)     $16,119
  Equity securities                            7,523        4,690        2,976
--------------------------------------------------------------------------------
  Subtotal                                    25,391        2,155       19,095
  Tax expense                                  8,422        1,353        6,683
--------------------------------------------------------------------------------
  Net realized investment gains, net of tax  $16,969         $802      $12,412
---------------------------------------------===================================
Change in unrealized appreciation
    (depreciation) of investments:
  Fixed maturities                           $85,899     $(91,504)         $40
  Equity securities                           14,265      (11,858)       4,295
--------------------------------------------------------------------------------
  Subtotal                                   100,164     (103,362)       4,335
  Increase (decrease) in deferred income
    tax liability                             18,947      (19,946)       1,491
--------------------------------------------------------------------------------
                                              81,217      (83,416)       2,844
  Effect of accounting change, net of tax (1)   --           --         28,354
--------------------------------------------------------------------------------
  Net change reflected in stockholders'
    equity                                   $81,217     $(83,416)     $31,198
================================================================================

(1) The Company adopted SFAS No. 115 at December 31, 1993 (see Note 1).

-------------------------------------------------------------------------------






The following tables reconcile amortized cost to the estimated fair values (which equals carrying value) of fixed maturity securities and equity securities.

                                                  In Thousands
================================================================================
                                               December 31, 1995
                             ---------------------------------------------------
                                               Gross        Gross
                               Amortized     Unrealized   Unrealized     Fair
                                 Cost          Gains        Losses       Value
================================================================================
Available for Sale:
  U.S. Treasury                 $116,958       $3,040        $(568)     $119,430
  Tax-exempt                     714,326       28,947         (466)      742,807
  Foreign Government             144,782        2,091         (656)      146,217
  Corporate                      341,290        9,352       (2,301)      348,341
  Mortgage-backed                173,674        2,023         (885)      174,812
  Subordinated convertibles       60,818        4,007       (2,889)       61,936
--------------------------------------------------------------------------------
  Total fixed maturities       1,551,848       49,460       (7,765)    1,593,543
  Equity securities              114,818       19,123       (6,684)      127,257
--------------------------------------------------------------------------------
  Total                       $1,666,666      $68,583     $(14,449)   $1,720,800
================================================================================


                                                  In Thousands
================================================================================
                                               December 31, 1994
                             ---------------------------------------------------
                                               Gross        Gross
                               Amortized     Unrealized   Unrealized     Fair
                                 Cost          Gains        Losses       Value
================================================================================
Available for Sale:
  U.S. Treasury                  $56,870         $160      $(2,337)      $54,693
  Tax-exempt                     398,593        9,938       (5,454)      403,077
  Foreign Government              87,301           --       (5,937)       81,364
  Corporate                      349,191          303      (20,690)      328,804
  Mortgage-backed                235,100        1,022      (17,035)      219,087
  Subordinated convertibles       62,490          865       (5,039)       58,316
--------------------------------------------------------------------------------
  Total fixed maturities       1,189,545       12,288      (56,492)    1,145,341
  Equity securities              125,812       15,970      (17,796)      123,986
--------------------------------------------------------------------------------
  Total                       $1,315,357      $28,258     $(74,288)   $1,269,327
================================================================================

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Contractual maturities of fixed maturity securities are shown below. Expected maturities, which are best estimates, will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             In Thousands
================================================================================
                                                          December 31, 1995
                                                    ----------------------------
                                                         Amortized        Fair
                                                            Cost          Value
================================================================================
Available for Sale:
  Due in one year or less                                 $30,658        $30,905
  Due after one year through five years                   309,478        337,798
  Due after five years through ten years                  762,644        758,479
  Due after ten years                                     275,394        291,549
--------------------------------------------------------------------------------
  Subtotal                                              1,378,174      1,418,731
  Mortgage-backed securities                              173,674        174,812
--------------------------------------------------------------------------------
  Total                                                $1,551,848     $1,593,543
================================================================================

The weighted average contractual and expected maturities, based on fair value, of the fixed maturity investments excluding convertible securities, as of December 31, 1995 were 10.2 years and 7.1 years, respectively.

Proceeds from the sales of fixed maturity securities during 1995, 1994 and 1993 were $1,479.4 million, $690.3 million and $769.2 million, respectively. Gross gains of $25.3 million, $7.7 million and $19.1 million were realized on those sales during 1995, 1994 and 1993, respectively. Gross losses of $7.4 million, $10.3 million and $2.4 million were realized during 1995, 1994 and 1993, respectively.

Approximately 97% of all fixed maturity investments held at December 31, 1995 and 1994, were considered investment grade by Standard and Poor's or Moody's Investor Services, Inc.

Securities on Deposit

Securities with a face amount of $50.5 million at December 31, 1995, were on deposit with various state or governmental insurance departments in order to comply with insurance laws.

Assets Held in Escrow

Included in NAC Re's cash and invested assets at December 31, 1995 is approximately $14.5 million of assets held in a "holding company" escrow account arising from a tax allocation agreement between NAC Re and its domestic subsidiaries. The agreement provides that each subsidiary must remit to NAC Re its tax liability based upon its separate return. The excess of the taxes paid by the subsidiaries to NAC Re over the consolidated group's tax liability are restricted for current operating use, but may become available for unrestricted use three years following the filing of the consolidated tax return that generated the asset. Approximately $1.4 million of the escrow balance will become available for use in 1996.

-------------------------------------------------------------------------------






3. Claims and Claims Expenses

The following table represents an analysis of paid and unpaid claims and claims expenses and a reconciliation of beginning and ending reserve balances for the years indicated.

                                                                                                  In Thousands
==========================================================================================================================
                                                                                             Year ended December 31,
                                                                                ------------------------------------------
                                                                                      1995           1994           1993
==========================================================================================================================
Reserves for claims and claims expenses, at beginning of year                   $1,086,170       $909,061       $808,489
Reinsurance recoverables, at beginning of year                                     277,737        211,840        182,399
--------------------------------------------------------------------------------------------------------------------------
Reserves for claims and claims expenses, net of reinsurance
  recoverables, at beginning of year                                               808,433        697,221        626,090
--------------------------------------------------------------------------------==========================================
Provision for claims and claims expenses, net of reinsurance,
  occurring in the current year                                                    345,783        309,294        237,491
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in estimated claims and claims expenses, net of reinsurance, occurring in prior years:
  Traditional business                                                             (18,757)       (37,076)        (9,255)
  Nontraditional business                                                             (878)        (6,465)       (14,396)
--------------------------------------------------------------------------------------------------------------------------
         Subtotal                                                                  (19,635)       (43,541)       (23,651)
--------------------------------------------------------------------------------------------------------------------------
Total incurred claims and claims expenses, net of reinsurance                      326,148        265,753        213,840
--------------------------------------------------------------------------------==========================================
Less payments for claims and claims expenses, net of reinsurance, occurring during:
  The current year                                                                  40,123         35,965         39,092
  Prior years                                                                      140,263        118,686        103,617
--------------------------------------------------------------------------------------------------------------------------
         Total                                                                     180,386        154,651        142,709
--------------------------------------------------------------------------------==========================================
Effects of exchange rate changes on reserves                                          (526)           110              -
--------------------------------------------------------------------------------------------------------------------------
Reserve for claims and claims expenses, net of reinsurance
  recoverables, at end of year                                                     953,669        808,433        697,221
Reinsurance recoverables, at end of year                                           338,746        277,737        211,840
--------------------------------------------------------------------------------------------------------------------------
Reserve for claims and claims expenses, at end of year                          $1,292,415     $1,086,170       $909,061
==========================================================================================================================

Estimates of claims and claims expenses are based in part on a prediction of future events and estimates of future trends in claim severity and frequency and other variable factors. The Company's ability to predict future trends based upon its own historical claim experience is inherently difficult because of its substantial growth in premiums since 1985. Therefore, the Company has supplemented its historical claim experience to a certain extent with claim experience derived from external sources, such as reinsurance industry data, for purposes of evaluating future trends and providing an estimate of ultimate claim costs. As the Company's book of business continues to mature, its own historical claim experience achieves greater credibility and enhances its ability to evaluate future trends. Accordingly, the Company believes its reserving process improves as additional claims experience emerges and could be expected to result in more refined estimates of claims and claims expenses over time.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Claims and claims expenses reflect favorable claim development from prior years for both traditional business and nontraditional treaty business. The net favorable claim development for traditional business written since 1986 continued to emerge during 1993, 1994 and 1995. The net favorable development on the Company's traditional business is impacted by several factors, some of which are interdependent. A principal reason for such development is the strength of the pricing assumptions underlying the business written, particularly with respect to the consideration given to social and economic inflation. The pricing assumptions are utilized to establish the initial expected target loss ratio employed in the actuarial methodologies used to establish the reserves for claims and claims expenses. Such loss ratios are periodically adjusted to reflect actuarially computed comparisons of expected to actual claims and claims expense development, inflation and other considerations. This favorable development offsets certain unfavorable development for business written prior to 1986 principally related to asbestos and environmental claims, and in 1995, includes the Company's evaluation of the lengthening of loss emergence patterns for certain lines of business included in the most recent Historical Loss Development Study, which is issued every two years by the Reinsurance Association of America (RAA). Favorable and unfavorable claims experience for nontraditional treaty business is usually compensated for by adjustments in premiums from and commissions to client companies. Nontraditional business is no longer a meaningful component of claims and claims expense reserves as such business diminished upon the introduction of new accounting standards that created higher thresholds for risk transfer and mitigated the benefits available to ceding companies attributable to certain nontraditional contracts.

The Company's incurred claims and claims expenses include a provision of $1.4 million, $4 million and $1.1 million in 1995, 1994 and 1993, respectively, for estimates of actual and potential non-recoveries from retrocessionnaires. Included in claims and claims expense reserves at December 31, 1995, 1994 and 1993, is a reserve for potential non-recoveries from retrocessionaires of $10.7 million, $10.5 million and $7.5 million, respectively. Such charges for non-recoveries relate principally to retrocessional contracts for business written prior to 1986. See Note 5 - Retrocession Agreements.

Except for certain workers' compensation case reserves, the Company does not discount its claims and claims expense reserves. The Company utilizes tabular reserving for workers' compensation case reserves that are considered fixed and determinable and discounts such reserves using an interest rate of 7% for financial statements prepared in accordance with GAAP and a 5% interest rate for statutory accounting purposes. Tabular reserving methology results in applying a uniform and consistent criteria for establishing expected future indemnity and medical payments (including an explicit factor for inflation) and the use of mortality tables to determine expected payment periods.

Tabular reserves, net of reinsurance, reflected in the GAAP financial statements for the years ending December 31, 1995, 1994 and 1993 were $29 million, $27.7 million and $24.2 million, respectively. The related discounted case reserves, net of reinsurance, were $10.6 million, $10.6 million and $9.3 million as of December 31, 1995, 1994 and 1993, respectively.

Included in the claim payment activity are net payments for property catastrophe claims of approximately $10 million in 1995, $19 million in 1994 and $36 million in 1993.

-------------------------------------------------------------------------------





Asbestos and Environmental Related Claims

The Company's reserving process includes a continuing evaluation of the potential impact on claims liabilities from exposure to asbestos and environmental claims, including related loss adjustment expenses. Liabilities are established to cover both known and unasserted claims.

A reconciliation of the beginning and ending reserves related to asbestos and environmental exposure claims for the years indicated is as follows:

                                                                          In Thousands
=============================================================================================
                                                                   Year ended December 31,
                                                               ------------------------------
                                                                   1995      1994      1993
=============================================================================================
Reserves for claims and claims expenses, net of reinsurance
  recoverables, at beginning of year                            $19,849   $18,379   $14,966
Provisions for claims and claims expenses, net of reinsurance     6,989     4,810     4,239
Less payments for claims and claims expenses,
  net of reinsurance                                              4,809     3,340       826
---------------------------------------------------------------------------------------------
Reserve for claims and claims expenses, net of reinsurance
  recoverables, at end of year                                   22,029    19,849    18,379
Reinsurance recoverables, at end of year                         35,135    34,141    31,341
---------------------------------------------------------------------------------------------
Reserve for claims and claims expenses, gross of reinsurance
  recoverables, at end of year                                  $57,164   $53,990   $49,720
=============================================================================================

Incurred but not reported claims and claims expense reserves (IBNR), net of reinsurance, included in the above table totaled $10.3 million in 1995, $9.4 million in 1994 and $8.8 million in 1993. Ceded liabilities reflect amounts expected to be recoverable from retrocessionaires, after reduction for potential uncollectible amounts.

As of December 31, 1995 and 1994, the Company had approximately 800 open claim files for potential environmental exposures and 300 open claim files for potential asbestos exposures. Approximately 55% and 60% of the total open claim files for 1995 and 1994, respectively, are due to precautionary claim notices. Precautionary claim notices are submitted by the ceding company in order to preserve their right to receive coverage under the reinsurance contract. Such notices do not contain an incurred loss amount to the Company. The Company actively evaluates potential exposure to environmental and asbestos claims and records claims and claims expense reserves as appropriate.

The Company believes it has made a reasonable provision for its asbestos and environmental exposures and is unaware of any specific issues which would materially affect its claims and claims expense estimate. The estimation of claims and claims expense liabilities for asbestos and environmental exposures is subject to a much greater uncertainty than would normally be associated with the establishment of liabilities for other exposures due to several factors, including i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; ii) the lack of available historical claim data as a reliable indication of future claim development; iii) an uncertain political climate which may impact, among other areas, the nature and amounts of costs for remediating waste sites; and iv) the potential of insurers and policyholders to reach agreements in order to avoid further significant

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS






legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. As these uncertainties are resolved, additional reserve provisions, which could be material in amount, may be necessary.

4. Income Taxes

The provision for federal income taxes has been determined on the basis of a consolidated tax return consisting of NAC Re and its subsidiaries.

The income tax provision in the consolidated statement of income gives effect to permanent differences between financial and taxable income. Due to the contribution of tax-exempt income and other factors as noted below, the Company's effective income tax rate is less than the statutory rate on operating income. An analysis of the Company's effective tax rate is as follows:

                                                                 In Thousands
============================================================================================================
                                                            Year ended December 31,
                                    ------------------------------------------------------------------------
                                             1995                     1994                     1993
============================================================================================================
                                                   % of                     % of                     % of
                                                  Pretax                   Pretax                   Pretax
                                     Amount       Income      Amount       Income      Amount       Income
------------------------------------------------------------------------------------------------------------
Income taxes computed on pretax
 operating income                   $27,587          35%     $14,801          35%     $17,324          35%
Increase (reduction) in taxes
 resulting from:
  Tax-exempt investment income      (10,150)        (13)      (7,308)        (17)      (8,124)        (16)
  Dividend received deduction          (822)         (1)        (713)         (2)        (380)         (1)
  Impact of tax rate increase on
    deferred taxes                       --          --           --          --         (908)         (2)
  Other, net                           (618)         (1)        (102)         --         (766)         (2)
------------------------------------------------------------------------------------------------------------
Tax expense on
 operating income                   $15,997          20%      $6,678          16%      $7,146          14%
============================================================================================================

Significant components of the provision for income taxes attributable to operations were as follows:

                                                       In Thousands
================================================================================
                                                  Year ended December 31,
                                      ------------------------------------------
                                             1995           1994           1993
================================================================================
Current expense:
  Federal                                 $17,809        $10,463        $11,838
  Foreign                                     970            422            364
--------------------------------------------------------------------------------
Total current expense                      18,779         10,885         12,202
--------------------------------------==========================================
Deferred expense (benefit):
  Federal                                  (3,245)        (3,761)        (5,056)
  Foreign                                     463           (446)            --
--------------------------------------------------------------------------------
Total deferred benefit                     (2,782)        (4,207)        (5,056)
--------------------------------------==========================================
Total tax expense                         $15,997         $6,678         $7,146
================================================================================

-------------------------------------------------------------------------------





The Company's current federal tax expense for the years 1995, 1994 and 1993 was based on regular taxable income. Taxes paid in the years 1995, 1994 and 1993 were $19 million, $10 million and $4.1 million, respectively.

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 were as follows:

                                                               In Thousands
================================================================================
                                                               December 31,
                                                       -------------------------
                                                             1995          1994
================================================================================
Deferred tax asset:
  Net claims reserve discount                             $52,556       $49,192
  Net unearned premiums                                    13,307        11,693
  Unrealized depreciation of investments                        -        16,111
  Compensation liabilities                                  3,764         3,523
  Other                                                     2,951         3,088
--------------------------------------------------------------------------------
Deferred tax asset, gross of valuation                     72,578        83,607
  Valuation allowance                                           -       (16,111)
--------------------------------------------------------------------------------
Deferred tax asset, net of valuation                       72,578        67,496
-------------------------------------------------------=========================
Deferred tax liability:
  Deferred policy acquisition costs                        23,855        20,660
  Unrealized appreciation of investments                   18,947             -
  Other                                                     2,088         2,495
--------------------------------------------------------------------------------
Deferred tax liability                                     44,890        23,155
-------------------------------------------------------=========================
Net deferred tax asset                                    $27,688       $44,341
================================================================================

A full valuation allowance was established in 1994 to reduce the deferred tax asset on the unrealized depreciation of investments recorded in stockholders' equity. The valuation allowance is not required in 1995 due to the increase in market values of the Company's fixed maturities and equity securities.

Stockholders' equity at December 31, 1995 and 1994 reflects tax benefits of $3 million and $2.5 million, respectively, related to compensation expense deductions for stock options exercised.

As a result of the merger of its previously existing parent into NAC Re in January 1987, $12 million of tax loss carryforwards are currently available for use to offset future taxable income of NAC Re under the separate return limitation year rules, with the following expiration dates: $1.8 million expiring in 1998, $6.2 million expiring in 1999, $3.9 million expiring in 2000 and $.1 million expiring in 2001. A deferred tax asset was not recorded for these loss carryforwards, as the Company does not expect to utilize these losses in future years.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





5. Retrocession Agreements

The Company utilizes retrocession agreements principally to increase aggregate premium capacity, and to reduce and spread the risk of loss on reinsurance underwritten. In addition, the Company maintains catastrophe reinsurance programs for the purpose of limiting its exposure with respect to multiple claims arising from a single occurrence or event. The Company's retrocession agreements provide for recovery of a portion of claims and claims expenses from retrocessionnaires. Reinsurance recoverables are recorded as assets, predicated on the retrocessionnaires' ability to meet their obligations under the retrocession agreements. If the retrocessionnaires are unable to satisfy their obligation under the agreements, the Company would be liable for such defaulted amounts.

The Company's maximum retention on any one claim for non-catastrophe losses for 1996 is $5 million, compared to $3.9 million for 1995, with the exception of one client relationship in 1995 in which the maximum retention on any one claim was $4.7 million. Such retention levels were $3.9 million and S3 million for 1994 and 1993, respectively. Further, the Company's retention level for property catastrophe claims in 1996 remained the same as 1995 and 1994 at $5 million per event compared to $10 million for 1993. For 1996, the Company expects to maintain $120 million of property catastrophe protection, of which $30 million of coverage, in excess of the first $60 million of coverage, is available only if industry-wide claims exceed certain minimum levels.

The effect of retrocessional activity on premiums written and earned is set forth below:

                                            In Thousands
=======================================================================================
                      Premiums Written                        Premiums Earned
           ----------------------------------------------------------------------------
                   Year ended December 31,                Year ended December 31,
           ----------------------------------------------------------------------------
               1995         1994         1993         1995         1994         1993
=======================================================================================
Direct      $70,183      $46,005      $15,698      $58,475      $30,621      $14,003
Assumed     607,755      529,032      415,884      583,764      487,961      385,283
Ceded      (156,449)    (136,836)     (94,641)    (150,454)    (122,851)     (92,907)
---------------------------------------------------------------------------------------
Net        $521,489     $438,201     $336,941     $491,785     $395,731     $306,379
=======================================================================================


The Company's direct and ceded premiums written increased in 1995 and 1994 principally due to an agreement with a premier aviation underwriting pool which also provides reinsurance protection for the common account of all the direct writer participants.

The Company recorded ceded claims and claims expenses incurred of $120.4 million, $105.6 million and $76.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

-------------------------------------------------------------------------------





The Company's balance sheet as of December 31, 1995 and 1994 reflects reinsurance recoverables as assets, net of available offsets, as follows:

                                                             In Thousands
================================================================================
                                                             December 31,
                                                   -----------------------------
                                                            1995           1994
================================================================================
Reinsurance recoverable balances:
  Paid claims                                            $19,051        $17,447
  Unpaid claims and claims expenses                      338,746        277,737
  Ceded balances payable                                 (56,792)       (41,958)
  Funds held liability                                   (43,869)       (47,429)
--------------------------------------------------------------------------------
Reinsurance recoverable balances, net                   $257,136       $205,797
================================================================================
Reinsurance recoverable on unearned premium              $28,111        $22,115
================================================================================

The Company is the beneficiary of letters of credit, trust accounts and funds withheld in the aggregate amount of $221 million at December 31, 1995, collateralizing reinsurance recoverables with respect to certain retrocessionnaires.

At December 31, 1995, the Company had total reinsurance recoverables, exclusive of available offsets in the form of letters of credit, trust accounts and funds withheld, totaling $385.9 million, with 153 domestic and 86 foreign retrocessionnaires. Of that amount, approximately 37% or $142.9 million was due from a foreign retrocessionnaire, Hannover Ruckversicherungs AG (80%), and its affiliate, Eisen Und Stahl Ruckversicherungs AG (20%), which are rated AA+ and AA-, respectively, by Standard & Poor's. Such amounts are fully collateralized by either funds withheld or letters of credit. No other amounts recoverable from a single entity or group of entities exceeded 10% of stockholders' equity as of December 31, 1995.

6. Lease and Service Agreements

Operating Lease Agreement

The Company leases office space under noncancellable, and in most instances renewable, operating leases expiring at various dates through 2003. The following is a schedule of future minimum rental payments, exclusive of escalation clauses and rental income, as of December 31, 1995:

                                                 In Thousands
===============================================================================
    1996                                            $3,468
    1997                                             3,804
    1998                                             3,813
    1999                                             3,648
    2000                                             3,490
    2001 and thereafter                              3,423
-------------------------------------------------------------------------------
                                                   $21,646
===============================================================================

Rental expense, net of sublease rental income, was approximately $3.5 million for 1995 and $3.3 million for both 1994 and 1993.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS






Service Agreement

In 1994 and 1995, the Company had consulting agreements with two investment banking firms with which two Directors of the Company are associated for a fee of $100,000 per firm. The Company has retained the services of these firms from time to time since 1991. In addition, these firms acted as co-managing underwriters in connection with the Company's 1995 common stock offering and co-lead underwriters in connection with its concurrent debt offering and were paid total underwriting commissions of $3 million related to such offerings. See Notes 7 and 12.

7. Long-term Debt and Financing Arrangements

The Company's $100 million of 7.15% Senior Notes due November 15, 2005, were issued in November 1995 through a public offering at a price of $99.9 million. The expenses incurred in the offering of approximately $.8 million were deferred and are being amortized over the life of the Notes. Interest and amortization costs were $.8 million for 1995. The fair value of the notes, estimated based on quoted market prices, was approximately $102.7 million as of December 31, 1995. The Company contributed the net proceeds of $99.1 million to NAC in 1995.

The Company's $100 million of 5.25% Convertible Subordinated Debentures due December 15, 2002, were issued in December 1992 through a private offering. The Debentures are callable as of January 15, 1996 and are convertible into approximately 2 million shares of the Company's Common Stock at a conversion price of $49.50 per share. The expenses incurred in the offering of approximately $1.4 million were deferred and are being amortized over the life of the Debentures. Interest and amortization costs were $5.4 million for 1995, 1994 and 1993. The fair value of the Debentures, estimated based on quoted market prices, was approximately $98 million as of December 31, 1995. The Company contributed $85 million of the net proceeds of the offering to NAC in 1992.

The Company's $100 million of 8% Senior Notes due June 15, 1999 were issued in June 1992 through a public offering. The expenses incurred in the offering of approximately $.8 million were deferred and are being amortized over the life of the Notes. Interest and amortization costs were $8.1 million for 1995, 1994 and 1993. The fair value of the Notes, estimated based on quoted market prices, was approximately $105.7 million as of December 31, 1995. The Company contributed $80 million of the net proceeds of the offering to NAC in 1992.

NAC Re has a revolving credit agreement and term loan bank facility under which it can borrow up to $35 million. A commitment fee of 3/8 of 1% per year is paid on the unused credit line. Borrowings of $17.8 million were outstanding at December 31, 1995 and were principally used in connection with 1994 repurchases of the Company's common stock. Outstanding balances are payable quarterly over a three year period beginning June 1996. NAC has a $15 million line of credit which is available for catastrophe claim payments or working capital purposes. A commitment fee of 1/4 of 1% per year is paid on the unused credit line. There were no outstanding borrowings on this facility at December 31, 1995. Interest costs on borrowing facilities were approximately $1.4 million, $.9 million and $.1 million in 1995, 1994 and 1993, respectively.

-------------------------------------------------------------------------------





Total interest expense paid in connection with the Company's long-term debt and financing arrangements was $14.6 million, $14.1 million and $13.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

8. Employee Benefits and Compensation Arrangements

The Company accounts for stock compensation plans in accordance with APB Opinion No 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for stock option grants and stock appreciation rights (SARs) is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

Stock Plans

The Company maintains four stock option plans which provide for the granting of options to purchase shares of Common Stock to certain officers of the Company. Three such plans provide for the granting of SARs. Options and SARs have generally been granted with a six-year vesting schedule. Options granted under three of the plans generally expire 10 years from the date of grant. Outstanding SARs are converted by the Company to options prior to vesting.

The Company maintains a stock option plan for non-employee directors that provides for automatic annual grants of options to eligible directors. Options expire 10 years from the date of grant and are fully exercisable six months after their grant date.

Information concerning stock options (including SARs) for all of the Company's stock option plans is as follows:


                                                                            Number of Options
========================================================================================================
                                                                         Year ended December 31,
                                                                 ---------------------------------------
                                                                        1995        1994        1993
========================================================================================================
Outstanding, beginning of year ($6.27 to $40.38 per share)         1,548,071   1,540,546   1,430,203
Granted ($25.75 to $40.38 per share)                                 412,250     293,100     368,400
Exercised ($6.27 to $30.13 per share)                               (101,559)   (156,643)   (139,084)
Cancelled ($13.61 to $36.25 per share)                               (84,395)   (128,932)   (118,973)
--------------------------------------------------------------------------------------------------------
Outstanding, end of year ($6.27 to $40.38 per share)               1,774,367   1,548,071   1,540,546
-------------------------------------------------------------------=====================================
Exercisable, end of year ($6.27 to $40.38 per share)                 740,226     699,581     717,565
--------------------------------------------------------------------------------------------------------
Available for grant, end of year                                     784,431   1,112,286   1,276,454
========================================================================================================


The Company has a restricted stock plan, pursuant to which employees have been granted approximately 44,500, 52,400 and 37,500 shares of Common Stock during 1995, 1994 and 1993, respectively. Vesting for such shares occurs over a six-year period. The Company incurred compensation expense for the years ended December 31, 1995, 1994 and 1993 of approximately $613,000, $473,000 and
$332,000, respectively, in connection with such plan.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





The Company has an Employee Stock Purchase Plan through which employees have the option, subject to certain limitations, to purchase Common Stock, at the end of each offering period at a discounted price. During each of the years ended December 31, 1995, 1994 and 1993, employees have purchased approximately 18,500, 22,000 and 20,900 shares of Common Stock, respectively, under this plan.

Incentive Compensation Plans

The Company maintains three incentive compensation plans. The Long-term Incentive Plan provides for cash awards to eligible officers based on achievement of certain corporate goals over a three-year performance cycle. The Annual Incentive Plan for officers and the Performance Bonus Plan for non-officers provide for annual cash awards based on individual and corporate performance. Based on estimated performance levels, the Company expensed $6.4 million, $4.6 million and $3.6 million for the years ended December 31, 1995, 1994 and 1993, respectively, related to these plans.

Severance Program

The Company has severance agreements with officers and a severance program for non-officers to provide for severance payments and continuation of benefits in the event of employment termination resulting from a change in control. The extent of the severance payments and when they are triggered vary depending upon the position of the employee and, in the case of non-officers, the length of tenure of the employee.

Retirement Plans

The Company maintains a qualified non-contributory defined benefit pension plan covering substantially all U.S. employees. Pension benefits generally vest after five years of service. Benefits are based on years of service and compensation, as defined in the plan, during the highest consecutive three years of the employee's last ten years of employment.

The Company's policy is to make annual contributions to the plan that are deductible for federal income tax purposes and that meet the minimum funding standards required by law utilizing the entry age cost method and different actuarial assumptions than are used for pension expense purposes.

The Company also maintains a non-qualified unfunded supplemental defined benefit plan designed to compensate individuals to the extent their benefits under the Company's qualified plan are curtailed due to Internal Revenue Code limitations.

-------------------------------------------------------------------------------






The following tables set forth the amounts recognized in the Company's financial statements with respect to the qualified and non-qualified pension plans.

                                                                               Dollars in Thousands
==================================================================================================================
                                                            December 31, 1995           December 31, 1994
                                                   ----------------------------     ------------------------------
                                                                   Non-                             Non-
                                                   Qualified  Qualified             Qualified  Qualified
                                                      Plan       Plan     Total        Plan       Plan   Total
==================================================================================================================
Actuarial present value of benefit obligations:
   Accumulated benefit obligation:
   Vested                                           $3,332     $1,263    $4,595      $2,081       $702   $2,783
   Nonvested                                           830         62       892         542         15      557
------------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                    4,162      1,325     5,487       2,623        717    3,340
   Effect of projected salary increases              3,351      1,671     5,022       2,591      1,471    4,062
------------------------------------------------------------------------------------------------------------------
   Projected benefit obligation                      7,513      2,996    10,509       5,214      2,188    7,402
   Plan assets at market value                       5,169          -     5,169       3,655          -    3,655
------------------------------------------------------------------------------------------------------------------
   Projected benefit obligation in excess
      of plan assets                                 2,344      2,996     5,340       1,559      2,188    3,747
   Unrecognized net gain (loss)                        175        (13)      162         536        316      852
   Unrecognized net transition obligation             (105)         -      (105)       (115)         -     (115)
   Unrecognized net prior service costs                (76)      (267)     (343)        (79)      (278)    (357)
------------------------------------------------------------------------------------------------------------------
Pension liability, end of year                       2,338      2,716     5,054       1,901      2,226    4,127
   Pension liability, beginning of year             (1,901)    (2,226)   (4,127)     (1,312)    (1,772)  (3,084)
   Company contributions                               519          -       519         276          -      276
------------------------------------------------------------------------------------------------------------------
Net pension cost                                      $956       $490    $1,446        $865       $454   $1,319
==================================================================================================================


                                                                                   Dollars in Thousands
==================================================================================================================
                                                                                   Year ended December 31,
                                                                       -------------------------------------------
                                                                             1995            1994            1993
==================================================================================================================
Net pension cost included the following components:
  Service costs - benefits earned during the year                          $1,111          $1,061          $1,066
  Interest cost on projected benefit obligations                              660             539             484
  Net amortization and deferral                                               751            (264)           (136)
  Actual return on plan assets                                             (1,076)            (17)            (85)
------------------------------------------------------------------------------------------------------------------
Net pension cost                                                           $1,446          $1,319          $1,329
==================================================================================================================

The principal factors contributing to the increase in the accumulated and projected benefit obligations for 1995 is the decrease in the discount rate assumption in response to the decline in interest rates, and the use of revised mortality tables published by the Society of Actuaries during 1995.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





The discount rates used in determining the actuarial present value of benefit obligations were 7% and 8% for 1995 and 1994, respectively. The rate of increase for future compensation levels was 6% and 7% for 1995 and 1994, respectively. The assumed rate of return on plan assets was 8.5% for 1995, 1994 and 1993. Assets of the qualified plan are invested principally in equity securities and fixed maturities. Plan assets include approximately $517,000 and $481,000 of NAC Re Common Stock as of December 31, 1995 and 1994, respectively.

The Company maintains a qualified contributory defined contribution plan for substantially all U.S. employees. Under this plan, the Company makes a matching contribution equal to 50% of each participant's eligible elective contributions, which may be up to 6% of the participant's compensation. The Company may make an additional annual discretionary matching contribution. The Company also maintains a non-qualified unfunded supplemental defined contribution plan designed to compensate individuals to the extent the Company's contributions under the qualified plan are curtailed due to Internal Revenue Code limitations. The Company expensed $1.6 million for 1995 and $1 million for both 1994 and 1993, related to these plans. Contributions to the qualified plan are invested, at the election of the participant, in several funds, including a NAC Re Common Stock fund. The plan held approximately 123,000 and 127,600 shares of NAC Re Common Stock as of December 31, 1995 and 1994, respectively.

The Company maintains a qualified non-contributory defined contribution plan covering substantially all U.K. employees. Contributions under this plan are determined on the basis of salary, age and position within the organization. The Company also maintains an unfunded supplemental defined contribution plan designed to compensate individuals to the extent their benefits under the qualified plan are curtailed due to U.K. Inland Revenue limitations. The Company incurred expenses of $375,000, $363,000 and $67,000 for the years ended December 31, 1995, 1994 and 1993, respectively, related to these plans.

9. Domestic and International Financial Information

The Company's principle business segment, for both its domestic and international operations, is the reinsurance of property and casualty lines of business, including general liability, automobile liability, aviation, fidelity/surety and commercial and personal property. The Company's domestic operation includes business written in the United States and Canada. International property and casualty reinsurance is conducted through a wholly-owned subsidiary, NAC Re International Holdings Limited, which established a fully licensed property and casualty reinsurance subsidiary, NAC Reinsurance International Limited, located in London, England in December 1993. The subsidiary was initially capitalized with 50 million GBP, or approximately $75 million, and, subsequent to contributions by the Company in 1995 and 1994, its statutory surplus level was approximately 75.5 million GBP or $117.1 million at December 31, 1995.

-------------------------------------------------------------------------------





The following is a summary of financial information related to the Company's domestic and international operations:


                                                                       In Thousands
========================================================================================================
                                                              Year ended December 31, 1995
                                                   -----------------------------------------------------
                                                      Domestic         International        Total
========================================================================================================
Net premiums written                                  $476,048           $45,441         $521,489
--------------------------------------------------------------------------------------------------------
Premiums earned                                        452,994            38,791          491,785
Net investment income                                   81,583             7,725           89,308
Realized gains                                          24,063             1,328           25,391
--------------------------------------------------------------------------------------------------------
  Total revenues                                       558,640            47,844          606,484
========================================================================================================

Claims and claims expense                              295,038            31,110          326,148
Commissions and brokerage                              132,049             7,014          139,063
Other acquisition costs and expenses                    40,760             6,044           46,804
Interest expense                                        15,648                 -           15,648
--------------------------------------------------------------------------------------------------------
  Total expenses                                       483,495            44,168          527,663
========================================================================================================

Pretax operating income                                 75,145             3,676           78,821
--------------------------------------------------------------------------------------------------------
Net income                                             $60,449            $2,375          $62,824
========================================================================================================
Identifiable assets                                 $2,405,051          $180,060       $2,462,131*
========================================================================================================
Statutory composite ratio                               103.1%            111.7%           103.7%
========================================================================================================

* The total is net of intercompany transactions of $123 million.




                                                                       In Thousands
========================================================================================================
                                                               Year ended December 31, 1994
                                                  ------------------------------------------------------
                                                      Domestic        International         Total
========================================================================================================
Net premiums written                                  $412,412           $25,789         $438,201
--------------------------------------------------------------------------------------------------------
Premiums earned                                        375,870            19,861          395,731
Net investment income                                   75,783             4,721           80,504
Realized gains (losses)                                  4,209            (2,054)           2,155
--------------------------------------------------------------------------------------------------------
Total revenues                                         455,862            22,528          478,390
========================================================================================================

Claims and claims expense                              250,013            15,740          265,753
Commissions and brokerage                              114,540             3,052          117,592
Other acquisition costs and expenses                    33,091             5,210           38,301
Interest expense                                        14,454                 -           14,454
--------------------------------------------------------------------------------------------------------
Total expenses                                         412,098            24,002          436,100
========================================================================================================

Pretax operating income (loss)                          43,764            (1,474)          42,290
--------------------------------------------------------------------------------------------------------
Net income (loss)                                      $36,740           $(1,128)         $35,612
========================================================================================================
Identifiable assets                                 $1,893,596          $115,300       $1,916,768*
========================================================================================================
Statutory composite ratio                               105.7%           114.7%           106.1%
========================================================================================================

* The total is net of intercompany transactions of $92.1 million.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                        In Thousands
=====================================================================================================
                                                                  Year ended December 31, 1993
                                                      -----------------------------------------------
                                                             Domestic  International        Total
=====================================================================================================
Net premiums written                                         $336,941            -       $336,941
-----------------------------------------------------------------------------------------------------
Premiums earned                                               306,379            -        306,379
Net investment income                                          76,229         $403         76,632
Realized gains (losses)                                        19,212         (117)        19,095
-----------------------------------------------------------------------------------------------------
 Total revenues                                                401,820          286        402,106
=====================================================================================================

Claims and claims expense                                     213,840            -        213,840
Commissions and brokerage                                      94,077            -         94,077
Other acquisition costs and expenses                           31,004          106         31,110
Interest expense                                               13,582            -         13,582
-----------------------------------------------------------------------------------------------------
   Total expenses                                             352,503          106        352,609
=====================================================================================================

Pretax operating income (loss)                                 49,317          180         49,497
-----------------------------------------------------------------------------------------------------
Net income (loss)                                             $42,234         $117        $42,351
=====================================================================================================
Identifiable assets                                        $1,716,811     $136,676    $1,778,868*
=====================================================================================================
Statutory composite ratio                                      110.9%            -        110.9%
=====================================================================================================

* The total is net of intercompany transactions of $74.6 million.

During 1995, three reinsurance brokers, AON Reinsurance Agency, Guy Carpenter and Company, Inc., and Bates Turner, Inc., generated 16%, 16% and 7%, respectively, of the Company's premiums assumed from client companies. These same reinsurance brokers generated 18%, 16%, and 9%, respectively, during 1994, and 19%, 16% and 13%, respectively, during 1993, of the Company's assumed premiums. One client company, Chubb Group, contributed approximately 9%, 10% and 10% of the Company's gross premiums written during 1995, 1994 and 1993, respectively. This business is generated primarily from the Company's domestic reinsurance operations. Gross premiums written from this client are expected to decline in 1996 as a result of an anticipated increase in its retention levels. The Company does not believe that the reduction of business assumed from any one client or broker will have a materially adverse effect on the Company due to its competitive position in the marketplace and the continuing availability of other sources of business.

10. Statutory Financial Information

Consolidated statutory net income and surplus of NAC, as reported to the insurance regulatory authorities, differs in certain respects from the amounts as prepared in accordance with generally accepted accounting principles (GAAP). The following schedules identify the significant reconciling differences:

-------------------------------------------------------------------------------







                                                             In Thousands
=======================================================================================
                                                         Year ended December 31,
                                                ---------------------------------------
Net Income:                                            1995         1994        1993
=======================================================================================

Domestic statutory net income                       $57,670      $27,312     $30,361
Domestic GAAP adjustments:
  Deferred acquisition costs                          9,128       14,577      14,435
  Deferred income taxes                               3,204        3,770       5,828
  Other, net                                         (1,074)        (370)       (483)
---------------------------------------------------------------------------------------
Domestic GAAP net income                             68,928       45,289      50,141
International operation                               2,375       (1,128)        117
Parent company operations                            (8,479)      (8,549)     (7,907)
---------------------------------------------------------------------------------------
Consolidated GAAP net income                        $62,824      $35,612     $42,351
=======================================================================================



                                                                In Thousands
=======================================================================================
                                                                December 31,
                                                 --------------------------------------
Stockholders' Equity:                                  1995         1994        1993
=======================================================================================
Consolidated statutory surplus                     $615,433(1)  $407,024    $406,163
Consolidated GAAP adjustments:
  Deferred acquisition costs                         70,466       59,953      44,453
  Deferred income tax asset, net                     27,492       43,928      20,418
  Excess of cost over net assets acquired             4,011        4,379       4,747
  Unrealized appreciation (depreciation)             46,783      (40,321)     48,089
  Unauthorized/authorized reinsurance charges         6,814        5,914       7,658
  Other, net                                          4,101        4,137       2,099
---------------------------------------------------------------------------------------
Investment in insurance subsidiaries, GAAP          775,100      485,014     533,627
Parent company:
  Other net assets                                   36,583       34,071      41,913
  Long-term debt                                   (299,927)    (200,000)   (200,000)
---------------------------------------------------------------------------------------
Consolidated stockholders' equity, GAAP            $511,756     $319,085    $375,540
=======================================================================================

(1) The Company contributed approximately $146.6 million to the statutory surplus of NAC, from the proceeds of the public debt and equity offerings in November 1995. See Notes 7 and 12.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Under the holding company structure, NAC Re is dependent upon the ability of its principal operating subsidiary, NAC, for the transfer of funds in the form of rental receipts, tax reimbursements and cash dividends. Such transactions, including the payment of cash dividends, are subject to restrictions imposed by New York insurance law. Generally, NAC may pay cash dividends only out of its statutory earned surplus, as such term is defined in the New York insurance law, which was $139.6 million at December 31, 1995. However, the maximum amount of dividends that may be paid in any twelve-month period without the prior approval of the New York Insurance Department is the lesser of net investment income or 10% of statutory surplus, as such terms are defined in the New York insurance law. The maximum amount of cash dividends that NAC could pay without such regulatory approval, based on 10% of statutory surplus as of December 31, 1995, is approximately $61.5 million. During 1995, 1994 and 1993, NAC declared dividends of $7.5 million, $15 million and $10 million, respectively, to NAC Re.

In 1993, the National Association of Insurance Commissioners (the "NAIC") adopted a model risk-based capital act intended to provide an additional tool for regulators to evaluate the capital of property and casualty insurers and reinsurers with respect to the risks assumed by them and determine whether there is a perceived need for possible corrective action. The nature of the corrective action depends upon the extent of the calculated risk-based capital deficiency and ranges from requiring the company to submit a comprehensive plan to placing the insurer under regulatory control. While the model risk-based capital act has not yet been adopted in New York, NAC's domicile, or California, NAC's commercial domicile, New York has issued a circular letter requiring the filing of risk-based capital reports and a bill is pending in California to adopt a risk-based capital act. In a related action, the NAIC adopted a proposal that requires property and casualty insurers and reinsurers to report the results of their risk-based capital calculations as part of the statutory annual statements filed with state regulatory authorities. Surplus (as calculated for statutory annual statement purposes) for each of the Company's domestic property and casualty insurance and reinsurance subsidiaries is well above the risk-based capital thresholds that would require either company or regulatory action.

-------------------------------------------------------------------------------




11. Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial data, in thousands except per share data and stock prices:


                                                                   Three months ended
===================================================================================================================
                                         December 31,       September 30,         June 30,            March 31,
                                    -------------------  -----------------  -----------------   -------------------
                                       1995      1994      1995      1994      1995      1994      1995       1994
===================================================================================================================

Income Statement Data:
Gross premiums written             $174,267  $154,786  $186,637  $153,570  $166,144  $141,990  $150,890   $124,691
Net premiums written                138,800   119,479   145,466   121,234   126,702   105,469   110,521     92,019
Premiums earned                     133,409   114,798   133,344   109,824   119,554    92,287   105,478     78,822
Net investment income                22,401    21,473    22,270    20,009    22,427    19,733    22,210     19,289
Investment gains (losses)             9,314      (878)    8,502     1,787     4,433    (2,992)    3,142      4,238
Operating costs and expenses        140,572   125,219   141,766   118,714   128,301   102,596   117,024     89,571
Operating income/net income          19,256     9,384    17,599    10,294    14,594     5,667    11,375     10,267
-------------------------------------------------------------------------------------------------------------------
Per Share Data:
Primary:
  Operating/net income                $1.04      $.53      $.98      $.58      $.82      $.32      $.64       $.57
Fully diluted:
  Net income                            .98       .51       .92       .56       .78       .32       .62        .55
Stockholders' equity per share        26.65     18.23     24.39     19.30     23.10     19.74     20.90      20.00
Cash dividends declared per share       .05       .04       .05       .04       .05       .04       .04        .04
-------------------------------------------------------------------------------------------------------------------
Stock prices:
High                                 $38.38    $34.00    $39.00    $29.75    $35.25    $31.75    $34.00     $32.00
Low                                   31.63     24.25     30.63     24.38     28.50     24.00     28.25      26.00
Close                                 36.00     33.50     36.25     25.50     31.13     29.50     30.25      26.00
-------------------------------------------------------------------------------------------------------------------

12. Capital Stock

Changes in Common Stock outstanding were as follows:

                                                      Year ended December 31,
------------------------------------------------------------------------------------
                                                   1995         1994        1993
------------------------------------------------------------------------------------
Common Stock:
  Balance, beginning of year                 19,638,865   19,348,739   19,140,171
  Shares issued                               1,702,188      290,126      208,568
------------------------------------------------------------------------------------
     Balance, end of year                    21,341,053   19,638,865   19,348,739
--------------------------------------------========================================

Treasury Stock:
   Balance, beginning of year                 2,131,633    1,579,375    1,322,667
   Purchases                                      5,868      552,258      256,708
------------------------------------------------------------------------------------
   Balance, end of year                       2,137,501    2,131,633    1,579,375
--------------------------------------------========================================
Total Common Stock outstanding               19,203,552   17,507,232   17,769,364
====================================================================================

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Equity Offering

The Company issued 1,530,000 shares of Common Stock through a secondary public offering in November 1995. Approximately $47.5 million of the net proceeds was contributed to the statutory surplus of NAC.

Stock Repurchase

The Company maintains a stock repurchase program pursuant to which the Board of Directors has authorized the repurchase of approximately 2,631,000 shares of Common Stock. From its inception through the latest repurchase in 1995, approximately 2,137,000 shares were repurchased at a cost of approximately $42.6 million or an average price of $19.93 per share. As of December 31, 1995, approximately 500,000 shares remain authorized for repurchase under the program.

Rights Plan

In June 1988, the Company declared a dividend of one Preferred Stock Purchase Right (a "Right") for each outstanding share of NAC Re Common Stock. Pursuant to the related Rights Plan, as amended in 1990, the Rights will become exercisable only in the event, with certain exceptions, a person or group becomes the beneficial owner of 15% or more of NAC Re voting stock. The Rights Plan provides, however, that the Rights will not become exercisable due to the beneficial ownership by The Equitable Life Assurance Society of the United States and its affiliates of up to 28.5% of such stock. Each Right currently entitles the holder to purchase from the Company, for a price of $37.78 (the "Exercise Price" ), 1/225 of a share of Series A Junior Participating Preferred Stock (the "Series A Stock") or that number of shares of Series A Stock having a market value equal to two times the Exercise Price.

In addition, upon the occurrence of certain events, holders of the Rights will be entitled to purchase the shares of Series A Stock or shares in an acquiring entity, whichever is applicable, having a market value of two times the Exercise Price.

NAC Re will generally be entitled to redeem the Rights at $.0222 per Right following a public announcement that a person or group has become the beneficial owner of 15% of the NAC Re voting stock. The Rights will expire on June 21, 1998.

At December 31, 1995, there were 19,203,552 Rights outstanding which, if exercised, would result in the issuance of approximately 85,300 shares of Series A Stock.










64