Form 10-K, Exhibit 13
period 1996-12-31
NAC RE CORP
filed 1997-03-26
CIK 775542

                                                                      Exhibit 13


                                                            FINANCIAL HIGHLIGHTS

================================================================================
In Thousands, except per share amounts        1996         1995     % change
================================================================================

Year ended December 31,
Net premiums written                        $574,004     $521,489    10.1%
Total revenues                               650,241      606,484     7.2
Domestic statutory composite ratio            101.1%       103.1%     -
Consolidated statutory composite ratio        101.6%       103.7%     -
Operating income (1)                          57,812       45,855    26.1
   Per primary share                            3.03         2.53    19.8
   Per fully diluted share                      2.90         2.45    18.4
Net income                                    70,520       62,824    12.3
   Per primary share                            3.69         3.47     6.3
   Per fully diluted share                      3.51         3.29     6.7
Return on stockholders' equity (2)             13.8%        19.7%     -
--------------------------------------------------------------------------------

At December 31,
Total assets                              $2,745,631   $2,462,131    11.5%
Claims reserves                            1,513,345    1,292,415    17.1
Long-term debt                               299,934      299,927     -
Stockholders' equity                         553,269      511,756     8.1
   Per primary share                           30.06        26.65    12.8
   Per fully diluted share                     31.95        28.78    11.0
Statutory surplus                            663,867      615,433     7.9
================================================================================
(1)  Excludes net realized investment gains, net of tax.
(2) Based on net income divided by stockholders' equity as reported at the beginning of the year.


                      Table of Contents

                      ======================================================
                      Financial Highlights                                 1
                      ------------------------------------------------------
                      Summary of Growth                                    2
                      ------------------------------------------------------
                      Letter to Our Shareholders                           3
                      ------------------------------------------------------
                      Introducing Nicholas M. Brown, Jr.                   9
                      ------------------------------------------------------
                      Executive Dialogue                                  10
                      ------------------------------------------------------
                      Financial Review
                      *  Financial Reporting Responsibility               16
                      *  Report of Independent Actuaries                  18
                      *  Report of Independent Auditors                   19
                      *  Management's Discussion and Analysis             20
                      *  Eleven Year Financial Summary                    30
                      *  Consolidated Financial Statements                32
                      ------------------------------------------------------
                      General Information                                 61
                      ======================================================

SUMMARY OF GROWTH

                          PERFORMANCE SINCE INCEPTION

                                           In Millions, except per share amounts
===================================================================================================================
                                    Income Statement Data                               Balance Sheet Data
               ------------------------------------------------------------  --------------------------------------
                  Net        Net         Net        Return on    Premiums                  Stockholders'
               premiums  investment  income (loss) stockholders'   per           Total       equity       Statutory
                written    income    per share(1)  equity(2)(6) employee(3)  assets(4)(6)  per share(1)(6) surplus
=========================================================================================  ========================
Sept. 1985           -         -             -           -            -         $141.2          $5.40      $26.3

Year Ended:
1985             $26.6      $8.3         $(.19)       (4.7)%          -          222.7          6.94        74.0
1986             122.7      15.1           .52         7.5         $3.3          443.5          8.41       152.5
1987             154.5      25.3           .68         8.1          2.1          591.5          9.10       163.2
1988             171.4      35.6          1.31        14.0          1.6          705.8         10.38       174.2
1989             192.3      45.5          1.62        15.8          1.7          869.8         11.92       189.0
1990             217.1      51.9          1.57        13.4          1.8          988.8         12.98       197.4
1991             233.0      58.7          2.20        17.2          1.7        1,016.6         15.70       230.0
1992             268.0      65.6          1.23(5)      9.3          2.0        1,596.2         17.35       384.0
1993             336.9      76.6          2.30        13.7          2.2        1,778.9         21.13       406.2
1994             438.2      80.5          1.99         9.5          2.6        1,916.8         18.23       407.0
1995             521.5      89.3          3.47        19.7          2.9        2,462.1         26.65       615.4
1996             574.0     104.3          3.69        13.8          2.8        2,745.6         30.06       663.9
===================================================================================================================

(1) Per share figures have been restated to reflect the three-for-two stock splits effective in 1989 and 1991.
(2) Based on net income divided by stockholders' equity as reported at the beginning of each year.
(3) Based on domestic gross premiums written divided by number of domestic employees at the beginning of the year.
(4)  Prior years reclassified to reflect the adoption of SFAS No. 113 in 1993.
(5) In January 1992, the Company's $51.8 million 6.25% Convertible Debentures were converted into 2.4 million shares.
(6) The Company adopted SFAS No. 115 at December 31, 1993. As such, all of the Company's fixed maturities and equity securities were classified as "available for sale" and recorded at their fair value. Retroactive application to prior periods is prohibited.

                                                      LETTER TO OUR SHAREHOLDERS

We are pleased to report strong financial and strategic performance in 1996. We achieved our objectives in a competitive and rapidly changing marketplace. Underwriting conditions continued to be difficult in the reinsurance and insurance markets, as capacity remained plentiful, causing some of our competitors to relax their standards to gain market share. Further, the reinsurance landscape changed in 1996 with significant mergers, sales of operations and the entrance of new players in the facultative market. Our seasoned franchise and the fruition of investments made over the last ten years helped NAC Re to flourish despite these demanding conditions.

Operating Results

Our most gratifying financial achievement for 1996 was a 26% increase in earnings. Operating income, excluding investment gains, reached nearly $58 million, compared with approximately $46 million in 1995. On a primary per share basis, earnings were $3.03, compared with $2.53 per share for 1995. With investment gains of nearly $13 million net of tax or $.66 per share, net income for 1996 rose to more than $70 million or $3.69 per share.

While gross premium growth in 1996 was up approximately 5.3% worldwide, net premium growth was strong, up just over 10% from 1995 to $574 million, with contributions from all profit centers. Domestic net premiums written increased 9.6%, well above the average 5% growth achieved by the other domestic property/casualty companies reporting to the Reinsurance Association of America
(RAA). Our international operation also had a net premium gain, up more than 14% for the year. Both domestically and internationally, net premium growth was favorably impacted by reductions in ceded premium, principally due to a more cost effective retrocessional program. This helped to offset a $45 million decline in premium from one large client, which resulted from a substantial increase in its retentions.

The Company's statutory composite ratio continued to improve in 1996, at 101.1% for domestic operations, compared with 103.1% for 1995 and 101.6% on a consolidated basis, compared to 103.7% last year. This measure of underwriting results has steadily improved in recent years and now outperforms the industry; we expect the top 15 property/casualty companies reporting to the RAA to show an average statutory composite ratio of 103.8%.

Stockholders' equity rose to $30.06 per share at the end of 1996, compared with $26.65 per share a year earlier. However, fluctuations in the unrealized appreciation of investments can make stockholders' equity an inconsistent indicator of performance. For example, in 1996, changes in market interest rates resulted in a decline in unrealized appreciation of approximately $.18 per share, which in turn was more than offset by increases in net income.

Return on beginning stockholders' equity was 11.3% based on operating income excluding realized gains, and 13.8% based on net income.

Profitable Growth

When market conditions are competitive, premium growth must be managed cautiously. Our growth strategy emphasizes the quality of the business we write, not the quantity of the premium produced. This requires our underwriters to be discriminating in the clients they seek to reinsure and restrained in the pricing and other terms and conditions they propose. We must also be diligent and consistent in

--------------------------------------------------------------------------------
LETTER TO OUR SHAREHOLDERS

enhancing the value we provide to our clients in order to maintain relationships and build new ones. Our success has been strongly influenced by our ability to respond to the needs of our clients without compromising our underwriting quality.

Underwriting Quality

We are extremely pleased with the sources of our growth in 1996 and the persistence of our staff in adhering to our underwriting standards. We are particularly proud of our high quality client roster, and note that the majority of our domestic treaty and facultative automatic business is derived from our 30 largest clients. This concentration of premium from a relatively small number of cedants has been a consistent and positive characteristic of our book of business. However, we have derived considerable growth from smaller clients as well. In addition, the sources of our revenue are now more balanced, reducing the potential impact of changes in buying habits of any one client. The contribution to our premium base from our 10 largest clients has declined, with no one client responsible for as much as 5% of our business in 1996. Among our top 30 clients, 20 clients each generate from 1% to 3% of our premium, double the number contributing in that range just two years ago.

Our marketing effort aggressively seeks to expand business opportunities from clients we know best. Approximately 75% of new business written in 1996 came from existing clients. This success reflects the value derived from long-term client relationships, our reputation for independence and stability, and our proactive efforts to capitalize on changes in the marketplace. Increased opportunities made it easier for us to remain selective while continuing to grow in virtually all lines of business.

We have also sought to selectively build our client base, developing new relationships from which large accounts may blossom over time, providing additional diversity and profitability. Approximately 28% of our treaty and facultative automatic growth was generated by new clients in 1996. In addition, we developed many new facultative individual risk clients.

We also gain balance and diversity through continued globalization. The commitment we have to a global strategy was fortified in 1996 when the NAC Re Board of Directors convened in London. Board members met many important clients from around the world, and reviewed the progress of our international operation, which currently contributes approximately 10% to our revenue base.

Maintaining a selective roster of clients and generating new business opportunities are only two facets of the underwriting quality equation. Without discipline in underwriting analysis, long-term success is sacrificed for short term gains. The discipline we apply to risk evaluation extends equally to new opportunities or renewal business, and without regard to whether the source is a new or a long-term client. The underwriting analysis process at NAC Re is a careful, collaborative effort involving teams of actuaries, claims professionals, attorneys, accountants and underwriting service staff. Their assistance in risk assessment, pricing, and the evaluation of contract terms helps ensure that the underwriting process addresses all facets of risk and exposure.

The same rigorous standards for risk evaluation are applied regardless of the size of the opportunity. We strive to take lead positions or co-lead positions in most business we write, and have succeeded in

--------------------------------------------------------------------------------

maintaining that position with the majority of our contracts in 1996. However, even where our participation on an account is expected to be relatively small, we do not rely on the underwriting of other reinsurers. We devote the same degree of diligence as we would for a lead position.

As a result of our disciplined underwriting process, we evaluate considerably more business than we ultimately write, particularly in the facultative individual risk area. This is illustrated by our "success ratio," which is the measure of business actually written in relation to the business submitted to us for review. For example, our success ratio for 1996 for facultative individual risk business ranged from 20% to 30%, which was comparable to 1995 levels. This is a further indication of our discipline and resolve in the face of difficult market conditions.

Numerous other techniques contribute to our underwriting success. For example, our underwriters have become specialists in particular lines of business and in specific types of risks or perils. Specialization is beneficial as it improves the quality of our underwriting and provides a valued resource to our clients.

We also maintain underwriting integrity through an internal underwriting audit process. Teams of underwriters are assembled from treaty departments, facultative offices and our international operation to audit the underwriting efforts of different profit centers and branch locations. We have expanded this effort by utilizing internal financial audit staff and external independent auditors to assess our underwriting process in various locations. This additional oversight helps to validate the integrity of our underwriting process and ensure compliance with internal underwriting controls.

We expect our underwriting process and our tools for profitability analysis to be greatly improved in 1997 with the implementation of the underwriting and claims components of "Destiny," our powerful new comprehensive information system. A cross-discipline team of professionals, in partnership with our technology experts and premier outside consultants, has harnessed the latest technology in the design of a system that will enable our staff to increase the precision and efficiency of their risk and exposure analysis. We believe shared, instantaneous access to information will result in even better underwriting decisions and enhanced client service.

Customer Intimacy

Our profitable growth strategy clearly relies not only on the care with which we underwrite business, but also the degree to which we can attract and retain business. Our success in developing and maintaining relationships depends upon providing a level of stability, innovation and service that will differentiate us in a competitive market. We characterize this undertaking as our customer intimacy strategy.

Stability may be measured by the duration of a reinsurer's existence and the degree of its independence, both of which are indicators of long-term commitment to the business, and both of which are, more and more, distinguishing factors for NAC Re. Size is also viewed as a gauge of stability -- as long as it is supported by a quality balance sheet. NAC Re's significant surplus size facilitates access to high-grade cedants, who are increasingly selective when choosing a reinsurer. Statutory surplus at NAC Reinsurance has grown to approximately $665 million, an increase of nearly $50 million in 1996.

--------------------------------------------------------------------------------
LETTER TO OUR SHAREHOLDERS

Similarly, NAC Reinsurance International has gained access to the global marketplace due, in part, to the dedication of approximately $140 million in capital to that operation. The A.M. Best rating of "A+" (Superior) shared by all members of the NAC Re group is a clear signal of financial strength and stability, which also facilitates increasing acceptance of our international operation throughout the world.

We are also extremely pleased with innovations in the products we offer and the solutions we developed for our clients that distinguished NAC Re in 1996 and paved the way for future growth. For example, we marketed a new property reinsurance product that should assist our clients in simplifying proportional transactions. In several instances, we were successful in cross-marketing treaty and facultative solutions, working closely with our broker partners to meet our clients' needs creatively and completely.

Our focus on continuous improvement in service can best be illustrated by several domestic and global initiatives in 1996 to achieve greater proximity to our clients. We moved our Greenwich branch office to New York City, better utilizing our existing resources by locating in the midst of a large client population. Additionally, the maturity of some existing facultative branches and the level of business being generated allowed us to open new offices in Philadelphia and Los Angeles. We launched a full operation in Sydney, which will provide the proximity from which to develop the growing business in Australia and New Zealand. Finally, by maximizing our technology resources, we were able to initiate small, low-cost satellite locations in Dallas, Indianapolis and Madrid. This will allow us to better service our clients and explore new territories, without significant additional investment in infrastructure.

Financial Integrity

In the risk assumption business, a sound balance sheet and financial integrity depend upon important interdependent factors for long-term success. These include consideration for the aggregation of risk, the maintenance of a sound retrocessional strategy, careful claims reserving, and effective asset management.

Naturally, disciplined underwriting provides the critical first step in ensuring financial integrity. While the assessment of risk in each transaction is essential, the process would be incomplete and financial integrity potentially compromised without careful management of the aggregation of risk. We accomplished this through a variety of means, including sophisticated modeling, particularly with respect to property exposures, where large or catastrophic events could impact multiple contracts and products. In 1996, a cross-functional team developed our expertise in aggregation analysis, establishing internally a service that had previously been outsourced. This quantitative modeling proficiency will also facilitate prospective analysis to target new underwriting opportunities more proactively.

The quantification of risk also provides the basis for structuring an effective retrocessional program. Ensuring adequate protection while maintaining acceptable margins of profitability is a critical exercise for a strong financial position. At each milestone in surplus growth, we have reevaluated our risk appetite and our tolerance to potential volatility in earnings. In 1996, we were able to expand our overall retrocessional protection, significantly reduce our costs and only moderately increase our retention levels. We will continue to devote resources and attention to the refinement and deployment of our retrocessional strategy. Changes in our retrocessional program in 1997 should enhance our overall profitability.

--------------------------------------------------------------------------------

Ensuring that the balance sheet adequately reflects our ability to make good on our "promise to pay" is essential for the integrity of our financial position. While we consider our claims reserving techniques to be among the best in the industry, we continue to strive for greater certainty through the use of additional improved analytical tools. For example, in 1996 we supplemented our principal actuarial models with new reserving software that tests our methodology with multiple additional models. Our reserving also relies on our claims review process combined with actuarial analysis, and in 1996 we expanded the number of claim audits to more than 100 in order to keep pace with our increasingly diverse book of business. For an outside view, throughout our history the Audit Committee of our Board of Directors has engaged an independent actuarial consulting firm to perform an annual analysis of our reserve adequacy. The independent actuarial opinion can be found on page 18 of this Annual Report.

The preservation of a strong balance sheet requires careful investing. Cash and invested assets reached nearly $2 billion in 1996, generating more than $100 million in pretax net investment income, up from $89 million in 1995. Our portfolio continues to be largely composed of fixed maturity securities, 98% of which are investment grade. Through the use of several external investment managers, including separate managers for our portfolio in the United Kingdom, we are able to tap into the expertise and research capabilities of premier asset management firms.

Shareholder Return

Improvement in shareholder return is our top priority. We were disappointed that our strong financial performance and superior franchise value were not adequately recognized by Wall Street during 1996. Nonetheless, we are encouraged by the generally upward movement in our stock price in the first two months of this year. In addition, we believe the recent upgrade in our A.M. Best Rating to "A+" (Superior) serves to confirm our view of our financial strength. We remain committed to building shareholder value and delivering strong financial results, generated by continued profitable growth. In addition, we will continue to explore and execute capital management strategies to enhance shareholder value. In 1996 we repurchased nearly one million shares of NAC Re Common Stock, and we anticipate that our repurchase authorization will be expanded this year. Further, we plan to redesign aspects of our compensation program to even more closely align management's interest with those of our shareholders. And finally, we plan to more aggressively communicate our accomplishments and business strategy to the investor community. We believe that these actions, executed by a strong management team committed to delivering superior results, will increase the likelihood of the returns that our shareholders deserve.

Preparation for the Future

While we have continued to build for the future by seeking profitable growth and enhancing the integrity of our balance sheet, our most important long-term investment in 1996 was made in our people. We expanded our worldwide underwriting force by more than 15% in 1996. The individuals who joined our talented staff bring many years of experience in the reinsurance and insurance business, and, together with growing strength in supporting departments, will help forge the new relationships, develop the new products and stimulate the innovative thinking required to generate growth for years to come.

--------------------------------------------------------------------------------
LETTER TO OUR SHAREHOLDERS

We also broadened our skills and experience in financial management, expanding the scope of our Finance Division and attracting new professionals with diverse backgrounds and impressive credentials. With this additional leadership, we believe our management depth throughout the organization is unparalleled for a company of our size.

Finally, and perhaps most significantly, we began to secure our future by selecting a highly-regarded, experienced and energetic leader to serve as the President and Chief Operating Officer of NAC Re Corp. and Chief Executive Officer of NAC Reinsurance Corporation. Nick Brown joined us in late 1996 with more than 20 years of experience and accomplishments at two insurance industry leaders. His broad perspective and ability to understand our business from our clients' vantage point have already made important contributions to our efforts. I look forward to working with Nick and our executive team as we lead the Company and its outstanding people in seeking growth and prosperity for our shareholders in the years to come.

                                             /S/ Ronald L. Bornhuetter
                                                 Ronald L. Bornhuetter
                                                 Chairman and
                                                 Chief Executive Officer
                                                 March 1997

--------------------------------------------------------------------------------
                                              INTRODUCING NICHOLAS M. BROWN, JR.

In late 1996 Nicholas M. Brown, Jr. became NAC Re's new President and Chief Operating Officer, reporting directly to Chairman and Chief Executive Officer Ronald L. Bornhuetter.

A seasoned insurance executive, Nick joined NAC Re from the St. Paul Companies, where, as Executive Vice President and Chief Operating Officer of St. Paul Fire and Marine Insurance Company, a $3.5 billion premium operation, he was responsible for all U.S. underwriting business. Nick had previously been President of St. Paul Specialty, a division of specialized commercial operations, including medical liability, construction, surety and technology.

Nick's industry experience spans more than 20 years, with 17 of those in various positions at Aetna Life and Casualty Companies. Beginning his career as an actuarial trainee, Nick moved through the ranks, holding a variety of senior positions covering almost all aspects of the property/casualty business.

A Delaware native, Nick has a B.A. summa cum laude in mathematics from the University of Delaware and an M.A. in economics and finance from Trinity College. He is a fellow of the Casualty Actuarial Society, and has, in his career, served on a variety of industry and not-for-profit boards and associations.

Commenting on his appointment at NAC Re, Nick said, "I am pleased and proud to have been selected to join NAC Re at what I view as a time of great challenge and opportunity. Our industry is in the midst of dramatic change, and thanks to diligent past management by Ron and the NAC Re Board, this Company is extremely well-positioned to thrive in the years to come. I look forward to contributing to our future, while helping the Company grow in the global marketplace carefully, intelligently and profitably."

--------------------------------------------------------------------------------
EXECUTIVE DIALOGUE

Ronald L. Bornhuetter, NAC Re's Chairman and CEO, and Nicholas M. Brown, Jr., NAC Re's new President and COO, discuss the state of the market and NAC Re's opportunities for profitable growth. Ron and Nick take a close look at the reasons for NAC Re's success and talk about leading the Company beyond its year 2000 goals and into the next millennium.

Current insurance and reinsurance market conditions

Ron Bornhuetter: During the past year competition and consolidation defined the reinsurance marketplace. Domestic reinsurance premium growth slowed to 3.7% in the first nine months, only slightly ahead of the primary market. Despite severe price pressures, reported industry composite ratios and earnings improved over a strong 1995 year. While many of the larger reinsurers enjoyed better than average results, NAC Re significantly outperformed industry averages with nearly double the premium growth, a lower combined ratio, and record earnings.

Rapid industry consolidation distinguished the reinsurance sector in 1996, with five significant reinsurers leaving the industry in one year through mergers and other transactions. We anticipate additional departures as the flight to quality creates a clearer distinction between strong, independent reinsurers and the rest of the pack. With each departure comes potential clients seeking more stable partners and appropriate diversity among their approved reinsurers. Insurers respond to consolidation by upgrading their reinsurer lists. NAC Re leverages industry changes by attracting top notch people and seeking new business.

Nick Brown: Primary insurers face competitive pricing conditions and consolidation challenges similar to those for reinsurers. Loss costs in 1996 outgrew premium gains, with analysts predicting more of the same in 1997. Reinsurers can be somewhat insulated by writing most business on an excess of loss basis, so loss experience is not as correlated to their clients' results. Typically, reinsurers suffer more from severity issues than the frequency of events, such as the number of smaller catastrophes that plagued primary insurers in 1996.

Premier insurers are managing these market pressures by tempering growth targets and controlling expenses. Nearly all carriers are squeezing more productivity out of their resources. Many companies are also carving out specialized niches, where barriers to entry are high and premium dollars are comparatively stable. These developments have major implications for reinsurers as they affect the structure and stability of reinsurance programs, and the amount of reinsurance purchased.

Selecting reinsurers

Ron Bornhuetter: Fundamental shifts in reinsurance purchases are underway in response to changes in the insurance and reinsurance industry. Many large and midsize insurers are raising their retentions or deductibles, shrinking their traditional treaty programs while opting for more selective and less costly use of facultative protections. In contrast, specialty and other insurers new to their markets are securing more comprehensive reinsurance protection from unexpected loss activity. The ongoing consolidation among reinsurers adds another element of uncertainty for insurers, causing many to seek more stable reinsurers in their restructured programs.

Reinsurers having the strengths of financial security, global treaty and facultative capabilities, large limits capacity, superior underwriting skills, and a value-added approach will thrive in this changing, competitive market. We also increasingly see the reinsurance buyer factoring

--------------------------------------------------------------------------------

the independence of its reinsurer into the buying decision. These are the reinsurers that will attract the best business and meet the needs of insurers and their intermediaries searching for a few, good long-term partners.

Nick Brown: Only a handful of reinsurers demonstrate the financial strength and varied capabilities Ron identified, and they alone benefit from this environment of consolidation and competition. Reinsurers must have $500 million or more in surplus, as well as proven capacity and reliability, to clear the first bar set by most insurers.

Primary insurers are looking for substantially more from their reinsurers -- they need a reinsurer's expertise and value-added service to help them profit in these difficult times. That something extra can be crucial insights on policy forms, rapid quote turnarounds and claim payments, actuarial expertise, or electronic submissions. Any service that helps the insurer compete more effectively and efficiently has value. The reinsurer that delivers this value will differentiate itself from other reinsurers in the top tier.

Ron Bornhuetter: What Nick just described is our client intimacy strategy and why it has worked. The outcome of the strategy may be a new property product structured for a core client, technical underwriting assistance on an emerging casualty coverage, or a host of other services. The point is knowing the needs of each client, one at a time, and then tailoring our product and service to meet those needs. We are committed to working with our intermediary partners to deliver the best product and service to each client, and we believe that client intimacy is key to differentiation and success.

Nick Brown: A client intimate strategy will continue to make NAC Re a reinsurer of choice. When reassessing their reinsurance needs, insurers look to their most valuable partners first. The reinsurer who can bring solutions and security to the table will grow with the client and share in its success.

Executing our long-term strategy

Ron Bornhuetter: In 1996 we made tremendous strides toward four strategic goals: profitable growth, global expansion, prudent risk management and customer intimacy. Focusing on profitable growth, we achieved greater depth and breadth in our select client base, while maintaining our underwriting standards. NAC Re underwriters developed more core relationships with intermediaries and ceding companies, bolstering our foundation for future growth. Intensified marketing efforts helped extend our client reach to more regional and specialty carriers. By offering our brokers and clients easy access to our entire range of reinsurance products and services, including our international and niche insurance resources, we find new ways to grow with them and strengthen relationships.

Typical of our innovative solutions for clients is a new strategic alliance in the ocean marine business. Ocean marine is a highly specialized market in which NAC Re stands out for its underwriting expertise. Our creative underwriters found a way to partner with another reinsurer to give clients more NAC Re support while satisfying their accumulation concerns. Such innovative thinking should lead to many more years of profitable premium growth.

Nick Brown: It is precisely that innovative spirit that attracted me to NAC Re, along with its success and drive. I am impressed to see NAC

--------------------------------------------------------------------------------
EXECUTIVE DIALOGUE

Re having grown from a startup to a major reinsurer with an impressive market presence, diversified lines of business, a seasoned facultative network, and expanding locations throughout the world. I had an opportunity to join NAC Re at a key point in its history: while committed to consistent execution of a long-term strategy to ensure further growth and expansion, we are in a position to enjoy the harvest of our strategic investments of the past.

Profitable growth through diversification

Ron Bornhuetter: NAC Re's diversification strategy in which we seek to gain market share by serving more needs of our current clients and consistently add new clients, has worked well in the international marketplace. NAC Re International attained 15% premium growth in 1996, generated from new clients and from U.S. clients abroad. In 1996, we began writing facultative business from our London base. We also launched operations in Australia and Spain. Our cedants are now spread from the United Kingdom to Australasia to South America, wherever growing markets need reinsurance.

Our international underwriters share the view that their worldwide marketplace is as competitive as Nick and I see in the U.S., but I am bullish on profitable growth. Our strategy of taking large shares and influencing contract terms has started to pay off in the global arena as effectively as it has domestically. The professional underwriting and service trademark of NAC Re has helped us withstand competitive pressures. Casualty expertise, another NAC Re hallmark, serves us well as foreign liability systems perceptibly evolve along U.S. lines to create exposures that are new to some clients, but all too familiar to us.

Nick Brown: More international insurers and reinsurers seem to be reaching the same conclusion as their U.S. counterparts: profitable growth will come by finding the right niches among hundreds of opportunities, or by taking another company's niche or market share. Our international and domestic success has come from building rather than buying business. On the domestic front, several facultative automatics represent successful entries into new business lines. The worldwide insurance market offers nearly $800 billion in property and casualty premium, less than half of that amount residing in the U.S. A single niche can amount to significant and profitable growth.

A niche market strategy has worked well for the Greenwich Insurance Company and Indian Harbor Insurance Company, two domestic NAC Re Group members operating in a handful of specialty markets not generally served by our core reinsurance clients. When needed, we step in to provide primary capacity for a core reinsurance client. Future growth will remain similarly focused and specialized, complementing NAC Re's broader strategy.

Finding superior, profitable  opportunities in a competitive market

Ron Bornhuetter: Before I discuss future growth opportunities for NAC Re, I would like to emphasize the word "profitable." Our underwriters do not have written premium targets. In fact, we nonrenewed or walked away from several sizable accounts due to unacceptable price and terms. We will continue to rely on underwriting and claim audits, actuarial pricing analysis, security review, and the other disciplines that helped us become the successful reinsurer we are today. Our tools are more refined, but the fundamentals remain unchanged.

Our unwavering discipline may cost us growth, but not profit or opportunities. More

--------------------------------------------------------------------------------

joint marketing efforts with our intermediaries will draw desirable business away from direct reinsurers and generate more opportunities for us to work together. Strategic affiliations providing entry into targeted specialty lines of business, like a new alternative risk program, will enhance treaty growth. NAC Re's facultative foundation now includes underwriters in our newest locations -- Philadelphia, Los Angeles, Dallas and Indianapolis, all producing more business because of that local presence. In 1996, our facultative forces generated a 24% increase in individual risk and automatic premium, confirming our belief that proximity to clients is a key component in profitable growth.

Nick Brown: Linking our people with our intermediaries and clients is a vital part of our plan for success. Increased electronic client connections bring us closer to our broker partners and ceding companies, and make it easier to transact business, improving the productivity of all parties to the reinsurance transaction. Deploying our specialist teams and a new research database to deliver value-added expertise to more clients will further differentiate us from competitors. Maximizing cross-selling efforts, so that each underwriter can promote the full array of NAC Re products and capabilities, is furthered by ongoing training and new marketing brochures. All of these initiatives, coupled with technology leadership, puts our entire organization in front of our intermediaries and clients.

Building the NAC Re franchise effectively and efficiently

Nick Brown: Coming from the primary market where productivity increasingly impacts operational decisions, I was pleased to see NAC Re's heavy emphasis on leveraging our existing resources for growth. Some new facultative offices consist of an underwriter and a laptop linked to the Company's systems and information databases. The new research database housing all of our legal, claims and underwriting research provides NAC Re employees with instant access to answers, eliminating duplicate activities and multiplying the benefits of completed efforts.

Ron Bornhuetter: The best example of merging savings with better results is our Destiny system. Many insurers and reinsurers have contracted out the development of new systems and paid huge bills - some are still waiting to see results. In contrast, our technology unit teamed up with business users from around the Company to build the advanced system we all wanted, and they succeeded. Implementation begins in 1997, a year after the first phase began, at a fraction of the cost of outsourcing and with far greater productivity. In addition, electronic data interchange initiatives will enhance productivity gains throughout our organization.

Delivering shareholder value

Ron Bornhuetter: Nick and I have talked about success in our reinsurance market and delivering value to our clients, but as I mention in the Letter to Shareholders, increasing shareholder value is our paramount concern. In 1996, stock price performance by both NAC Re and the reinsurance sector did not keep pace with the booming insurance and stock market, despite, in the case of NAC Re, strongest earnings ever.

Our number one priority is to raise NAC Re above its industry group and reward our shareholders for their long-term commitment to us. We will continue to execute a successful business strategy and build an outstanding franchise that should deliver attractive returns.

--------------------------------------------------------------------------------
EXECUTIVE DIALOGUE

We will also employ the capital management tools necessary to achieve our long-term goals. Our new financial management leadership channels a wealth of investment banking and sophisticated corporate transactional experience to the task. The alternatives at our disposal are varied, but I emphasize that capital management strategies will be balanced with our continued adherence to a pristine balance sheet and the reinsurance fundamentals that ultimately generate future returns.

Nick Brown: Attention to those fundamentals is crucial to both the strength and consistency of our earnings. Maintaining per occurrence limits on catastrophe covers is one example. During 1996 and early 1997, our underwriters reduced exposed limits on casualty facultative business and refined our retrocessional program to lower cost while improving protection. By better guarding against unwanted surprises, we stay on our course toward greater profitability and improved shareholder returns.

Progress toward our year 2000 goals and beyond

Ron Bornhuetter: By staying the course, we have achieved success on all four strategic objectives and made our greatest strides in profitability, certainly our most important measure of progress. It is not easy, but the people and tools -- the NAC Re franchise -- are all in place to make it happen.

Nick Brown: I look forward to working with Ron to continue NAC Re's industry leadership in all four targeted areas -- profitable growth, international expansion, prudent risk management and customer intimacy. Our strategy is sound; the tools for execution are here. I will help keep our focus on these goals and our priorities in appropriate order.

Ron Bornhuetter: Critical to our success are our talented and loyal employees and their motivation and innovative spirit. The collective underwriting, actuarial, claims, contract, legal and financial expertise that is our hallmark, improves our clients' profitability and strengthens the bonds that make core relationships. With this expertise and a flexible and cutting-edge information system, we have a combination of skills and tools that are unsurpassed. It is all here, and our shareholders, members of our Board, clients, intermediaries, and employees will enjoy the fruits of these efforts for years to come.


                                                              NAC Re      [Logo]
                                                              Corporation

--------------------------------------------------------------------------------
FINANCIAL REVIEW

                                -----------------------------------
                                * Financial Reporting Responsibility
                                -----------------------------------
                                * Report of Independent Actuaries
                                -----------------------------------
                                * Report of Independent Auditors
                                -----------------------------------
                                * Management's Discussion and Analysis
                                -----------------------------------
                                * Eleven Year Financial Summary
                                -----------------------------------
                                * Consolidated Financial Statements
                                -----------------------------------

--------------------------------------------------------------------------------
FINANCIAL REPORTING RESPONSIBILITY

Management Letter

The management of NAC Re has primary responsibility for the integrity and accuracy of the financial information presented in this Annual Report and for making certain that such information presents fairly the financial position and operating results of the Company. The financial statements included in this Annual Report have been prepared in conformity with generally accepted accounting principles, and all financial information presented within this Report is consistent with these financial statements.

The accounting systems and internal controls of the Company are designed to provide reasonable assurance that transactions are executed in accordance with management's authorization, that the Company's financial records are reliable for preparing financial statements and maintaining accountability for assets, and that the assets of the Company are safeguarded against losses from unauthorized use or disposition. Management believes that the Company's system of internal control is adequate to accomplish these objectives.

Ernst & Young LLP, independent certified public accountants, have audited the financial statements of the Company, and their report is included on page 19. The independent auditors have full access to each member of the Company's management in conducting their audit. Management believes that all representations made to Ernst & Young LLP during the audit were valid and appropriate.

The Audit Committee has engaged the services of Tillinghast - Towers Perrin, a leading actuarial consulting firm, to provide an independent opinion as to whether the Company's reserves for claims and claims expenses and assets for reinsurance recoverable on those reserves are fairly stated and represent a reasonable estimate of the Company's ultimate claims reserves and related assets. The Tillinghast report is included on page 18.

The Audit Committee of the Board of Directors, composed of directors who are neither officers nor employees of the Company, oversees management's discharge of its financial reporting responsibilities. The activities of the Audit Committee are discussed in the Audit Committee Chairman's letter.



Ronald L. Bornhuetter     Jerome T. Fadden          Thomas A. Weidman
Chief Executive Officer   Chief Financial Officer   Chief Actuarial Officer

--------------------------------------------------------------------------------

Audit Committee Chairman's Letter

In 1996 the Audit Committee of the Board of Directors was composed of five independent directors: C. W. Carson, Jr., Chairman; Todd G. Cole; Michael G. Fitt; Daniel J. McNamara; and Wendy J. Strothman. The Committee held four meetings during 1996.

The Audit Committee oversees management's discharge of its financial reporting responsibilities and the system of internal controls established by management. In fulfilling its responsibility, the Committee recommended to the Board of Directors the selection of the Company's independent certified public accountants, Ernst & Young LLP. The Audit Committee also engaged the services of independent actuarial consultants, Tillinghast - Towers Perrin.

The independent auditors are engaged for the purpose of auditing the Company's year end financial statements and providing timely interim review reports on the quarterly financial statements.

The Audit Committee met with the Company's internal auditors and representatives of the independent auditors to review the overall scope and specific plans for their respective audits. In addition, the Company's internal auditors and independent auditors had free access to the Audit Committee throughout the year and had the opportunity, without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

The Committee also reviewed the report of the independent actuarial consultants which states that the Company's reserves for claims and claims expenses and assets for reinsurance recoverable on those reserves are fairly stated and represent a reasonable estimate of the Company's ultimate claims reserves and related assets. The independent actuarial consultants met with the Committee, without management present, to discuss the results of their examination and had, at all times, free access to the Audit Committee.

The Committee also reviewed the consolidated financial statements of the Company prior to their distribution to the shareholders.

                                                  C. W. Carson, Jr.
                                                  Chairman, Audit Committee

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACTUARIES

To the Board of Directors of NAC Re Corporation:

We have examined the liability for claims and claims expenses of $1,513,345,000 and the asset for reinsurance recoverable on unpaid claims and claims expenses of $406,128,000 recorded in the December 31, 1996 consolidated balance sheet of NAC Re Corporation and subsidiaries (the "Company"). Our examination included a review of assumptions and methods used by the Company and performance of independent projections of the Company's claims and claims expenses and the reinsurance recoverable on unpaid claims and claims expenses using internal and external data and such other procedures as we consider necessary in the circumstances. In making our examination, we relied upon the accuracy and completeness of all loss data and other related information prepared by the Company.

The Company uses tabular reserving for workers' compensation case losses that are considered fixed and determinable, and discounts such reserves at a 7% annual rate of return. The amount of discount estimated for December 31, 1996 case reserves are $22,694,000 gross of reinsurance recoverable and $20,765,000 net of reinsurance recoverable.

In estimating future loss emergence, we have assumed that historical loss emergence patterns and judgments made are predictive of future developments. Due to the inherent limitations of data and the uncertainty associated with statistical estimates for property and casualty reinsurance, it is possible that the actual payments of unpaid claims and claims expenses could prove to be materially different from the estimated amount contained in the financial statements. Our estimates make no provision for the extraordinary future emergence of new classes of losses, types of loss not sufficiently represented in the Company's historical data base, or losses which are not yet quantifiable. We also have assumed that all reinsurance is valid and collectible, and have not anticipated any contingent liabilities or diminution of asset value that may exist in the event that any of the reinsuring companies might be unable to meet their obligations to the Company under existing reinsurance agreements. With the exception of reinsurance recoverable on unpaid claims and claims expenses, we have not examined the Company's assets and have formed no opinion as to the validity or value of the assets. We have presumed that all reserves are backed by valid assets, which have suitably scheduled maturities and/or liquidity to meet cash flow requirements.

In our opinion, the amounts recorded in the consolidated balance sheet as estimated reserves for claims and claims expenses and the assets for reinsurance recoverable on unpaid claims and claims expenses:

* are computed in accordance with commonly accepted actuarial methods and are fairly stated in accordance with sound actuarial principles;

* are based upon actuarial assumptions which are relevant to policy provisions; and

* make a reasonable provision in the aggregate for all unpaid claims and claims expense obligations.


Boston, Massachusetts                             Tillinghast - Towers Perrin
February 14, 1997

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of NAC Re Corporation:

We have audited the consolidated balance sheet of NAC Re Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 (presented on pages 32 to 60 herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NAC Re Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


New York, New York                                          Ernst & Young LLP
February 4, 1997

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NAC Re Corporation ("NAC Re") is the holding company for NAC Reinsurance Corporation ("NAC") and its wholly-owned insurance and reinsurance domestic and foreign subsidiaries. NAC Re and its subsidiaries are collectively referred to as the Company.

Results of Operations

The Company's operating income, excluding realized investment gains, was $57.8 million for 1996, $45.9 million for 1995 and $34.8 million for 1994. On a per share basis, operating income, excluding realized investment gains, was $3.03, $2.53, and $1.95 for 1996, 1995 and 1994, respectively.

Net income was $70.5 million for 1996, $62.8 million for 1995 and $35.6 million for 1994. On a per share basis, net income was $3.69, $3.47 and $1.99 for 1996, 1995 and 1994, respectively. Net income for 1996 includes after-tax realized investment gains of $12.7 million or $.66 per share compared to $17.0 million or $.94 per share in 1995 and $.8 million or $.04 per share in 1994.

Premium Revenues

The Company's premium revenue growth for its domestic and international operations are as follows:

                                         Gross Premiums Written   Percent Change
================================================================================
Dollars in Millions                      1996     1995     1994    96/95   95/94
================================================================================
Domestic:
Casualty                              $  364.1 $  354.8 $  293.4    2.6%   20.9%
Property                                 189.2    179.8    151.6    5.2    18.5
Specialty/other                          102.1     92.3    100.2   10.7    (7.9)
--------------------------------------------------------------------------------
   Subtotal                              655.4    626.9    545.2    4.6    15.0
================================================================================
International:
Casualty                                  22.8     19.2     14.8   18.1    30.3
Property                                  38.9     33.9     17.7   14.7    91.6
--------------------------------------------------------------------------------
   Subtotal                               61.7     53.1     32.5   15.9    63.7
================================================================================
Intercompany transactions:
Casualty                                   (.7)     (.6)     (.8)    --      --
Property                                  (2.3)    (1.5)    (1.9)    --      --
--------------------------------------------------------------------------------
Total                                 $  714.1 $  677.9 $  575.0    5.3%   17.9%
================================================================================

                                          Net Premiums Written    Percent Change
================================================================================
Dollars in Millions                      1996     1995     1994   96/95    95/94
================================================================================
Domestic:
Casualty                              $  328.9 $  311.7 $  250.1    5.5%   24.6%
Property                                 121.1    111.1     92.2    9.0    20.5
Specialty/other                           71.9     53.3     70.1   35.0   (24.1)
--------------------------------------------------------------------------------
   Subtotal                              521.9    476.1    412.4    9.6    15.4
================================================================================
International:
Casualty                                  22.1     18.7     14.5   18.4    29.0
Property                                  30.0     26.7     11.3   12.1   136.7
--------------------------------------------------------------------------------
Subtotal                                  52.1     45.4     25.8   14.7    76.2
================================================================================
Total                                 $  574.0 $  521.5 $  438.2   10.1%   19.0%
================================================================================

--------------------------------------------------------------------------------

The property/casualty reinsurance marketplace remained competitive in 1996. Rate pressure at the primary level and ample reinsurance capacity precluded reinsurance rate improvements. In addition, larger primary companies increased their retentions. This, in turn, may have pressured certain small to mid-sized reinsurers to reduce prices in a fight for survival. Other reinsurers responded by seeking merger opportunities or by raising capital in order to expand surplus levels and remain attractive to increasingly selective reinsurance purchasers. Mergers by primary companies have resulted, in certain instances, in much larger companies, which has helped to exacerbate the need for increased size and financial strength of reinsurance partners.

The dynamics of the marketplace have not only intensified competition but also generated opportunities for growth. For example, the curtailment by some companies of reinsurance operations and mergers among reinsurance companies has dislodged business and created new opportunities for some reinsurers. In addition, continued globalization by U.S. insurers and lingering uncertainty about Lloyd's has generated expanded opportunity in the international marketplace. The Company believes that while market conditions will continue to be competitive in 1997 in all lines of business, opportunities for selective profitable business growth are likely to continue.

Worldwide casualty gross premiums written in 1996 totaled $386.2 million, an increase of 3.4% compared to increases of 21.5% in 1995 and 44.3% in 1994. Domestic casualty gross premiums written increased 2.6% in 1996, 20.9% in 1995 and 37.8% in 1994. Growth in casualty business slowed in 1996 due principally to the prolonged soft market conditions and the increased retentions of certain clients, including one large account. Excluding the impact of this large account, casualty gross premiums would have increased approximately 14% over 1995. Casualty growth in 1996 was attributed to increased opportunities from existing facultative and treaty clients, which more than offset increased retention levels. Casualty growth in 1995 came largely from increased participations from existing treaty clients. Casualty growth in 1994 was attributed to several new treaty programs written during the latter half of 1993, increases in participations from existing clients and, to a certain extent, increases in the amount of underlying premium written by ceding company clients. Casualty facultative gross premiums written increased 2.7% to $78.2 million in 1996 compared to $76.1 million in 1995 and $40.5 million in 1994.

Worldwide property gross premiums written were $225.8 million in 1996, compared to $212.2 million in 1995 and $167.4 million in 1994. Domestic gross premiums written increased 5.2% in 1996, 18.5% in 1995 and 1.7% in 1994 as a result of the competitive market conditions and increased retentions at the primary level. Property facultative growth contributed to the overall premium gains, including the positive impact of facultative automatic programs, and expansion into international facultative markets, with property facultative gross premiums written increasing by 33.9% in 1996, 36.7% in 1995, and 39.3% in 1994.

The Company's focus on certain specialty lines of business, particularly fidelity/surety, aviation and ocean marine business, has resulted in several growth opportunities. Fidelity/surety bond treaty gross premiums were $45.9 million in 1996, $33.3 million in 1995 and $33.5 million in 1994. The growth in 1996 was primarily attributable to a significant new surety treaty. The 1996 and 1995 fidelity/surety premiums continue to be impacted by the weak market conditions and increased retentions by primary companies.

The Company's specialization in aviation began in 1992, with the underwriting of a large general aviation program, and expanded in 1994 with a participation in a premier aviation underwriting pool. Due to adverse claim development in the general aviation program, and unsuccessful efforts to adequately correct the pricing, the treaty was not renewed effective July 1, 1994. The decline in premium was somewhat

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

offset by premium from an increased participation in the aviation pool in 1995. The Company's aviation business is managed and evaluated on a net basis to most effectively monitor exposures after the "common account" reinsurance protection the Company receives, as discussed below. Net premiums written from aviation business totaled $8.3 million, $10.9 million and $34.3 million for 1996, 1995 and 1994, respectively. In addition to aviation business, the Company writes a limited amount of other primary insurance business, principally through its subsidiary, Greenwich Insurance Company. Primary insurance is expected to be a source of growth in 1997, and currently represents approximately 6% of total net premiums written. Expansion in this area will be focused on highly specialized moderate duration casualty programs that are not competitive with business written by the Company's insurance company clients. The Company expanded its specialty lines to ocean marine business in 1994. Ocean marine gross premiums written totaled $12.7 million in 1996 compared to $6.3 million in 1995.

The Company's most significant effort to expand its business production in recent years has been the establishment of a fully licensed reinsurance subsidiary in London, England. Although the international marketplace is extremely competitive, the Company's international operation continues to report steady growth. Gross premiums written were $61.6 million, $53.2 million and $32.5 million for the years 1996, 1995 and 1994, respectively. The Company expects its international business to continue to increase as its international operation expands and matures.

Currently no single client generates more than 5% of premium volume. The Company does not believe that the reduction of business assumed from any one client will have a materially adverse effect on its future financial condition or results of operations due to the Company's competitive position in the marketplace and the continuing availability of other sources of business.

Ceded premiums recorded for retrocession agreements were $140.1 million, $156.4 million and $136.8 million in 1996, 1995 and 1994, respectively. The Company continually evaluates its retrocessional programs based on market conditions, pricing and its own risk tolerance. Ceded premiums were reduced in 1996 as a result of the soft retrocessional market, coupled with the Company's favorable claim experience and moderate increases in the Company's retention levels. The principal factor increasing ceded premiums in 1995 was the Company's share of the reinsurance protection purchased for the "common account" of all participating companies in the aviation pool and to a lesser extent, the expanded retrocessional protection obtained at marginally higher costs. The Company expects ceded premiums as a percentage of gross premiums written to decline further in 1997, principally due to a favorable pricing environment and through the restructuring of its retrocessional program.

Operating Costs and Expenses

Claims and claims expenses represent the Company's most significant and uncertain costs. This expense is only an estimate at a given point in time of the amount the insurer or reinsurer expects to pay on the settlement of claims. The Company would generally expect to refine such estimates in subsequent accounting periods based upon facts and circumstances then known.

The fact that the Company's exposure to claims generally begins after its clients absorb the first $1 million in claims contributes to the uncertainty of its claims estimates. With this excess coverage, claims occur less frequently than coverages which attach within the first $1 million of claims, thereby providing less credible historical claim experience from which to estimate ultimate claim costs. Further, the Company writes coverage in certain volatile casualty lines of business, such as general liability, directors' and

--------------------------------------------------------------------------------

officers' liability and medical malpractice. Claim activity for these lines is characterized by protracted litigation, the ultimate cost of which can be influenced significantly by future court rulings.

Estimates of claims and claims expenses are based in part on a prediction of future events, estimates of future trends in claim severity and frequency and other variable factors. The Company's ability to predict future trends based upon its own historical claim experience is inherently difficult because of its substantial growth in premiums since 1985. Therefore, the Company has supplemented its historical claim experience to a certain extent with claim experience derived from external sources, such as reinsurance industry data, for purposes of evaluating future trends and providing an estimate of ultimate claim costs. As the Company's book of business continues to mature, its own historical claim experience achieves greater credibility and enhances its ability to evaluate future trends. Accordingly, the Company believes its reserving process improves as additional claims experience emerges and could be expected to result in more refined estimates of claims and claims expenses over time.

One traditional means of measuring the underwriting performance of a property/casualty insurer is the statutory composite ratio. The composite ratio, based upon statutory accounting practices (which differ from generally accepted accounting principles in several respects) reflects underwriting experience, but does not reflect income from investments. A composite ratio of under 100% indicates underwriting profitability while a composite ratio exceeding 100% indicates an underwriting loss.

The following chart sets forth statutory composite ratios for the Company's domestic reinsurance subsidiary. It also provides an average of actual or estimated composite ratios for the fifteen largest property/casualty reinsurers, ranked by statutory surplus, based on data reported by the Reinsurance Association of America (RAA):

                                                  1996      1995      1994
================================================================================
Domestic Composite Ratio:
Claims and claims expenses                        63.7%     65.1%     66.6%
Commissions and brokerage                         28.3      29.7      31.3
Other operating expenses                           9.1       8.3       7.8
--------------------------------------------------------------------------------
   Total                                         101.1%    103.1%    105.7%
--------------------------------------------------------------------------------
Composite ratios for 15 largest reinsurers       103.8%    113.1%    106.4%
================================================================================

The Company's domestic composite ratio for 1996 reflects significant improvements in underwriting results compared to 1995 and 1994. Each year's ratio reflects the net favorable claim development from prior years, as discussed below.

Aided by a favorable catastrophe retrocessional market, the Company expects to maintain its exposure to a single event to $5 million for 1997 at a lower cost than 1996 and 1995. For 1997, the Company expects to obtain $115 million of property catastrophe protection, of which $25 million of coverage, in excess of the first $55 million of coverage, is available only if industry-wide claims exceed certain minimum levels. The Company evaluates its potential accumulated aggregate catastrophe exposure on both a gross claim basis and net of available reinsurance protection to determine whether its exposure to claims is within acceptable levels, and evaluates the catastrophe protection it offers to its clients accordingly. Although the Company has attempted to limit its exposure to acceptable levels, an extremely large catastrophic event,

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

or multiple catastrophic events could have a material adverse effect on the financial condition and results of operations of the Company. The Company's maximum retention on any one claim for non-catastrophe losses for 1997 and 1996 is $5.0 million, compared to $3.9 million in 1995.

In recognition of the Company's enhanced surplus position and financial capacity, and the continued positive contribution of business written since 1986, the Company has reached agreements to terminate two retrocessional programs effective January 1, 1997. As a result, the Company expects to receive a total consideration of approximately $220 million, representing reinsurance recoverable balances for unpaid claims and claims expenses, with total cash and invested assets increasing by approximately $170 million. The termination of these programs will result in an increase in retention levels for the years 1996 and prior. Particularly as the casualty book of business matures, the increase in net retentions for these years may result in increased volatility in future years to the extent the actual frequency and severity of claims differs from management's current estimates. The Company believes its exposure to such volatility is within acceptable levels. See Note 5 of the Notes to Consolidated Financial Statements for the impact on 1996 and 1995 retention levels.

An important area of focus in the reinsurance and insurance industries is exposure to asbestos and environmental claims. The Company's reserving process includes a periodic evaluation of the potential impact on claim liabilities from exposure to asbestos and environmental claims, including related loss adjustment expenses. The Company recorded claims and claims expenses incurred relating to asbestos and environmental claims of $10.7 million in 1996, $7.0 million in 1995 and $4.8 million in 1994, inclusive of paid claims of $4.2 million, $4.8 million, and $3.3 million, respectively. The Company's claims and claims expense reserves for such exposures, net of reinsurance, as of December 31, 1996, 1995 and 1994 were $28.5 million, $22.0 million and $19.8 million, respectively. A reconciliation of the Company's gross and net liabilities for such exposures for the three years ending December 31, 1996 and a discussion of open claim files are set forth in Note 3 of the Notes to Consolidated Financial Statements.

The Company believes it has made a reasonable provision for its asbestos and environmental exposures and is unaware of any specific issues which would materially affect its claims and claims expense estimate. The estimation of claims and claims expense liabilities for asbestos and environmental exposures is subject to a much greater uncertainty than would normally be associated with the establishment of liabilities for other exposures due to several factors, including: i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; ii) the lack of reliability of available historical claim data as an indicator of future claim development; iii) an uncertain political climate which may impact, among other areas, the nature and amount of costs for remediating waste sites; and iv) the potential of insurers and policyholders to reach agreements in order to avoid further significant legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. As these uncertainties are resolved, additional reserve provisions, which could be material in amount, may be necessary.

The Company's total net claims and claims expenses for each year reflects favorable claim development from prior years of $33.3 million in 1996, $19.6 million in 1995 and $43.5 million in 1994. The net favorable claim development for business written since 1986 continued to emerge during 1996, 1995 and 1994. This favorable development is impacted by several factors, some of which are interdependent. A principal factor is the strength of the actuarial assumptions underlying the business written, particularly

--------------------------------------------------------------------------------

with respect to social and economic inflation. These actuarial assumptions are utilized to establish the expected loss ratio employed in the actuarial methodologies used to establish the reserves for claims and claims expenses. Such loss ratios are periodically adjusted to reflect comparisons of actuarially computed expected claims to actual claims and claims expense development, inflation and other considerations. This favorable development has offset certain unfavorable development on business written prior to 1986, principally related to asbestos and environmental claims, and in 1996 and 1995, includes the Company's evaluation of the lengthening of loss emergence patterns for certain lines of business included in the most recent Historical Loss Development Study issued by the RAA. Claim payment activity increased to $190.4 million in 1996, compared to $180.4 million in 1995 and $154.7 million in 1994, reflecting in part, the Company's maturing casualty book of business.

Claims and claims expenses also include a charge for actual and potential non-recoveries from retrocessionnaires that are unable to meet their obligation under the retrocession agreement or do not satisfy the Company's financial guidelines. Such charges amounted to $1.2 million, $1.4 million and $4.0 million for 1996, 1995 and 1994, respectively, and reflect a provision for paid and unpaid claims, inclusive of incurred but not reported (IBNR) claims. Substantially all such charges relate to reinsurance purchased prior to 1986. The Company's .7 to 1 ratio of reinsurance recoverables (including IBNR and unearned premiums) to statutory surplus (a measure of exposure that continues to receive attention from research analysts and state regulators) is equal to the average ratio for the top 15 property/casualty reinsurers reporting to the RAA, based on the most recent available data. In addition, approximately 62% of the Company's reinsurance recoverables are collateralized by letters of credit, trust accounts or funds withheld, which further reduces the Company's exposure to uncollectible balances.

The Company is unaware of any specific, unusual and significant circumstances affecting claim reserve estimates, except to the extent disclosed.

The 1996 statutory composite ratio for the Company's international reinsurance subsidiary was 105.6% compared to 111.7% in 1995 and 114.7% in 1994. A principal cause of these relatively high composite ratios was the contribution of the operating expense ratios of 13.7%, 13.0% and 20.2% for the years ended December 31, 1996, 1995 and 1994, respectively. The Company generally expects a higher expense ratio in the start-up years an operation. The expense ratio of the international subsidiary is expected to decline over time as it leverages its investment in infrastructure and marketing, broadens client relationships and generates increases in premium revenues.

The pricing of the Company's reinsurance contracts contemplates many factors, including exposure to claims and the expenses of the client and the broker. Commissions and brokerage expenses as a percentage of premium revenues declined moderately in 1996 compared to 1995 and 1994. This decrease is principally due to the effects of certain contractual provisions which adjust commission expense based upon claims experience, partially mitigated by increases in pro rata contracts written in the Company's specialty lines of business, as these contracts generally carry a higher commission rate. The Company's actuaries and underwriters evaluate the adequacy of premium revenue net of these expenses, thereby mitigating the effect of variations in these expenses to overall underwriting results.

Operating expenses increased in 1996, 1995 and 1994, reflecting continued business expansion, investments in technology, a continued investment in facultative business and the start-up costs of the international operation. In addition, the Company expanded staffing in 1996 and 1995 in order to

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

accommodate continuing growth opportunities. The Company continues to seek measures to contain operating expenses that are not central to its underwriting activities, and to better utilize its resources.

Investments

Cash and invested assets were $2.0 billion at December 31, 1996 and $1.8 billion at December 31, 1995, excluding net investment payables of $24.9 million and $50.5 million for 1996 and 1995, respectively.

Net investment income increased 16.8% in 1996 compared to 10.9% in 1995 and 5.1% in 1994. The increase in 1996 is principally attributable to the growth in invested assets, including the investment proceeds of approximately $147 million from the Company's public debt and equity offerings in November 1995. The Company's pretax investment yield was 5.7% in 1996, 5.9% in 1995 and 6.0% in 1994. On an after-tax basis, the investment yield was 4.4% in 1996, 4.6% in 1995 and 4.5% in 1994.

Realized investment gains, net of tax, were $.66 per share for 1996, $.94 per share for 1995, and $.04 per share for 1994. Gains and losses on the sale of investments are recognized as a component of operating income, but the timing and recognition of such gains and losses are unpredictable and are not indicative of future operating results.

While the Company continued to be impacted in 1996 from the declining interest rate environment in 1995, the effect on investment yields was somewhat tempered given the Company's fixed maturity duration of approximately 5 years. Also affecting the comparison of 1996 and 1995 pretax and after-tax investment yields was the Company's investment of available cash flow during 1996 of approximately $117 million into tax-exempt securities to take advantage of the higher after-tax yields for these securities. The Company expects continued growth in investment income during 1997 due to a higher invested asset base, including the expected cash consideration resulting from the termination of two retrocessional programs in 1997. See Note 5 to the Notes to Consolidated Financial Statements.

The Company's investment strategy is focused principally on income predictability and asset value stability. This strategy results in an emphasis on high quality, fixed maturity investments. Tactical shifts between taxable and tax-exempt bonds may occur in order to maximize after-tax investment returns. At the end of 1996, the Company's fixed maturity investments amounted to $1.7 billion, which approximates 86% of cash and invested assets, and approximately 98% of such investments are rated investment grade by Moody's Investor Services, Inc. or Standard & Poor's.

Changes in market interest rates during 1996 resulted in a slight decrease in the market value of the Company's investment securities compared to 1995. Net unrealized appreciation of investments, net of tax, was $31.7 million at December 31, 1996 compared to $35.2 million at December 31, 1995. The unrealized appreciation was primarily attributable to the market value fluctuations in the Company's fixed income and equity securities, which are recorded at their fair values.

While uncertainties exist regarding interest rate and inflation variability, the Company attempts to minimize such risks and exposures by balancing the duration of its assets with the duration of its liabilities. Consistent with the payment profile of the Company's claims liabilities, as of the end of 1996 the Company's investment portfolio had an average duration of 4.8 years. See Note 2 of the Notes to Consolidated Financial Statements for a detailed discussion of the fixed maturity investment portfolio.

--------------------------------------------------------------------------------

The balance of the Company's investment portfolio at December 31, 1996, consisting of cash, short-term investments and equity securities, amounted to $280.4 million. As of December 31, 1996, the Company held $179.6 million or 9.1% of cash and invested assets in equity securities, representing 27% of statutory surplus. This is compared to $127.0 million or 6.8% of invested assets in equity securities at December 31, 1995, representing 21% of statutory surplus.

Since the initial capitalization of the Company's international reinsurance operation (NAC Re International), with $75 million in 1993 and subsequent contributions in 1994 and 1995, the stockholders' equity of NAC Re International has grown to $138.5 million as of December 31, 1996. This capital, a component of the invested assets described above, is being invested in accordance with the Company's overall investment strategy. At December 31, 1996, NAC Re International's investment portfolio, which was primarily invested in U.K. Government securities, had an average duration of 4.2 years, a pretax investment yield of 6.4% and an after-tax investment yield of 4.3%.

Income Taxes

The Company's effective tax rate increased to 20.8% in 1996 compared to 20.3% in 1995 and 15.8% in 1994. Excluding investment gains, the Company's 1996 effective tax rate was 16.8% compared to 14.2% in 1995. This increase was principally due to improved underwriting results and a slightly higher effective tax rate on investment income. The Company's effective tax rate increased in 1995 over 1994 principally due to of the larger contribution of investment gains, taxed at a marginal rate of 35%.

Liquidity and Capital Resources

NAC Re is a holding company and has no revenue producing operations of its own. Cash flow within NAC Re consists of investment income, operating and interest expenses, dividends to stockholders, rental income, dividends and tax reimbursements from NAC. These dividends are subject to statutory restrictions as described in Note 10 of the Notes to Consolidated Financial Statements.

In late 1995, the Company issued $100 million of 7.15% Notes due November 15, 2005, and raised approximately $49 million on the issuance of 1,530,000 shares of Common Stock. In addition, the Company raised $200 million in 1992 through the issuance of $100 million of 5.25% Convertible Subordinated Debentures due December 2002 and $100 million of 8% Notes due June 1999. As a result of the transactions and borrowings described below, pretax interest expense was $22.3 million in 1996, $15.6 million in 1995 and $14.5 million in 1994.

NAC Re maintains a revolving credit facility, under which it can borrow up to $35 million. Outstanding borrowings as of December 31, 1996 and 1995 were $12.9 million and $17.8 million, respectively, and were principally used to finance the Company's periodic repurchase of its Common Stock. In April 1996, the Company modified its credit facility. The requirement for payment of outstanding balances beginning in June 1996 was replaced with a scheduled reduction of the credit facility beginning in July 1998 and ending July 2001. NAC maintains a $15 million line of credit facility which is available for catastrophe claim payments or working capital purposes. There have been no borrowings under this facility.

During 1996, the Company repurchased approximately 943,000 shares of NAC Re Common Stock under its stock repurchase program. As of December 31, 1996, approximately 150,000 shares remain authorized for repurchase and the Company anticipates that the repurchase authorization will be expanded in the first quarter of 1997.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company's regular quarterly dividend was increased in June 1996 to $.06 per share from $.05 per share. It is anticipated that the cash dividend level will leave sufficient retained earnings to meet the Company's future financial needs.

Consolidated stockholders' equity totaled $553.3 million or $30.06 per share at December 31, 1996, compared to $511.8 million or $26.65 per share, at December 31, 1995.

Statutory surplus of the reinsurance subsidiary was approximately $664 million and $615 million at the end of 1996 and 1995, respectively. NAC ranks among the largest domestic reinsurers measured on this basis. The Company believes its surplus level enhances its ability to attract new business and retain its existing client base.

The Company's insurance operations create liquidity in that premiums are received substantially in advance of the time claims are paid. Over the most recent three years, cash flow provided by operating activities totaled over $478 million, including 1996 cash flow of $166 million. The cash flow for 1996 declined from 1995 primarily due to an increase in paid claims coupled with the timing of settlement of certain reinsurance balances. The Company expects its 1997 cash flow from operations to benefit from a nonrecurring receipt of approximately $170 million related to the termination of certain retrocessional agreements, described above.

Regulatory Initiatives

NAC Re and its domestic subsidiaries are subject to regulatory oversight under the insurance statutes and regulations of the jurisdictions in which they conduct business, including all states of the United States and Canada. NAC Re's international subsidiary is subject to the regulatory authority of the United Kingdom Department of Trade and Industry. The international subsidiary's Australian branch office is also subject to the Australian Insurance and Supervisory Commission's solvency and regulatory authority. These regulations vary from jurisdiction to jurisdiction, and are generally designed to protect ceding insurance companies and policyholders by ensuring each company's financial integrity and solvency in its business transactions and operations. Many of the insurance statutes and regulations applicable to the Company relate to reporting and disclosure standards which allow insurance regulators to closely monitor the Company's performance. Typical required reports include information concerning the Company's capital structure, ownership, financial strength and general business operations.

In 1993, the National Association of Insurance Commissioners (the "NAIC") adopted a model risk-based capital act intended to provide an additional tool for regulators to evaluate the capital adequacy of property and casualty insurers and reinsurers with respect to the risks assumed by them and to determine whether there is a perceived need for possible corrective action. The nature of any corrective action depends upon the extent of the calculated risk-based capital deficiency and ranges from requiring the company to submit a comprehensive plan to placing the insurer under regulatory control. While the model risk-based capital act has not yet been adopted in New York, NAC's domicile, it was enacted in California in 1996, NAC's commercial domicile. New York has issued a circular letter requiring the filing of risk-based capital reports by property and casualty insurers and reinsurers. The NAIC also adopted a proposal that requires property and casualty insurers and reinsurers to report the results of their risk-based capital calculations as part of the statutory annual statements filed with state regulatory authorities.

--------------------------------------------------------------------------------

Surplus (as calculated for statutory annual statement purposes) for each of the Company's domestic subsidiaries is well above the risk-based capital thresholds that would require either company or regulatory action.

Various other regulatory and legislative initiatives have been discussed from time to time that could impact reinsurers. Generally, the thrust of regulatory efforts is to improve the solvency of reinsurers and create strong incentives for insurers to do business with well capitalized, prompt paying reinsurers operating under U.S. jurisdiction. These initiatives, and the overall focus on solvency, may accelerate the restructuring of the reinsurance industry. While we cannot quantify the impact of these regulatory efforts on the Company's operations, we believe the Company is adequately positioned to compete in an environment of more stringent regulation.

Other disclosure standards require regulatory approval of changes in control of an insurer and of transactions between affiliates and subsidiaries. The Company is also subject to periodic financial and market conduct examinations conducted by various state Insurance Departments. Additionally, certain state regulators require that prior to the acquisition of 10% of the outstanding shares of Common Stock of the Company, stockholders may be required to file certain notices and reports with regulatory agencies.

State insurance legislators and regulators and the NAIC are expected to continue to fine-tune existing insurance laws and regulations, with a continued emphasis on insurance company solvency. In 1996, the NAIC adopted new model laws entitled "Investments of Insurers Model Act (Defined Limits)" and "Derivative Instruments Model Regulation." Although no state has adopted these model laws, the Company's domestic subsidiaries may be subject to additional investment regulation in the future. Any new investment regulation is expected to have minimal, if any, effect on the Company as its investment portfolios are currently subject to the extensive statutory requirements of New York and California.

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

--------------------------------------------------------------------------------
ELEVEN YEAR FINANCIAL SUMMARY

============================================================================================================================
In Thousands, except per share amounts                1996         1995          1994         1993        1992(1)       1991
============================================================================================================================
Income Statement Data
Gross premiums written                            $714,080     $677,938      $575,037     $431,582    $366,292      $291,775
Net premiums written                               574,004      521,489       438,201      336,941     268,023       233,044
Premiums earned                                    526,342      491,785       395,731      306,379     250,533       229,358
Net investment income                              104,330       89,308        80,504       76,632      65,590        58,743
Net investment gains (losses)                       19,569       25,391         2,155       19,095       9,081         5,533
Total revenues                                     650,241      606,484       478,390      402,106     325,204       293,634
Operating costs and expenses                       561,205      527,663       436,100      352,609     321,598       251,916
Operating income                                    70,520       62,824        35,612       42,351      10,386        34,816
Net income                                          70,520       62,824        35,612       42,351      22,443        34,816
Return on stockholders' equity (3) (5)               13.8%        19.7%          9.5%        13.7%        9.3%          17.2%
----------------------------------------------------------------------------------------------------------------------------
Per Share Data (4)
Primary:
   Average shares outstanding                       19,095       18,094        17,895       18,420      18,313        15,813
   Operating income                                  $3.69        $3.47         $1.99        $2.30        $.57         $2.20
   Net income                                         3.69         3.47          1.99         2.30        1.23          2.20
Fully diluted (assuming conversion of dilutive
  convertible securities):
   Average shares outstanding                       21,117       20,153        20,053       20,445      18,536        18,393
   Net income                                        $3.51        $3.29         $1.95        $2.24       $1.21         $2.04
Cash dividends declared per share                      .23          .19           .16          .16         .16           .14
Stock prices:
      High                                           40.63        39.00         34.00        44.75       42.00         31.50
      Low                                            28.50        28.25         24.00        28.00       21.75         19.33
      Close                                          33.88        36.00         33.50        29.75       40.50         31.50
----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets (5) (6)                            $2,745,631   $2,462,131    $1,916,768   $1,778,868  $1,596,209    $1,106,573
Cash and invested assets (5)                     1,983,902    1,863,526     1,414,527    1,412,624   1,258,016       892,581
Claims and claims expense reserves, gross (6)    1,513,345    1,292,415     1,086,170      909,061     808,489       681,110
   Net of reinsurance recoverable                1,107,217      953,669       808,433      697,221     626,090       528,521
Long-term debt                                     299,934      299,927       200,000      200,000     200,000        51,750
Unrealized appreciation (depreciation)
    of investments, net of tax: (5)
      Fixed maturities                              14,526       27,102       (44,204)      30,865       2,402        2,374
      Equity securities                             17,174        8,085        (1,826)       6,521       3,786        3,452
         Total reported                             31,700       35,187       (46,030)      37,386       6,188        5,826
Stockholders' equity (5)                           553,269      511,756       319,085      375,540     309,221      241,387
Stockholders' equity per share (4) (5)               30.06        26.65         18.23        21.13       17.35        15.70
----------------------------------------------------------------------------------------------------------------------------
Domestic Statutory Data
Statutory composite ratio                           101.1%       103.1%        105.7%       110.9%      126.9%       108.2%
Statutory surplus                                 $663,867     $615,433      $407,024     $406,163    $384,032     $230,041
============================================================================================================================

============================================================================================================================
In Thousands, except per share amounts                1990         1989          1988(2)      1987        1986          CAGR*
============================================================================================================================
Income Statement Data
Gross premiums written                             $261,099    $234,960        $206,761     $183,818    $131,717      18.4%
Net premiums written                                217,106     192,323         171,430      154,510     122,689      16.7
Premiums earned                                     215,085     190,657         161,978      137,376      81,723      20.5
Net investment income                                51,930      45,475          35,640       25,341      15,084      21.3
Net investment gains (losses)                        (1,121)      3,236             142          878       4,899      14.9
Total revenues                                      265,894     239,368         197,760      163,595     101,706      20.4
Operating costs and expenses                        236,464     209,883         177,830      151,945      95,563      19.4
Operating income                                     24,961      25,626          17,732       11,113       6,143      27.6
Net income                                           24,961      25,626          20,827       11,113       6,143      27.6
Return on stockholders' equity (3) (5)                13.4%       15.8%           14.0%         8.1%        7.5%         -
----------------------------------------------------------------------------------------------------------------------------
Per Share Data (4)
Primary:
   Average shares outstanding                        15,898      15,865          15,796       16,304      11,836         -
   Operating income                                   $1.57       $1.62           $1.12         $.68        $.52      21.6
   Net income                                          1.57        1.62            1.31          .68         .52      21.6
Fully diluted (assuming conversion of dilutive
  convertible securities):
   Average shares outstanding                        18,358      18,414          18,257       16,304      11,836         -
   Net income                                         $1.50       $1.53           $1.29         $.68        $.52      21.0
Cash dividends declared per share                       .13         .10               -            -           -         -
Stock prices:
      High                                            25.83       27.33           14.11        14.33       18.67         -
      Low                                             17.00       13.78            8.22         7.78       11.22         -
      Close                                           22.00       23.83           14.11         7.89       11.67         -
----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets (5) (6)                               $988,809    $869,810        $705,832     $591,474    $443,496      20.0
Cash and invested assets (5)                        781,591     689,481         544,304      423,286     303,990      20.6
Claims and claims expense reserves, gross (6)       596,236     520,723         389,279      303,623     186,978      23.3
   Net of reinsurance recoverable                   468,637     387,767         291,531      201,051     118,422      25.0
Long-term debt                                       51,750      51,750          51,750       51,750      51,750      19.2
Unrealized appreciation (depreciation)
    of investments, net of tax: (5)
      Fixed maturities                               (2,588)          -               -            -           -         -
      Equity securities                              (2,958)       (323)           (158)           -           -         -
         Total reported                              (5,546)       (323)           (158)           -           -         -
Stockholders' equity (5)                            202,525     186,104         162,501      148,278     136,777      15.0
Stockholders' equity per share (4) (5)                12.98       11.92           10.38         9.10        8.41      13.6
----------------------------------------------------------------------------------------------------------------------------
Domestic Statutory Data
Statutory composite ratio                            108.2%      108.5%          106.8%       107.8%      109.9%         -
Statutory surplus                                  $197,391    $189,018        $174,217     $163,233    $152,466      15.8
============================================================================================================================

(1) In 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect from prior years increased net income by $12.1 million or $.66 per share.
(2) In 1988, the Company adopted the practice of discounting workers' compensation tabular case reserves. The cumulative effect from prior years increased net income by $1.9 million or $.12 per share. In addition, 1988 income tax expense included a charge for the utilization of an operating loss carry forward. The tax benefit of $1.2 million, or $.07 per share, resulting from such utilization was recorded as an extraordinary item.
(3) Based on net income divided by stockholders' equity as reported at the beginning of each year.
(4) Stock price and per share figures have been restated to reflect the three-for-two stock splits effective in 1989 and 1991.
(5) The Company adopted SFAS No. 115 at December 31, 1993. As such, all of the Company's fixed maturities and equity securities were classified as "available for sale" and recorded at their fair values. The effect of adopting SFAS No. 115 was to record in stockholders' equity unrealized appreciation, net of deferred income taxes of $28.4 million, related to fixed maturities that were previously recorded at amortized cost. Retroactive application to prior periods is prohibited.
(6) Reclassified to reflect the adoption of SFAS No. 113 in 1993, which requires reinsurance recoverables on claims and claims expenses (including
     IBNR) and unearned premiums to be reported as assets.
*    Compound annual growth rate.


                                    30 & 31

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET

                                                             In Thousands
================================================================================
                                                             December  31,
                                                      --------------------------
                                                          1996         1995
================================================================================
Assets
Investments:
Available for sale:
  Fixed maturities (amortized cost:
    1996, $1,681,190; 1995, $1,551,848)               $ 1,703,537   $1,593,543
  Equity securities (cost: 1996, $153,197;
    1995, $114,818)                                       179,619      127,257
Short-term investments                                     81,893      132,406
--------------------------------------------------------------------------------
      Total investments                                 1,965,049    1,853,206
--------------------------------------------------------------------------------
Cash                                                       18,853       10,320
Accrued investment income                                  28,472       26,955
Premiums receivable                                       200,036      154,974
Reinsurance recoverable balances, net                     336,324      257,136
Reinsurance recoverable on unearned premiums               20,320       28,111
Deferred policy acquisition costs                          85,211       70,466
Excess of cost over net assets acquired                     3,644        4,011
Deferred tax asset, net                                    30,390       27,688
Other assets                                               57,332       29,264
--------------------------------------------------------------------------------
     Total assets                                     $ 2,745,631   $2,462,131
--------------------------------------------------------------------------------
Liabilities
Claims and claims expenses                            $ 1,513,345   $1,292,415
Unearned premiums                                         271,898      230,738
8% Notes due 1999                                         100,000      100,000
7.15% Notes due 2005                                       99,934       99,927
5.25% Convertible Subordinated Debentures due 2002        100,000      100,000
Investment accounts payable                                25,326       50,580
Revolving credit agreement                                 12,924       17,762
Other liabilities                                          68,935       58,953
--------------------------------------------------------------------------------
     Total liabilities                                  2,192,362    1,950,375
--------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock, $1.00 par value:
    1,000 shares authorized, none issued
    (includes 90 shares of Series A Junior
    Participating Preferred Stock)                             --           --
Common stock, $.10 par value:
    25,000 shares authorized
   (1996, 21,464; 1995, 21,341 shares issued)               2,146        2,134
Additional paid-in capital                                248,662      246,356
Unrealized appreciation of investments, net of tax         31,700       35,187
Currency translation adjustments, net of tax                8,377        1,017
Retained earnings                                         335,868      269,660
Treasury stock, at cost (1996, 3,061;
  1995, 2,137 shares)                                     (73,484)     (42,598)
--------------------------------------------------------------------------------
     Total stockholders' equity                           553,269      511,576
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity       $ 2,745,631   $2,462,131
================================================================================
See Notes to Consolidated Financial Statements.

================================================================================
                                                CONSOLIDATED STATEMENT OF INCOME

                                                           In Thousands,
                                                      except per share amounts
================================================================================
                                                      Year ended December 31,
                                              ----------------------------------
                                                  1996       1995        1994
================================================================================
Premiums and Other Revenues
Net premiums written                          $ 574,004   $ 521,489   $ 438,201
Increase in unearned premiums                   (47,662)    (29,704)    (42,470)
--------------------------------------------------------------------------------
Premiums earned                                 526,342     491,785     395,731
--------------------------------------------------------------------------------
Net investment income                           104,330      89,308      80,504
Net investment gains                             19,569      25,391       2,155
--------------------------------------------------------------------------------
     Total revenues                             650,241     606,484     478,390
--------------------------------------------------------------------------------
Operating Costs and Expenses
Claims and claims expenses                      338,953     326,148     265,753
Commissions and brokerage                       143,324     139,063     117,592
Acquisition and operating expenses               56,606      46,804      38,301
Interest expense                                 22,322      15,648      14,454
--------------------------------------------------------------------------------
     Total operating costs and expenses         561,205     527,663     436,100
--------------------------------------------------------------------------------
Income
Operating income before income taxes             89,036      78,821      42,290
Federal and foreign income taxes:
  Current                                        23,310      18,779      10,885
  Deferred                                       (4,794)     (2,782)     (4,207)
--------------------------------------------------------------------------------
Income tax expense (benefit)                     18,516      15,997       6,678
--------------------------------------------------------------------------------
Operating income/net income                   $  70,520   $  62,824   $  35,612
--------------------------------------------------------------------------------
Per Share Data
Primary:
  Average shares outstanding                     19,095      18,094      17,895
  Operating income/net income                 $    3.69   $    3.47   $    1.99
--------------------------------------------------------------------------------
Fully diluted (assuming conversion
 of dilutive convertible securities):
  Average shares outstanding                     21,117      20,153      20,053
  Operating income/net income                 $    3.51   $    3.29   $    1.95
--------------------------------------------------------------------------------
Cash dividends declared per share             $     .23   $     .19   $     .16
--------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                              In Thousands
======================================================================================
                                                          Year ended December 31,
                                                       1996        1995        1994
======================================================================================
Common Stock
    Balance at beginning of year                    $   2,134   $   1,964   $   1,935
    Issuance of shares                                     12         170          29
--------------------------------------------------------------------------------------
        Balance at end of year                          2,146       2,134       1,964
--------------------------------------------------------------------------------------
Additional Paid-in Capital
    Balance at beginning of year                      246,356     194,231     188,289
    Issuance of shares                                  2,306      52,125       5,942
--------------------------------------------------------------------------------------
      Balance at end of year                          248,662     246,356     194,231
--------------------------------------------------------------------------------------
Unrealized Appreciation (Depreciation) of
  Investments, Net of Tax
    Balance at beginning of year                       35,187     (46,030)     37,386
    Unrealized (depreciation) appreciation             (3,487)     81,217     (83,416)
--------------------------------------------------------------------------------------
      Balance at end of year                           31,700      35,187     (46,030)
--------------------------------------------------------------------------------------
Currency Translation Adjustments, Net of Tax
    Balance at beginning of year                        1,017       1,059      (2,141)
    Translation adjustments                             7,360         (42)      3,200
--------------------------------------------------------------------------------------
      Balance at end of year                            8,377       1,017       1,059
--------------------------------------------------------------------------------------
Retained Earnings
    Balance at beginning of year                      269,660     210,255     177,459
    Net income                                         70,520      62,824      35,612
    Dividends                                          (4,312)     (3,419)     (2,816)
--------------------------------------------------------------------------------------
      Balance at end of year                          335,868     269,660     210,255
--------------------------------------------------------------------------------------
Treasury Stock
    Balance at beginning of year                      (42,598)    (42,394)    (27,388)
    Purchase of treasury shares, net of reissuance    (30,886)       (204)    (15,006)
--------------------------------------------------------------------------------------
      Balance at end of year                          (73,484)    (42,598)    (42,394)
--------------------------------------------------------------------------------------
Total Stockholders' Equity
  Balance at beginning of year                        511,756     319,085     375,540
  Issuance of shares                                    2,318      52,295       5,971
  Unrealized (depreciation) appreciation               (3,487)     81,217     (83,416)
  Translation adjustments                               7,360         (42)      3,200
  Net income                                           70,520      62,824      35,612
  Dividends                                            (4,312)     (3,419)     (2,816)
  Purchase of treasury shares, net of reissuance      (30,886)       (204)    (15,006)
--------------------------------------------------------------------------------------
     Balance at end of year                         $ 553,269   $ 511,756   $ 319,085
--------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
                                           CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                In Thousands
=========================================================================================
                                                           Year ended December 31,
                                                   --------------------------------------
                                                         1996         1995       1994
=========================================================================================
Operating Activities
  Net income                                       $    70,520   $    62,824   $  35,612
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Reserve for claims and claims expenses, net       147,927       145,404     111,072
     Unearned premiums, net                             47,703        29,584      42,533
     Premiums receivable                               (43,512)      (34,415)    (44,973)
     Accrued investment income                          (1,266)       (6,916)     (2,763)
     Reinsurance balances, net                         (18,063)        6,976      (2,963)
     Deferred policy acquisition costs                 (14,518)      (10,523)    (15,492)
     Net investment gains                              (19,577)      (25,386)     (2,120)
     Deferred tax asset, net                            (4,980)       (2,781)     (4,155)
     Other liabilities                                   6,447           950      13,456
     Other items, net                                   (4,564)        8,194       7,822
-----------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities              166,117       173,911     138,029
-----------------------------------------------------------------------------------------
Investing Activities
  Sales of fixed maturity investments                1,336,125     1,479,415     690,286
  Maturities of fixed maturity investments              31,094        31,099      37,300
  Purchases of fixed maturity investments           (1,508,258)   (1,849,492)   (846,379)
  Net sales of short-term investments                   53,646         3,072      13,168
  Sales of equity securities                            79,569       101,918      41,706
  Purchases of equity securities                      (104,917)      (84,910)    (70,406)
  Purchases of furniture and equipment                  (6,775)       (2,365)     (2,994)
-----------------------------------------------------------------------------------------
Net Cash Used By Investing Activities                 (119,516)     (321,263)   (137,319)
-----------------------------------------------------------------------------------------
Financing Activities
  Issuance of shares                                     1,951        52,056       5,278
  Net proceeds from issuance of 7.15% Notes                 --        99,214          --
  Purchase of treasury shares, net of reissuance       (30,886)         (204)    (15,006)
  Cash dividends paid to stockholders                   (4,163)       (3,260)     (2,827)
  Borrowings under revolving credit agreement            8,162            --      13,857
  Repayments under revolving credit agreement          (13,000)           --          --
-----------------------------------------------------------------------------------------
Net Cash (Used) Provided By Financing Activities       (37,936)      147,806       1,302
-----------------------------------------------------------------------------------------
Effects of exchange rate changes on cash                  (132)          242         (18)
-----------------------------------------------------------------------------------------
Increase in cash                                         8,533           696       1,994
Cash - beginning of year                                10,320         9,624       7,630
-----------------------------------------------------------------------------------------
Cash - end of year                                 $    18,853   $    10,320   $   9,624
=========================================================================================

See Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Investments

Fixed maturities, which include bonds, notes, and redeemable preferred stocks and equity securities, including common and non-redeemable preferred stocks, have been categorized as "available for sale" and recorded at their fair value. The fair value of fixed maturities and equity securities is estimated using quoted market prices or dealer quotes. Short-term investments, which have an original maturity of one year or less, are carried at cost, which approximates fair value.

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

--------------------------------------------------------------------------------

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

Claims and Claims Expenses

The reserves for claims and claims expenses are based on reports and individual case estimates received from ceding companies. An amount is included for claims and claims expenses incurred but not reported on the basis of past experience of the Company and the reinsurance industry. These estimates are reviewed regularly and, as claims develop and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in results of operations in the period in which they become known and are accounted for as changes in estimates. Reserves are generally recorded without consideration of potential salvage or subrogation recoveries which are estimated to be immaterial; such recoveries, when realized, are reflected as a reduction of claims incurred. Certain workers' compensation case reserves are considered fixed and determinable and are subject to tabular reserving. Such tabular reserves are discounted using an interest rate of 7%.

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

Stock Plans

The Company accounts for stock compensation plans in accordance with Accounting Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for stock option grants and stock appreciation rights (SARs) is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

Per Share Data

Primary earnings per share data are based on the weighted average common shares and common share equivalents outstanding during the period. Fully diluted earnings per share data assume conversion of dilutive convertible securities and the exercise of all dilutive stock options.

Furniture, Equipment and Leasehold Improvements

The costs of furniture and equipment are charged against income over their estimated service lives. Leasehold improvements are amortized over the remaining terms of the office leases. Depreciation and amortization are computed using the straight-line method. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization expense was approximately $4.4 million, $2.2 million and $1.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Cost in Excess of Net Assets Acquired

The excess of cost over net assets acquired is amortized on a straight-line basis over a period of twenty years. Amortization charged to operating expenses was approximately $368,000 for each of the years ended December 31, 1996, 1995 and 1994.

2. Investment Information

Investment Income

The components of net investment income were as follows:

                                                          In Thousands
================================================================================
                                                     Year ended December 31,
                                              ----------------------------------
                                                1996          1995         1994
================================================================================
Fixed maturities                              $ 97,048      $81,485      $74,861
Equity securities                                5,228        4,371        5,019
Cash and short-term investments                  7,271        8,341        5,119
--------------------------------------------------------------------------------
Gross investment income                        109,547       94,197       84,999
Interest expense                                   472          685          900
Investment expenses                              4,745        4,204        3,595
--------------------------------------------------------------------------------
Net investment income                         $104,330      $89,308      $80,504
================================================================================

Investment Gains (Losses)

Realized and unrealized investment gains (losses) were as follows:

                                                          In Thousands
================================================================================
                                                     Year ended December 31,
                                                 -------------------------------
Net realized investment gains (losses):            1996       1995        1994
================================================================================
   Fixed maturities                              $  7,243   $ 17,868  $  (2,535)
   Equity securities                               12,326      7,523      4,690
--------------------------------------------------------------------------------
   Subtotal                                        19,569     25,391      2,155
   Tax expense                                      6,861      8,422      1,353
--------------------------------------------------------------------------------
   Net realized investment gains, net of tax     $ 12,708   $ 16,969  $     802
--------------------------------------------------------------------------------
Change in unrealized (depreciation)
 appreciation of investments:
   Fixed maturities                              $(19,348)  $ 85,899  $ (91,504)
   Equity securities                               13,983     14,265    (11,858)
--------------------------------------------------------------------------------
   Subtotal                                        (5,365)   100,164   (103,362)
   (Decrease) increase in deferred income
     tax liability                                 (1,878)    18,947    (19,946)
--------------------------------------------------------------------------------
   Net change reflected in stockholders' equity  $ (3,487)  $ 81,217  $ (83,416)
================================================================================

--------------------------------------------------------------------------------

The following tables reconcile amortized cost to the estimated fair value (which equals carrying value) of fixed maturity securities and equity securities.

                                                 In Thousands
================================================================================
                                               December 31, 1996
                                   ---------------------------------------------
                                                 Gross      Gross
                                   Amortized  Unrealized  Unrealized    Fair
                                       Cost      Gains      Losses      Value
================================================================================
Available for Sale:
     U.S. Treasury                 $   71,354   $   431   $ (1,177)   $   70,608
     Tax-exempt                       828,501    21,853     (1,964)      848,390
     Foreign Government               160,490     2,452       (954)      161,988
     Corporate                        377,294     4,456     (4,924)      376,826
     Mortgage-backed                  191,467       734     (2,453)      189,748
     Subordinated convertibles         52,084     5,030     (1,137)       55,977
--------------------------------------------------------------------------------
     Total fixed maturities         1,681,190    34,956    (12,609)    1,703,537
     Equity securities                153,197    29,918     (3,496)      179,619
--------------------------------------------------------------------------------
     Total                         $1,834,387   $64,874   $(16,105)   $1,883,156
================================================================================

                                                 In Thousands
================================================================================
                                               December 31, 1995
                                   ---------------------------------------------
                                                 Gross      Gross
                                   Amortized  Unrealized  Unrealized    Fair
                                       Cost      Gains      Losses      Value
================================================================================
Available for Sale:
     U.S. Treasury                 $  116,958   $ 3,040   $   (568)   $  119,430
     Tax-exempt                       714,326    28,947       (466)      742,807
     Foreign Government               144,782     2,091       (656)      146,217
     Corporate                        341,290     9,352     (2,301)      348,341
     Mortgage-backed                  173,674     2,023       (885)      174,812
     Subordinated convertibles         60,818     4,007     (2,889)       61,936
--------------------------------------------------------------------------------
     Total fixed maturities         1,551,848    49,460     (7,765)    1,593,543
     Equity securities                114,818    19,123     (6,684)      127,257
--------------------------------------------------------------------------------
     Total                         $1,666,666   $68,583   $(14,449)   $1,720,800
================================================================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual maturities of fixed maturity securities are shown below. Expected maturities, which are best estimates, will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties

                                                           In Thousands
================================================================================
                                                         December 31, 1996
                                                   -----------------------------
                                                    Amortized            Fair
                                                      Cost               Value
================================================================================
Available for Sale:
   Due in one year or less                          $   28,074        $   27,651
   Due after one year through five years               328,554           331,626
   Due after five years through ten years              789,284           803,914
   Due after ten years                                 343,811           350,598
--------------------------------------------------------------------------------
   Subtotal                                          1,489,723         1,513,789
   Mortage-backed securities                           191,467           189,748
--------------------------------------------------------------------------------
   Total                                            $1,681,190        $1,703,537
================================================================================

The weighted average contractual and expected maturities, based on fair value, of the fixed maturity investments excluding convertible securities, as of December 31, 1996 were 9.9 years and 6.6 years, respectively.

Proceeds from the sales of fixed maturity securities during 1996, 1995 and 1994 were $1,336.1 million, $1,479.4 million and $690.3 million, respectively. Gross gains of $16.3 million, $25.3 million and $7.7 million were realized on those sales during 1996, 1995 and 1994, respectively. Gross losses of $9.1 million, $7.4 million and $10.3 million were realized during 1996, 1995 and 1994, respectively.

Approximately 98% of all fixed maturity investments held at December 31, 1996 were considered investment grade by Standard and Poor's or Moody's Investor Services, Inc.

Securities on Deposit

Securities with a face amount of $58.9 million at December 31, 1996, were on deposit with various state or governmental insurance departments in order to comply with insurance laws.

Assets Held in Escrow

Included in NAC Re's cash and invested assets at December 31, 1996 is approximately $20.3 million of assets held in a "holding company" escrow account arising from a tax allocation agreement between NAC Re and its domestic subsidiaries. The agreement provides that each subsidiary must remit to NAC Re its tax liability based upon its separate return. The excess of the taxes paid by the subsidiaries to NAC Re over the consolidated group's tax liability are restricted for current operating use, but may become available for unrestricted use three years following the filing of the consolidated tax return that generated the asset. Approximately $4.3 million of the escrow balance will become available for use in 1997.

--------------------------------------------------------------------------------

3. Claims and Claims Expenses

The following table represents an analysis of paid and unpaid claims and claims expenses and a reconciliation of beginning and ending reserve balances for the years indicated.

                                                                                     In Thousands
=============================================================================================================
                                                                                Year ended December 31,
                                                                             1996         1995           1994
=============================================================================================================
Reserves for claims and claims expenses, at beginning of year         $1,292,415    $1,086,170       $909,061
Reinsurance recoverables, at beginning of year                           338,746       277,737        211,840
-------------------------------------------------------------------------------------------------------------
Reserves for claims and claims expenses, net of reinsurance
   recoverables, at beginning of year                                    953,669       808,433        697,221
-------------------------------------------------------------------------------------------------------------
Provision for claims and claims expenses, net of reinsurance,
   occurring in the current year                                         372,294       345,783        309,294
Decrease in estimated claims and claims expenses,
   net of reinsurance, occurring in prior years                          (33,341)      (19,635)       (43,541)
-------------------------------------------------------------------------------------------------------------
Total incurred claims and claims expenses, net of reinsurance            338,953       326,148        265,753
-------------------------------------------------------------------------------------------------------------
Less payments for claims and claims expenses, net of reinsurance, occurring during:
   The current year                                                       44,025        40,123         35,965
   Prior years                                                           146,399       140,263        118,686
-------------------------------------------------------------------------------------------------------------
      Total                                                              190,424       180,386        154,651
-------------------------------------------------------------------------------------------------------------
Effects of exchange rate changes on reserves                               5,019          (526)           110
-------------------------------------------------------------------------------------------------------------
Reserves for claims and claims expenses, net of reinsurance
   recoverables, at end of year                                        1,107,217       953,669        808,433
Reinsurance recoverables, at end of year                                 406,128       338,746        277,737
-------------------------------------------------------------------------------------------------------------
Reserves for claims and claims expenses, at end of year               $1,513,345    $1,292,415     $1,086,170
=============================================================================================================

Estimates of claims and claims expenses are based in part on a prediction of future events, estimates of future trends in claim severity and frequency and other variable factors. The Company's ability to predict future trends based upon its own historical claim experience is inherently difficult because of its substantial growth in premiums since 1985. Therefore, the Company has supplemented its historical claim experience to a certain extent with claim experience derived from external sources, such as reinsurance industry data, for purposes of evaluating future trends and providing an estimate of ultimate claim costs. As the Company's book of business continues to mature, its own historical claim experience achieves greater credibility and enhances its ability to evaluate future trends. Accordingly, the Company believes its reserving process improves as additional claims experience emerges and could be expected to result in more refined estimates of claims and claims expenses over time.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Claims and claims expenses reflect favorable claim development from prior years. The net favorable claim development for business written since 1986 continued to emerge during 1996, 1995 and 1994. This favorable development is impacted by several factors, some of which are interdependent. A principal factor is the strength of the actuarial assumptions underlying the business written, particularly with respect to the consideration given to social and economic inflation. These actuarial assumptions are utilized to establish the expected loss ratio employed in the actuarial methodologies used to establish the reserves for claims and claims expenses. Such loss ratios are periodically adjusted to reflect comparisons of actuarially computed expected to actual claims and claims expense development, inflation and other considerations. This favorable development has offset certain unfavorable development for business written prior to 1986, principally related to asbestos and environmental claims, and in 1996 and 1995, includes the Company's evaluation of the lengthening of loss emergence patterns for certain lines of business included in the most recent Historical Loss Development Study issued by the Reinsurance Association of America (RAA).

The Company's incurred claims and claims expenses include a provision of $1.2 million, $1.4 million and $4 million in 1996, 1995 and 1994, respectively, for estimates of actual and potential non-recoveries from retrocessionnaires. Included in claims and claims expense reserves at December 31, 1996, 1995 and 1994 is a reserve for potential non-recoveries from retrocessionnaires of $12.7 million, $10.7 million and $10.5 million, respectively. Such charges for non-recoveries relate principally to retrocessional contracts for business written prior to 1986.
See Note 5 - Retrocession Agreements.

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

Tabular reserves, net of reinsurance, reflected in the GAAP financial statements for the years ending December 31, 1996, 1995 and 1994 were $35.8 million, $29 million and $27.7 million, respectively. The related discounted case reserves, net of reinsurance, were $15 million as of December 31, 1996 and $10.6 million as of December 31, 1995 and 1994.

Asbestos and Environmental Related Claims

The Company's reserving process includes a continuing evaluation of the potential impact on claim liabilities from exposure to asbestos and environmental claims, including related loss adjustment expenses. Liabilities are established to cover both known and unasserted claims.

--------------------------------------------------------------------------------

A reconciliation of the beginning and ending reserves related to asbestos and environmental exposure claims for the years indicated is as follows:

                                                                                     In Thousands
=============================================================================================================
                                                                                Year ended December 31,
                                                                         ------------------------------------
                                                                            1996          1995           1994
=============================================================================================================
Reserves for claims and claims expenses, net of reinsurance
   recoverables, at beginning of year                                    $22,029       $19,849        $18,379
Provisions for claims and claims expenses, net of reinsurance             10,683         6,989          4,810
Less payments for claims and claims expenses,
   net of reinsurance                                                      4,212         4,809          3,340
-------------------------------------------------------------------------------------------------------------
Reserves for claims and claims expenses, net of reinsurance
   recoverables, at end of year                                           28,500        22,029         19,849
Reinsurance recoverables, at end of year                                  32,584        35,135         34,141
-------------------------------------------------------------------------------------------------------------
Reserves for claims and claims expenses, gross of reinsurance
   recoverables, at year end                                             $61,084       $57,164        $53,990
=============================================================================================================

Incurred but not reported claims and claims expense reserves (IBNR), net of reinsurance, included in the above table totaled $13.4 million in 1996, $10.3 million in 1995 and $9.4 million in 1994. Ceded liabilities reflect amounts expected to be recoverable from retrocessionnaires, after reduction for potential uncollectible amounts.

As of December 31, 1996 and 1995, the Company had approximately 300 open claim files for potential asbestos exposures and 800 open claim files for potential environmental exposures. Approximately 53% and 55% of the total open claim files for 1996 and 1995, respectively, are due to precautionary claim notices. Precautionary claim notices are submitted by the ceding company in order to preserve their right to receive coverage under the reinsurance contract. Such notices do not contain an incurred loss amount to the Company. The Company actively evaluates potential exposure to asbestos and environmental claims and records claims and claims expense reserves as appropriate.

The Company believes it has made a reasonable provision for its asbestos and environmental exposures and is unaware of any specific issues which would materially affect its claims and claims expense estimate. The estimation of claims and claims expense liabilities for asbestos and environmental exposures is subject to a much greater uncertainty than would normally be associated with the establishment of liabilities for other exposures due to several factors, including: i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; ii) the lack of reliability of available historical claim data as an indicator of future claim development; iii) an uncertain political climate which may impact, among other areas, the nature and amount of costs for remediating waste sites; and iv) the potential of insurers and policyholders to reach agreements in order to avoid further significant legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. As these uncertainties are resolved, additional reserve provisions, which could be material in amount, may be necessary.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The income tax provision in the consolidated statement of income gives effect to permanent differences between financial and taxable income. Due to the contribution of tax-exempt income and other factors as noted below, the Company's effective income tax rate is less than the statutory rate on operating income. An analysis of the Company's effective tax rate is as follows:

                                                                 In Thousands
=========================================================================================================
                                                             Year ended December 31,
                                      -------------------------------------------------------------------
                                              1996                    1995                1994
=========================================================================================================
                                                     % of                   % of                    % of
                                                    Pretax                 Pretax                  Pretax
                                       Amount       Income     Amount      Income      Amount      Income
=========================================================================================================
Income taxes computed on pretax
  operating income                    $ 31,163       35%      $ 27,587       35%      $ 14,801       35%
Increase (reduction) in taxes
  resulting from:
     Tax-exempt investment income      (12,272)     (14)       (10,150)     (13)        (7,308)     (17)
     Dividend received deduction          (895)      (1)          (822)      (1)          (713)      (2)
     Other, net                            520        1           (618)      (1)          (102)      --
---------------------------------------------------------------------------------------------------------
Tax expense on
  operating income                    $ 18,516       21%      $ 15,997       20%      $  6,678       16%
=========================================================================================================

Significant components of the provision for income taxes attributable to operations were as follows:

                                                      In Thousands
================================================================================
                                                Year ended December 31,
                                         ---------------------------------------
                                           1996            1995           1994
================================================================================
Current expense:
    Federal                              $ 19,879       $ 17,809       $ 10,463
    Foreign                                 3,431            970            422
--------------------------------------------------------------------------------
Total current expense                      23,310         18,779         10,885
--------------------------------------------------------------------------------
Deferred expense (benefit):
    Federal                                (4,845)        (3,245)        (3,761)
    Foreign                                    51            463           (446)
--------------------------------------------------------------------------------
Total deferred benefit                     (4,794)        (2,782)        (4,207)
--------------------------------------------------------------------------------
Total tax expense                        $ 18,516       $ 15,997       $  6,678
================================================================================

--------------------------------------------------------------------------------

The Company's current federal tax expense for the years 1996, 1995 and 1994 was based on regular taxable income. Taxes paid in the years 1996, 1995 and 1994 were $17 million, $19 million and $10 million, respectively.

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 were as follows:

                                                              In Thousands
================================================================================
                                                               December 31,
                                                       -------------------------
                                                           1996           1995
================================================================================
Deferred tax asset:
   Net claims reserve discount                            $62,629        $52,556
   Net unearned premiums                                   17,524         13,307
   Compensation liabilities                                 4,756          3,764
   Other                                                    2,129          2,951
--------------------------------------------------------------------------------
Deferred tax asset                                         87,038         72,578
--------------------------------------------------------------------------------
Deferred tax liability:
   Deferred policy acquisition costs                       29,766         23,855
   Unrealized appreciation of investments                  17,068         18,947
   Currency translation adjustments                         4,511            548
   Foreign subsidiary income                                3,615            116
   Other                                                    1,688          1,424
--------------------------------------------------------------------------------
Deferred tax liability                                     56,648         44,890
--------------------------------------------------------------------------------
Net deferred tax asset                                    $30,390        $27,688
--------------------------------------------------------------------------------

Stockholders' equity at December 31, 1996 and 1995 reflects tax benefits of $3.1 million and $3 million, respectively, related to compensation expense deductions for stock options exercised.

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

5. Retrocession Agreements

The Company utilizes retrocession agreements principally to increase aggregate premium capacity and to reduce the risk of loss on reinsurance underwritten. In addition, the Company maintains catastrophe reinsurance programs for the purpose of limiting its exposure with respect to multiple claims arising from a single occurrence or event. The Company's retrocession agreements provide for recovery of a portion of claims and claims expenses from retrocessionnaires. Reinsurance recoverables are recorded as assets, predicated on the retrocessionnaires' ability to meet their obligations under the retrocession agreements. If the retrocessionnaires are unable to satisfy their obligation under the agreements, the Company would be liable for such defaulted amounts.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's maximum retention on any one claim for non-catastrophe property/casualty losses for 1997 and 1996 is $5 million, compared to $3.9 million for 1995. The Company's maximum retention for surety losses for 1997 and 1996 is $4 million per principal, compared to $3.9 million per principal for 1995. Further, the Company's retention level for property catastrophe claims in 1997 remains the same as 1996 and 1995 at $5 million per event. For 1997, the Company expects to obtain $115 million of property catastrophe protection, of which $25 million of protection, in excess of the first $55 million of protection, is available only if industry-wide claims exceed certain minimum levels.

The effect of retrocessional activity on premiums written and earned is set forth below:

                                       In Thousands
================================================================================
                  Premiums Written                     Premiums Earned
         ---------------------------------   -----------------------------------
               Year ended December 31,             Year ended December 31,
         ---------------------------------   -----------------------------------
            1996        1995        1994        1996       1995         1994
================================================================================
Direct   $  72,810   $  70,183   $  46,005   $  65,667   $  58,475   $  30,621
Assumed    641,270     607,755     529,032     608,542     583,764     487,961
Ceded     (140,076)   (156,449)   (136,836)   (147,867)   (150,454)   (122,851)
--------------------------------------------------------------------------------
Net      $ 574,004   $ 521,489   $ 438,201   $ 526,342   $ 491,785   $ 395,731
================================================================================

The Company's direct and ceded premiums written increased in 1994, 1995, and 1996 principally due to an agreement with a premier aviation underwriting pool which also provides reinsurance protection for the common account of all the direct writer participants.

The Company recorded ceded claims and claims expenses incurred of $123.2 million, $120.4 million and $105.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company's balance sheet as of December 31, 1996 and 1995 reflects reinsurance recoverables as assets, net of available offsets, as follows:

                                                             In Thousands
================================================================================
                                                              December 31,
                                                        ------------------------
                                                           1996         1995
================================================================================
Reinsurance recoverable balances:
   Paid claims                                          $  15,457     $  19,051
   Unpaid claims and claims expenses                      406,128       338,746
   Ceded balances payable                                 (38,205)      (56,792)
   Funds held liability                                   (47,056)      (43,869)
--------------------------------------------------------------------------------
Reinsurance recoverable balances, net                   $ 336,324     $ 257,136
================================================================================
Reinsurance recoverable on unearned premiums            $  20,320     $  28,111
================================================================================

--------------------------------------------------------------------------------

The Company is the beneficiary of letters of credit, trust accounts and funds withheld in the aggregate amount of $272 million at December 31, 1996, collateralizing reinsurance recoverables with respect to certain retrocessionnaires.

At December 31, 1996, the Company had reinsurance recoverables, exclusive of available offsets in the form of letters of credit, trust accounts and funds withheld, totaling $441.9 million, with approximately 178 domestic and 116 foreign retrocessionnaires. Of that amount, approximately 41% or $180 million was due from one retrocessionnaire, Hannover Ruckversicherungs AG (80%), and its affiliate, E&S Ruckversicherungs AG (20%), both of which are rated AA+ by Standard & Poor's. Such amounts are fully collateralized by either ceded balances payable, funds withheld or letters of credit. No other amounts recoverable from a single entity or group of entities exceeded 10% of stockholders' equity as of December 31, 1996.

In recognition of the Company's enhanced surplus position and financial capacity, and the continued positive contribution of business written since 1986, the Company has reached agreements to terminate two retrocessional programs effective January 1, 1997. As a result, the Company expects to receive total consideration of approximately $220 million, representing reinsurance recoverable balances for unpaid claims and claims expenses.

Also as a result of the termination, the Company's maximum retention on any one claim for non-catastrophe property/casualty losses for 1996 and 1995 will increase to $7.5 million. The Company's maximum retention for surety losses for 1996 and 1995 will increase to $12.5 million and $13 million per principal, respectively. In addition, the Company's retention levels for property catastrophe claims relating to 1996 and 1995 will increase to $15 million and $25 million, respectively per event.

6. Lease and Service Agreements

Operating Lease Agreement

The Company leases office space under noncancellable, and in most instances renewable, operating leases expiring at various dates through 2003. The following is a schedule of future minimum rental payments, exclusive of escalation clauses and rental income, as of December 31, 1996:

   Year                                                      In Thousands
================================================================================
   1997                                                          $3,986
   1998                                                           3,995
   1999                                                           3,830
   2000                                                           3,672
   2001 and thereafter                                            3,693
--------------------------------------------------------------------------------
   Total                                                        $19,176
================================================================================

Rental expense, net of sublease rental income, was approximately $3.9 million for 1996, $3.5 million for 1995 and $3.3 million for 1994.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Service Agreement

In 1995, the Company had consulting agreements with two investment banking firms with which two Directors of the Company are associated, for a fee of $100,000 per firm. The Company has retained the services of these firms from time to time since 1991. In addition, these firms acted as co-managing underwriters in connection with the Company's 1995 Common Stock offering and co-lead underwriters in connection with its concurrent debt offering and were paid total underwriting commissions of $3 million related to such offerings. See Notes 7 and 12.

7. Long-term Debt and Financing Arrangements

The Company's $100 million of 7.15% Senior Notes due November 15, 2005, were issued in November 1995 through a public offering at a price of $99.9 million. The expenses incurred in the offering of approximately $.8 million were deferred and are being amortized over the life of the Notes. Interest and amortization costs were $7.2 million and $.8 million for 1996 and 1995, respectively. The fair value of the Notes, estimated based on quoted market prices, was approximately $99.7 million as of December 31, 1996. The Company contributed the net proceeds of $99.1 million to NAC in 1995.

The Company's $100 million of 5.25% Convertible Subordinated Debentures due December 15, 2002, were issued in December 1992 through a private offering. The Debentures are callable as of January 15, 1996 and are convertible into approximately 2 million shares of the Company's Common Stock at a conversion price of $49.50 per share. The expenses incurred in the offering of approximately $1.4 million were deferred and are being amortized over the life of the Debentures. Interest and amortization costs were $5.4 million for 1996, 1995 and 1994. The fair value of the Debentures, estimated based on quoted market prices, was approximately $96.5 million as of December 31, 1996. The Company contributed $85 million of the net proceeds of the offering to NAC in 1992.

The Company's $100 million of 8% Senior Notes due June 15, 1999 were issued in June 1992 through a public offering. The expenses incurred in the offering of approximately $.8 million were deferred and are being amortized over the life of the Notes. Interest and amortization costs were $8.1 milion for 1996, 1995 and 1994. The fair value of the Notes, estimated based on quoted market prices, was approximately $103.6 million as of December 31, 1996. The Company contributed $80 million of the net proceeds of the offering to NAC in 1992.

NAC Re has a revolving credit agreement and term loan bank facility under which it can borrow up to $35 million. A commitment fee of 3/8 of 1% per year is paid on the unused credit line. Borrowings of $12.9 million were outstanding at December 31, 1996 and were principally used in connection with repurchases of the Company's Common Stock. The Company modified its existing revolving credit facility in April 1996. The requirement for payment of outstanding balances beginning in June 1996 was replaced with a scheduled reduction of the credit facility beginning in July 1998 and ending July 2001. NAC has a $15 million line of credit which is available for catastrophe claim payments or working capital purposes. A commitment fee of 1/4 of 1% per year is paid on the unused credit line. There were no outstanding borrowings on this facility at December 31, 1996. Interest costs on borrowing facilities were approximately $1.6 million, $1.4 million and $.9 million in 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------

Total interest expense paid in connection with the Company's long-term debt and financing arrangements was $22 million, $14.6 million and $14.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

8. Employee Benefits and Compensation Arrangements

Stock Plans

The Company accounts for stock compensation plans in accordance with Accounting Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for stock option grants and stock appreciation rights (SARs) is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

The Company maintains stock option plans which provide for the granting of options and SARs to purchase shares of Common Stock to certain officers of the Company. Under such plans, the Company had the authority to grant up to 2,375,000 options at December 31, 1996. Options and SARs have generally been granted with a five or six year vesting schedule. The majority of the options expire ten years from the date of grant; the remainder of the options have no expiration. Outstanding SARs are generally converted by the Company to options prior to vesting.

The Company also maintains a stock option plan for non-employee directors that provides for automatic annual grants of options to eligible directors. Under such plan, the Company had the authority to grant up to 375,000 options at December 31, 1996. Options expire ten years from the date of grant and are fully exercisable six months after their grant date.

Information concerning stock options (including SARs) for all of the Company's stock option plans is as follows:

                                                          Year ended December 31,
=====================================================================================================
                                            1996                   1995               1994
                                     ----------------------------------------------------------------
                                                Average                Average                Average
                                     Options   Exercise     Options   Exercise    Options    Exercise
                                      (000's)     Price      (000's)     Price     (000's)      Price
=====================================================================================================
Outstanding, beginning of year        1,772      $28.27      1,548      $25.11      1,541      $24.40
Granted                                 713       35.93        412       38.02        293       26.49
Exercised                               (33)      19.79       (102)      17.97       (157)      15.59
Cancelled                               (72)      33.73        (86)      30.24       (129)      31.39
-----------------------------------------------------------------------------------------------------
Outstanding, end of year              2,380      $30.51      1,772      $28.27      1,548      $25.11
-----------------------------------------------------------------------------------------------------
Exercisable, end of year                931      $23.59        738      $21.66        700      $19.62
-----------------------------------------------------------------------------------------------------
Available for grant, end of year        139          --        784          --      1,112          --
=====================================================================================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about the Company's stock options (including SARs) for options outstanding as of December 31, 1996:

                             Options Outstanding            Options Exercisable
================================================================================
                                                Average
                                               Number of   Remaining   Number of
       Range of         Options    Average    Contractual   Options    Average
   Exercise Prices      (000's)     Price     Life (Years)  (000's)     Price
================================================================================
    $11.22 - $18.83       342       $15.06         5.3        342      $15.06
    $21.83 - $29.63       528       $24.96         7.3        330      $24.08
    $30.13 - $40.38      1,510      $35.95         9.5        259      $34.21
--------------------------------------------------------------------------------
    $11.22 - $40.38      2,380      $30.51         8.4        931      $23.59
================================================================================

The Company has an Employee Stock Purchase Plan through which all employees have the option, subject to certain limitations, to purchase NAC Re's Common Stock, at the end of each offering period at a discounted price. The discounted price is based on 85% of the lesser of the stock's market price at the beginning of the period and the market price at the end of the period. During the 1996, 1995 and 1994 plan years, employees have purchased approximately 28,400, 21,200 and 18,500 shares of Common Stock. The Company's stock purchase plan qualifies as a non-compensatory plan under APB 25.

The Company has a restricted stock plan, pursuant to which employees have been granted approximately 57,600, 44,500 and 52,400 shares of Common Stock during 1996, 1995 and 1994, respectively. Vesting for such shares occurs over a six-year period. In 1996, the Company also granted 20,000 shares of restricted stock to an executive in connection with his employment contract. Vesting for the majority of these shares is based upon future appreciation of NAC Re's Common Stock while the remainder of the shares vest over a five year period. The Company incurred compensation expense, under APB 25, for the years ended December 31, 1996, 1995 and 1994 of approximately $974,000, $613,000 and
$473,000, respectively, in connection with such stock grants.

Supplemental and Pro Forma Disclosures

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Statement, if adopted, requires companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on their respective fair values on the date of grant. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in APB No. 25, but are required to disclose the pro forma effects of net income and earnings per share, as if the fair value based method of accounting had been applied.

The following pro forma information regarding net income and earnings per share required by Statement No. 123 has been determined as if the Company had accounted for its employee stock plans under the fair value method described in that Statement. The fair value of options and other awards granted under

--------------------------------------------------------------------------------

the Company's stock-based compensation plans was estimated on the date of grant using a Black-Scholes option valuation model. The Black-Scholes option model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected dividend yield, the expected life of the options, the expected stock price volatility and the risk-free interest rate.

The weighted average dividend yield for stock option grants during 1996 and 1995 was .7% and .6%, respectively. The weighted average expected life for both 1996 and 1995 was 7.5 years. The weighted average volatility and risk-free interest rate for both 1996 and 1995 were 28% and 6.3%, respectively. The weighted average grant date fair values for options granted during 1996 and 1995 were $15.32 per share and $16.24 per share, respectively.

The assumptions for the stock purchase plan for both 1996 and 1995 were as follows: dividend yield of .7%; expected life of 1 year, volatility of 28% and risk-free interest rate of 5.3%. The grant date fair values for the stock purchase plan shares during 1996 and 1995 were $8.75 per share and $8.69 per share, respectively.

For purposes of pro forma disclosures, the estimated fair value of each option is amortized to expense over the option's vesting period and does not include grants prior to January 1, 1995. As such, the pro forma net income and earnings per share are not indicative of future years. The Company's pro forma information is as follows:

                                  In Thousands, except per share amounts
================================================================================
                                          Year ended December 31,
                            ----------------------------------------------------
                                     1996                        1995
                            ---------------------       ------------------------
                            Reported    Pro Forma       Reported    Pro Forma
================================================================================
Net income                   $70,520      $69,111        $62,824      $62,322
Earnings per share:
  Primary                      $3.69        $3.62          $3.47        $3.44
  Fully diluted                $3.51        $3.44          $3.29        $3.27
================================================================================

Incentive Compensation Plans

The Company maintains two incentive compensation plans. The Long-term Incentive Plan provides for cash awards to eligible officers based on achievement of certain corporate goals over a three-year performance cycle. The Annual Incentive Plan for all employees (which was amended in 1996 to incorporate a previously separate plan for non-officers) provides for annual cash awards based on individual and corporate performance. Based on estimated performance levels, the Company expensed $8.5 million, $6.4 million and $4.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, related to these plans.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Employment Contracts

The Company has employment contracts with certain officers, the terms of which expire at various times through December 31, 2001. Such agreements provide for minimum salary levels, incentive bonuses payable in accordance with bonus plans and, in two contracts, supplemental retirement benefits.

Retirement Plans

The Company maintains a qualified non-contributory defined benefit pension plan covering substantially all U.S. employees. Pension benefits generally vest after five years of service. Benefits are based on years of service and compensation, as defined in the plan, during the highest consecutive three years of the employee's last ten years of employment.

The Company's policy is to make annual contributions to the plan that are deductible for federal income tax purposes and that meet the minimum funding standards required by law. This contribution level is determined by utilizing the entry age cost method and different actuarial assumptions than those used for pension expense purposes.

The Company also maintains a non-qualified unfunded supplemental defined benefit plan designed to compensate individuals to the extent their benefits under the Company's qualified plan are curtailed due to Internal Revenue Code limitations.

--------------------------------------------------------------------------------

The following tables set forth the amounts recognized in the Company's financial statements with respect to the qualified and non-qualified pension plans.

                                                                             In Thousands
=====================================================================================================================
                                                            December 31, 1996              December 31, 1995
                                                   ------------------------------------------------------------------
                                                                   Non-                              Non-
                                                   Qualified  Qualified              Qualified  Qualified
                                                        Plan       Plan     Total         Plan       Plan       Total
---------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation:
     Vested                                          $ 3,676    $ 1,422    $  5,098    $ 3,332    $ 1,263    $  4,595
     Nonvested                                           769        141         910        830         62         892
---------------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                      4,445      1,563       6,008      4,162      1,325       5,487
   Effect of projected salary increases                3,174      1,330       4,504      3,351      1,671       5,022
---------------------------------------------------------------------------------------------------------------------
   Projected benefit obligation                        7,619      2,893      10,512      7,513      2,996      10,509
   Plan assets at market value                         6,461         --       6,461      5,169         --       5,169
---------------------------------------------------------------------------------------------------------------------
   Projected benefit obligation in excess
     of plan assets                                    1,158      2,893       4,051      2,344      2,996       5,340
   Unrecognized net gain (loss)                        1,866        608       2,474        175        (13)        162
   Unrecognized net transition obligation                (96)        --         (96)      (105)        --        (105)
   Unrecognized net prior service costs                  (72)      (255)       (327)       (76)      (267)       (343)
---------------------------------------------------------------------------------------------------------------------
Pension liability, end of year                         2,856      3,246       6,102      2,338      2,716       5,054
   Pension liability, beginning of year               (2,338)    (2,716)     (5,054)    (1,901)    (2,226)     (4,127)
   Company contributions                                 557         --         557        519         --         519
---------------------------------------------------------------------------------------------------------------------
Net pension cost                                     $ 1,075    $   530    $  1,605    $   956    $   490    $  1,446
=====================================================================================================================

                                                           In Thousands
================================================================================
                                                      Year ended December 31,
                                                    ----------------------------
                                                      1996      1995      1994
================================================================================
Net pension cost included the following components:
   Service costs - benefits earned during the year  $ 1,247   $ 1,111   $ 1,061
   Interest cost on projected benefit obligations       741       660       539
   Net amortization and deferral                       (807)      751      (264)
   Actual return on plan assets                         424    (1,076)      (17)
--------------------------------------------------------------------------------
Net pension cost                                    $ 1,605   $ 1,446   $ 1,319
================================================================================

The discount rates used in determining the actuarial present value of benefit obligations were 7.25% and 7% for 1996 and 1995, respectively. The rate of increase for future compensation levels was 6% for 1996 and 1995. The assumed rate of return on plan assets was 8.5% for 1996, 1995 and 1994. Assets of the qualified plan are invested principally in equity securities and fixed maturities. Plan assets include approximately $486,000 and $517,000 of NAC Re Common Stock as of December 31, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company maintains a qualified contributory defined contribution plan for substantially all U.S. employees. Under this plan, the Company makes a matching contribution equal to 50% of each participant's eligible elective contributions, which may be up to 6% of the participant's compensation. The Company may make an additional annual discretionary matching contribution. The Company also maintains a non-qualified unfunded supplemental defined contribution plan designed to compensate individuals to the extent the Company's contributions under the qualified plan are curtailed due to Internal Revenue Code limitations. The Company expensed $2 million for 1996, $1.6 million for 1995 and $1 million for 1994, related to these plans. Contributions to the qualified plan are invested, at the election of the participant, in several funds, including a NAC Re Common Stock fund. The fund held approximately 137,000 and 123,000 shares of NAC Re Common Stock as of December 31, 1996 and 1995, respectively.

The Company maintains a qualified non-contributory defined contribution plan covering substantially all U.K. employees. Contributions under this plan are determined on the basis of salary, age and position within the organization. The Company also maintains an unfunded supplemental defined contribution plan designed to compensate individuals to the extent their benefits under the qualified plan are curtailed due to U.K. Inland Revenue limitations. The Company incurred expenses of $436,000, $375,000 and $363,000 for the years ended December 31, 1996, 1995 and 1994, respectively, related to these plans.

9. Domestic and International Financial Information

The Company's principle business segment, for both its domestic and international operations, is the reinsurance of property and casualty lines of business, including general liability, automobile liability, aviation, fidelity/surety and commercial and personal property. The Company's domestic operation includes business written in the United States and Canada. International property and casualty reinsurance is conducted through a wholly-owned subsidiary, NAC Re International Holdings Limited, which established a fully licensed property and casualty reinsurance subsidiary, NAC Reinsurance International Limited, located in London, England in December 1993. The subsidiary was initially capitalized with (pounds)50 million, or approximately $75 million, and, subsequent to contributions by the Company in 1995 and 1994, its statutory surplus level was approximately (pounds)79.6 million or $135.1 million at December 31, 1996.

--------------------------------------------------------------------------------

The following is a summary of financial information related to the Company's domestic and international operations:

                                                  In Thousands
================================================================================
                                          Year ended December 31, 1996
                                      ------------------------------------
                                       Domestic  International      Total
================================================================================
Net premiums written                  $  521,876   $  52,128    $  574,004
--------------------------------------------------------------------------------
Premiums earned                          476,012      50,330       526,342
Net investment income                     93,206      11,124       104,330
Realized gains (losses)                   19,603         (34)       19,569
--------------------------------------------------------------------------------
  Total revenues                         588,821      61,420       650,241
================================================================================

Claims and claims expense                302,535      36,418       338,953
Commissions and brokerage                133,423       9,901       143,324
Other acquisition costs and expenses      49,019       7,587        56,606
Interest expense                          22,322          --        22,322
--------------------------------------------------------------------------------
   Total expenses                        507,299      53,906       561,205
================================================================================

Pretax operating income                   81,522       7,514        89,036
--------------------------------------------------------------------------------
Net income                            $   65,566   $   4,954    $   70,520
================================================================================
Identifiable assets                   $2,640,727   $ 252,043    $2,745,631*
================================================================================
Statutory composite ratio                  101.1%      105.6%        101.6%
================================================================================
*  The total is net of intercompany transactions of $147.1 million.

                                                       In Thousands
================================================================================
                                                 Year ended December 31, 1995
                                            ------------------------------------
                                              Domestic  International   Total
================================================================================
Net premiums written                         $  476,048   $ 45,441   $  521,489
--------------------------------------------------------------------------------
Premiums earned                                 452,994     38,791      491,785
Net investment income                            81,583      7,725       89,308
Realized gains                                   24,063      1,328       25,391
--------------------------------------------------------------------------------
   Total revenues                               558,640     47,844      606,484
================================================================================

Claims and claims expense                       295,038     31,110      326,148
Commissions and brokerage                       132,049      7,014      139,063
Other acquisition costs and expenses             40,760      6,044       46,804
Interest expense                                 15,648         --       15,648
--------------------------------------------------------------------------------
   Total expenses                               483,495     44,168      527,663
================================================================================

Pretax operating income                          75,145      3,676       78,821
--------------------------------------------------------------------------------
Net income                                   $   60,449   $  2,375   $   62,824
================================================================================
Identifiable assets                          $2,405,051   $180,060   $2,462,131*
================================================================================
Statutory composite ratio                         103.1%     111.7%       103.7%
================================================================================
*  The total is net of intercompany transactions of $123 million.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       In Thousands
================================================================================
                                                 Year ended December 31, 1994
                                            ------------------------------------
                                              Domestic  International   Total
================================================================================
Net premiums written                       $  412,412   $  25,789    $  438,201
--------------------------------------------------------------------------------
Premiums earned                               375,870      19,861       395,731
Net investment income                          75,783       4,721        80,504
Realized gains (losses)                         4,209      (2,054)        2,155
--------------------------------------------------------------------------------
   Total revenues                             455,862      22,528       478,390
================================================================================

Claims and claims expense                     250,013      15,740       265,753
Commissions and brokerage                     114,540       3,052       117,592
Other acquisition costs and expenses           33,091       5,210        38,301
Interest expense                               14,454          --        14,454
--------------------------------------------------------------------------------
   Total expenses                             412,098      24,002       436,100
================================================================================

Pretax operating income (loss)                 43,764      (1,474)       42,290
--------------------------------------------------------------------------------
Net income (loss)                          $   36,740   $  (1,128)   $   35,612
================================================================================
Identifiable assets                        $1,893,596   $ 115,300    $1,916,768*
================================================================================
Statutory composite ratio                       105.7%      114.7%        106.1%
================================================================================
*  The total is net of intercompany transactions of $92.1 million.

During 1996, two reinsurance brokers, AON Reinsurance Agency and Guy Carpenter and Company, Inc., generated 23% and 13%, respectively, of the Company's premiums assumed from client companies. These same reinsurance brokers generated 16% and 16%, respectively, during 1995, and 18% and 16%, respectively, during 1994, of the Company's assumed premiums. One client company, Chubb Group, contributed approximately 2%, 9% and 10% of the Company's gross premiums written during 1996, 1995 and 1994, respectively. This business is generated primarily from the Company's domestic reinsurance operations. Gross premiums written from this client declined in 1996 as a result of an increase in its retention levels. The Company does not believe that the reduction of business assumed from any one client or broker will have a materially adverse effect on the Company due to its competitive position in the marketplace and the continuing availability of other sources of business.

10. Statutory Financial Information

Consolidated statutory net income and surplus of NAC, as reported to the insurance regulatory authorities, differs in certain respects from the amounts as prepared in accordance with generally accepted accounting principles (GAAP). The following schedules identify the significant reconciling differences:

--------------------------------------------------------------------------------

                                                             In Thousands
====================================================================================
                                                         Year ended December 31,
                                                ------------------------------------
Net Income:                                          1996        1995           1994
====================================================================================
Domestic statutory net income                   $  59,827   $  57,670      $  27,312
Domestic GAAP adjustments:
   Deferred acquisition costs                      14,211       9,128         14,577
   Deferred income taxes                            4,421       3,204          3,770
   Other, net                                         401      (1,074)          (370)
------------------------------------------------------------------------------------
   Domestic GAAP net income                        78,860      68,928         45,289
International operation                             4,954       2,375         (1,128)
Parent company operations                         (13,294)     (8,479)        (8,549)
------------------------------------------------------------------------------------
Consolidated GAAP net income                    $  70,520   $  62,824      $  35,612
====================================================================================

                                                            In Thousands
====================================================================================
                                                            December 31,
                                                ------------------------------------
Stockholders' Equity:                                1996        1995           1994
====================================================================================
Consolidated statutory surplus                  $ 663,867   $ 615,433(1)   $ 407,024
Consolidated GAAP adjustments:
   Deferred acquisition costs                      85,211      70,466         59,953
   Deferred income tax asset, net                  29,599      27,492         43,928
   Excess of cost over net assets acquired          3,644       4,011          4,379
   Unrealized appreciation (depreciation)          25,537      46,783        (40,321)
   Unauthorized/authorized reinsurance charges     12,730       6,814          5,914
   Other, net                                       4,695       4,101          4,137
------------------------------------------------------------------------------------
Investment in insurance subsidiaries, GAAP        825,283     775,100        485,014
Parent company:
   Other net assets                                27,920      36,583         34,071
   Long-term debt                                (299,934)   (299,927)      (200,000)
------------------------------------------------------------------------------------
Consolidated stockholders' equity, GAAP         $ 553,269   $ 511,756      $ 319,085
====================================================================================

(1) The Company contributed approximately $146.6 million to the statutory surplus of NAC from the proceeds of the public debt and equity offerings in November 1995. See Notes 7 and 12.

Under the holding company structure, NAC Re is dependent upon the ability of its principal operating subsidiary, NAC, for the transfer of funds in the form of rental receipts, tax reimbursements and cash dividends. Such transactions, including the payment of cash dividends, are subject to restrictions imposed by New York insurance law. Generally, NAC may pay cash dividends only out of its statutory earned surplus which was $155.9 million at December 31, 1996. However, the maximum amount of dividends that may be paid in any twelve-month period without the prior approval of the New York Insurance Department is the lesser of net investment income or 10% of statutory surplus as such terms are defined in the New York insurance law. The maximum amount of cash dividends that NAC could pay without such regulatory approval, based on 10% of statutory surplus as of December 31, 1996, is approximately $66.4 million. During 1996, 1995 and 1994, NAC declared dividends of $38 million, $7.5 million and $15 million, respectively, to NAC Re.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 1993, the National Association of Insurance Commissioners (the "NAIC") adopted a model risk-based capital act intended to provide an additional tool for regulators to evaluate the capital adequacy of property and casualty insurers and reinsurers with respect to the risks assumed by them and to determine whether there is a perceived need for possible corrective action. The nature of any corrective action depends upon the extent of the calculated risk-based capital deficiency and ranges from requiring the company to submit a comprehensive plan to placing the insurer under regulatory control. While the model risk-based capital act has not yet been adopted in New York, NAC's domicile, it was enacted in California in 1996, NAC's commercial domicile. New York has issued a circular letter requiring the filing of risk-based capital reports by property and casualty insurers and reinsurers. The NAIC also adopted a proposal that requires property and casualty insurers and reinsurers to report the results of their risk-based capital calculations as part of the statutory annual statements filed with state regulatory authorities. Surplus (as calculated for statutory annual statement purposes) for each of the Company's domestic subsidiaries is well above the risk-based capital thresholds that would require either company or regulatory action.

11. Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial data, in thousands, except per share data and stock prices:

                                                               Three months ended
==============================================================================================================
                                     December 31,       September 30,        June 30,             March 31,
                               -------------------  ------------------  ------------------  ------------------
                                   1996       1995      1996      1995      1996      1995      1996      1995
==============================================================================================================
Income Statement Data:
Gross premiums written         $197,964   $174,267  $183,052  $186,637  $172,718  $166,144  $160,346  $150,890
Net premiums written            159,332    138,800   150,681   145,466   140,852   126,702   123,139   110,521
Premiums earned                 140,060    133,409   139,115   133,344   130,346   119,554   116,821   105,478
Net investment income            26,831     22,401    26,140    22,270    25,616    22,427    25,743    22,210
Investment gains (losses)         4,915      9,314     2,122     8,502     2,715     4,433     9,817     3,142
Operating costs and expenses    149,668    140,572   147,432   141,766   138,676   128,301   125,429   117,024
Operating income/net income      17,296     19,256    16,038    17,599    16,414    14,594    20,772    11,375
--------------------------------------------------------------------------------------------------------------
Per Share Data:
Primary:
   Operating/net income            $.92      $1.04      $.84      $.98      $.85      $.82     $1.06      $.64
Fully diluted:
   Net income                       .87        .98       .80       .92       .81       .78      1.00       .62
Stockholders' equity per share    30.06      26.65     28.18     24.39     26.96     23.10     26.54     20.90
Cash dividends declared per share   .06        .05       .06       .05       .06       .05       .05       .04
--------------------------------------------------------------------------------------------------------------
Stock prices:
High                             $37.63     $38.38    $40.63    $39.00    $33.88    $35.25    $36.25    $34.00
Low                               32.63      31.63     30.25     30.63     28.50     28.50     31.75     28.25
Close                             33.88      36.00     36.00     36.25     33.50     31.13     32.63     30.25
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

12. Capital Stock

Changes in Common Stock outstanding were as follows:

                                              Year ended December 31,
================================================================================
                                           1996          1995           1994
================================================================================
Common Stock:
   Balance, beginning of year        21,341,053    19,638,865     19,348,739
   Shares issued                        122,929     1,702,188        290,126
--------------------------------------------------------------------------------
   Balance, end of year              21,463,982    21,341,053     19,638,865
--------------------------------------------------------------------------------
Treasury Stock:
   Balance, beginning of year         2,137,501     2,131,633      1,579,375
   Purchases                            943,042         5,868        552,258
   Shares reissued                      (20,000)            -              -
--------------------------------------------------------------------------------
   Balance, end of year               3,060,543     2,137,501      2,131,633
--------------------------------------------------------------------------------
Total Common Stock outstanding       18,403,439    19,203,552     17,507,232
================================================================================

Equity Offering

The Company issued 1,530,000 shares of Common Stock through a secondary public offering in November 1995. Approximately $47.5 million of the net proceeds was contributed to the statutory surplus of NAC.

Stock Repurchase

The Company maintains a stock repurchase program pursuant to which the Board of Directors has authorized the repurchase of approximately 3,231,000 shares of Common Stock. Since January 1, 1996, the Company repurchased approximately 943,000 shares of Common Stock, at an average cost of $33.23 per share. From its inception through December 31, 1996, approximately 3,081,000 shares were repurchased at a cost of approximately $73.9 million or an average price of $24.00 per share. As of December 31, 1996, approximately 150,000 shares remain authorized for repurchase under the program.

Rights Plan

In June 1988, the Company declared a dividend of one Preferred Stock Purchase Right (a "Right") for each outstanding share of NAC Re Common Stock. Pursuant to the related Rights Plan, as amended in 1990, the Rights will become exercisable only in the event, with certain exceptions, a person or group becomes the beneficial owner of 15% or more of NAC Re voting stock. The Rights Plan provides, however, that the Rights will not become exercisable due to the beneficial ownership by The Equitable Life Assurance Society of the United States and its affiliates of up to 28.5% of such stock. Each Right currently entitles the holder to purchase from the Company, for a price of $37.78 (the "Exercise Price"), 1/225 of a share of Series A Junior Participating Preferred Stock (the "Series A Stock") or that number of shares of Series A Stock having a market value equal to two times the Exercise Price.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

At December 31, 1996, there were 18,403,439 Rights outstanding which, if exercised, would result in the issuance of approximately 81,800 shares of Series A Stock.

--------------------------------------------------------------------------------
                                                             GENERAL INFORMATION

                                          -------------------------
                                          *  Corporate Information
                                          -------------------------
                                          *  Reinsurance Terms
                                          -------------------------

--------------------------------------------------------------------------------
CORPORATE INFORMATION

NAC Re Corporation

NAC Re Corporation was established in 1985 and is the parent company of NAC Reinsurance Corporation.

DIRECTORS
Robert A. Belfer
Private Investor

John P. Birkelund
Chairman, Dillon, Read
& Co., Inc.

Ronald L. Bornhuetter
Chairman of the Board
and Chief Executive Officer,
NAC Re Corporation

Nicholas M. Brown, Jr.
President and Chief Operating
Officer, NAC Re Corporation

C.W. Carson, Jr.
Independent Financial
Consultant; Vice Chairman,
retired, Chemical Bank and
Chemical Banking Corporation

Todd G. Cole
Chief Executive Officer, retired,
CIT Financial Corporation

Michael G. Fitt
Chairman and Chief Executive
Officer, retired, Employers
Reinsurance Corporation

Daniel J. McNamara
Of Counsel, former Chairman,
Insurance Group Practice,
Hughes, Hubbard & Reed LLP

Stephen Robert
Chairman and Chief Executive
Officer, Oppenheimer
& Co., Inc.

Wendy J. Strothman
Executive Vice President and
Publisher, Houghton Mifflin
Company

Herbert S. Winokur, Jr.
President, Winokur &
Associates, Inc.


OFFICERS
Martha G. Bannerman
Vice President and General
Counsel

Jerome T. Fadden
Vice President, Chief Financial
Officer and Treasurer

Celia R. Brown
Secretary


COMMITTEES OF THE BOARD

Audit
C.W. Carson, Jr.*
Todd G. Cole
Michael G. Fitt
Daniel J. McNamara
Wendy J. Strothman

Compensation
John P. Birkelund
C.W. Carson, Jr.
Daniel J. McNamara
Stephen Robert
Wendy J. Strothman
Herbert S. Winokur, Jr.*

Executive
Robert A. Belfer
John P. Birkelund
Ronald L. Bornhuetter*
Daniel J. McNamara
Stephen Robert
Herbert S. Winokur, Jr.

Finance and Investment
Robert A. Belfer
Ronald L. Bornhuetter*
Nicholas M. Brown, Jr.
C.W. Carson, Jr.
Todd G. Cole
Michael G. Fitt
Daniel J. McNamara
Herbert S. Winokur, Jr.

Nominating
Robert A. Belfer
John P. Birkelund
Ronald L. Bornhuetter
Stephen Robert*

* Committee Chairperson

--------------------------------------------------------------------------------
CORPORATE INFORMATION

NAC REINSURANCE CORPORATION

NAC Reinsurance Corporation offers treaty and facultative reinsurance protection to property and casualty insurers. It has an "A+" (Superior) rating from A.M. Best and is licensed to write reinsurance throughout the United States and Canada.

Ronald L. Bornhuetter
Chairman of the Board

Nicholas M. Brown, Jr.
President and Chief Executive
Officer

Martha G. Bannerman
Executive Vice President,
General Counsel and Secretary

Jerome T. Fadden
Executive Vice President,
Chief Financial Officer
and Treasurer

Stanley J. Kott
Executive Vice President

C. Fred Madsen
Executive Vice President

George F. Stoffel
Senior Vice President,
Casualty Clash

Brian M. Boornazian
Vice President,
Property

Celia R. Brown
Vice President,
Human Resources

Christopher F. Buse
Vice President,
Casualty Treaty

Gregory A. Douglas
Vice President,
Casualty Facultative

John C. Hodge
Vice President,
Information Systems

Richard H. Miller
Vice President and Controller

Thomas W. Muller
Vice President,
Property Field Operations

Mindy Pollack
Vice President,
Claims Management

Laura A. Shanahan
Vice President,
Surety/Fidelity

Thomas A. Weidman
Vice President and
Chief Actuarial Officer

GREENWICH INSURANCE COMPANY/INDIAN HARBOR INSURANCE COMPANY

Greenwich Insurance Company, a primary insurance company licensed to write insurance throughout the United States, writes a limited number of specialized products with an emphasis on domestic casualty products. Indian Harbor Insurance Company, an excess and surplus lines carrier licensed in North Dakota writes a limited amount of primary business on a non-admitted basis in selected states. Both companies are subsidiaries of NAC Reinsurance Corporation and share its "A+" (Superior) A.M. Best rating.

John A. Murad
President and Chief
Executive Officer

John N. Adimari
Vice President, Operations

C. William Cole
Vice President and
Chief Underwriter

NAC REINSURANCE INTERNATIONAL LIMITED

NAC Reinsurance International Limited, a subsidiary of NAC Reinsurance Corporation, is an international reinsurer licensed in the United Kingdom that writes property and casualty reinsurance throughout the world. It has an "A+" (Superior) rating from A.M. Best.

Charles J. Catt
Manager Director

Martha G. Bannerman
Director

Ronald L. Bornhuetter
Chairman

Nicholas M. Brown, Jr.
Director

David J. Clark
Director and Chief
Underwriter, Property

Michael G. Fitt
Director

John W. Hume
Finance Director

John Lock
Director

Jeffrey R. Slocombe
Director

David J. Watson
Director and Chief
Underwriter, Casualty

--------------------------------------------------------------------------------
REINSURANCE TERMS

Automatic Facultative Agreements provide coverage on a blanket basis for risks which would otherwise be reinsured on an individual basis. Eligible risks must be underwritten by the insurer in accordance with agreement guidelines, which are generally more restrictive than typical treaty arrangements.

Capacity is the ability to assume risk, generally measured by the ratio of net premiums written to statutory surplus, and by the ratio of claims reserves to statutory surplus.

Clash Agreements protect insurers from an accumulation of liability claims from a single event.

Excess of Loss Reinsurance obligates the reinsurer to indemnify the insurer only for claims in excess of an agreed amount, up to a maximum limit specified in the agreement. Excess of loss reinsurance may be written on a treaty or on a facultative basis.

Facultative Reinsurance is the reinsurance of individual risks, each offered at the option of the primary company, and accepted at the option of the reinsurer.

Incurred But Not Reported Losses (IBNR) represent the liability for losses which have already occurred, but which have not yet been reported to the reinsurer. The monetary amount reserved for such liabilities is necessarily an estimate based on the insurer's and reinsurer's judgment and experience.

Limits Capacity is the maximum amount the reinsurer may be obligated to pay as a result of any one risk or occurrence.

Property Catastrophe Agreements protect insurers from an accumulation of property claims arising out of a single event or occurrence.

Pro Rata Reinsurance (also known as quota share and surplus share) obligates the reinsurer to share losses with the insurer in the same proportion it shares premiums. With quota share reinsurance the percentage is fixed; with surplus share reinsurance the percentage is variable.

Reinsurance is the assumption by a reinsurer of all or part of a risk or risks originally undertaken by another insurer. The principal functions of reinsurance are:

* to enable insurers to write coverages involving larger policy limits than they could otherwise write;

* to protect insurers against the accumulation of individual claims arising out of catastrophic occurrences;

* to reduce the financial burden attending the rapid growth of premium income; and

* in general, to reduce an insurer's net exposure to claims activity to amounts considered appropriate to its financial resources.

Retrocessions are a reinsurance company's own reinsurance, and a retrocessionnaire is a company which provides such reinsurance.

Composite or Combined Ratio provides an overall indication of underwriting profitability. The ratio is the sum of: the ratio of commissions and other underwriting expenses to premiums written, and the ratio of claims and claims expenses to premiums earned. A statutory composite ratio over 100% indicates that for each dollar of premium received more than one dollar is expected to be paid.

Statutory Surplus is the excess of total admitted assets over total liabilities, determined according to statutory accounting practices.

Treaty Reinsurance is an agreement between a reinsurer and an insurance company, often called the "primary" company, which provides for the reinsurance of an entire class of risks.


64