Form 10-K405, Exhibit 13
period 1997-12-31
NAC RE CORP
filed 1998-03-24
CIK 775542

                                                                     Exhibit 13

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

GENERAL

    NAC Re Corp. ("NAC Re") is the holding company for NAC Reinsurance Corporation ("NAC"), which is engaged in the reinsurance and insurance business. NAC Re, NAC and its subsidiaries are collectively referred to as the Company. (This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto of NAC Re included elsewhere herein.)

INDUSTRY OVERVIEW

    The domestic and international property and casualty reinsurance industry has been characterized by severe price competition over the last few years. Generally, these competitive conditions have prevailed across both treaty and facultative reinsurance products and within most business lines, including casualty, property, and specialty lines. While reinsurance product terms, underwriting expertise, and service quality offered by particular reinsurance companies are important factors that may influence the reinsurance purchasing decisions of primary companies, overall market conditions affecting supply and demand for reinsurance products have led to substantial pressure on reinsurance pricing. In particular, the substantial level of capital maintained by reinsurance companies, resulting from, among other things, earnings growth, investment portfolio gains, and the access to additional capital from capital markets have contributed to growing capacity in the reinsurance industry. Notwithstanding the decrease in the number of active reinsurance companies due to acquisitions and the decision by certain companies to exit the industry, there continues to be a substantial number of industry participants. In addition, as a result of earnings growth, investment portfolio gains, mergers and other factors (including a relatively low level of catastrophic events), remaining industry competitors, despite increased share repurchase and dividend activity, are in many cases characterized by greater capital levels.

    The demand for reinsurance by primary property and casualty insurance companies is influenced by prevailing economic and market conditions, anticipated underwriting and investment results, capital levels and risk tolerance. While certain primary property and casualty insurance companies may be inclined to purchase more reinsurance protection as a result of the prevailing pricing environment, overall reinsurance demand has been adversely affected by several factors. Consolidation among primary insurance companies, increased primary company capital levels, and continued access to capital markets have contributed to competitive pricing pressure by primary companies. In a number of instances, primary insurance companies have chosen to increase their net retention levels, thereby purchasing less reinsurance protection (albeit with a greater level of risk). In addition, a number of primary companies have commenced reducing the number of reinsurers with whom they conduct business, thereby fostering increased competition for such opportunities.

    Other factors that have contributed to the prevailing competitive conditions in the reinsurance industry include new entrants to the reinsurance market (including certain specialized reinsurance operations) and the presence of certain reinsurance companies which operate within tax-advantaged jurisdictions (e.g., Bermuda, Cayman Islands) that benefit from higher after-tax investment returns. In addition, concerns with respect to the financial security of Lloyds of London that had adversely impacted the competitive position of that marketplace have apparently been overcome by actions taken at Lloyds over the last few years, thereby enhancing its competitive position.

    To the extent that primary insurance companies increasingly emphasize underwriting expertise, financial security and service levels in their selection of reinsurers, management believes that the Company is well positioned to compete as compared to those competitors which do not have the personnel, systems, controls, capital position and service capabilities enjoyed by the Company.

    The primary insurance industry in which the Company conducts its program business is also characterized by substantial competitive pricing. Many primary property and casualty insurance companies have created operations or marketing initiatives to develop program business to utilize the underwriting operational capabilities already in existence. The program business, including large groups of insureds with substantially consistent underwriting, administration, and claims handling requirements, presents such primary insurance companies with the opportunity to leverage their underwriting, marketing, and claims handling capabilities. The Company writes primary program business through its wholly-owned subsidiaries, Greenwich Insurance Company (licensed in 50 states) and Indian Harbor Insurance Company (excess and surplus lines). Such business is written through both managing and general agents and includes certain specialty classes such as auto warranty business.

RESULTS OF OPERATIONS

    The Company's net operating income, excluding realized investment gains, was $67.7 million for 1997, $57.8 million for 1996, and $45.9 million for 1995. On a basic per share basis, operating income, excluding realized investment gains, was $3.68, $3.07, and $2.59 for 1997, 1996, and 1995, respectively. On a diluted per share basis, operating income, excluding realized investment gains, was $3.42, $2.90, and $2.45 for 1997, 1996, and 1995, respectively.

    Net income was $95.7 million for 1997, $70.5 million for 1996, and $62.8 million for 1995. On a basic per share basis, net income was $5.21, $3.74, and $3.55 for 1997, 1996, and 1995, respectively. On a diluted per share basis, net income was $4.77, $3.51 and $3.30 for 1997, 1996, and 1995, respectively. Net income for 1997 includes after-tax realized investment gains of $28.0 million or $1.35 per diluted share compared to $12.7 million or $.61 per diluted share in 1996 and $17.0 million or $.84 per diluted share in 1995.

PREMIUM REVENUES

    The Company's premium revenue for its domestic and international operations is as follows:

                                                                      GROSS PREMIUMS WRITTEN             PERCENT CHANGE
                                                                  -------------------------------  --------------------------
(DOLLARS IN MILLIONS)                                               1997       1996       1995      97 VS. 96     96 VS. 95
----------------------------------------------------------------  ---------  ---------  ---------  -----------  -------------
Domestic:
Casualty........................................................  $   340.1  $   364.1  $   354.8        (6.6)%         2.6%
Property........................................................      178.5      189.2      179.8        (5.7)          5.2
Specialty/other.................................................      148.6      102.1       92.3        45.5          10.7
                                                                  ---------  ---------  ---------  -----------  -------------
  Subtotal......................................................      667.2      655.4      626.9         1.8           4.6
                                                                  ---------  ---------  ---------  -----------  -------------
International:
Casualty........................................................       30.3       22.8       19.2        32.9          18.1
Property........................................................       32.2       38.9       33.9       (17.0)         14.7
                                                                  ---------  ---------  ---------  -----------  -------------
  Subtotal......................................................       62.5       61.7       53.1         1.4          15.9
                                                                  ---------  ---------  ---------  -----------  -------------
Intercompany transactions.......................................       (5.8)      (3.0)      (2.1)         --            --
                                                                  ---------  ---------  ---------  -----------  -------------
Total...........................................................  $   723.9  $   714.1  $   677.9         1.4%          5.3%
                                                                  ---------  ---------  ---------  -----------  -------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                       NET PREMIUMS WRITTEN             PERCENT CHANGE
                                                                  -------------------------------  ------------------------
(DOLLARS IN MILLIONS)                                               1997       1996       1995      97 VS. 96    96 VS. 95
----------------------------------------------------------------  ---------  ---------  ---------  -----------  -----------
Domestic:
Casualty........................................................  $   313.3  $   328.9  $   311.7        (4.8)%        5.5%
Property........................................................      122.6      121.1      111.1         1.3          9.0
Specialty/Other.................................................      105.5       71.9       53.3        46.7         35.0
                                                                  ---------  ---------  ---------  -----------  -------------
  Subtotal......................................................      541.4      521.9      476.1         3.7          9.6
                                                                  ---------  ---------  ---------  -----------  -------------
International:
Casualty........................................................       27.5       22.1       18.7        24.0         18.4
Property........................................................       24.8       30.0       26.7       (17.2)        12.1
                                                                  ---------  ---------  ---------  -----------  -------------
  Subtotal......................................................       52.3       52.1    45.4 .3        14.7
                                                                  ---------  ---------  ---------  -----------  -------------
Total...........................................................  $   593.7  $   574.0  $   521.5         3.4%        10.1%
                                                                  ---------  ---------  ---------  -----------  -------------

    Worldwide gross premiums written were $723.9 million in 1997 compared to $714.1 million in 1996 and $677.9 million in 1995. The 1.4% increase in 1997 was primarily attributable to the increase in domestic gross premiums written, specifically the specialty/other segment. The 5.3% increase in 1996 was attributed to increases in all business lines: casualty, property, specialty, and international. Worldwide net premiums written were $593.7 million in 1997 compared to $574.0 million in 1996 and $521.5 million in 1995. The increases in 1997 and 1996 were principally due to the reductions in ceded premium as discussed below.

    Worldwide casualty gross premiums written in 1997 totaled $368.0 million, a decrease of 4.7% compared to increases of 3.4% in 1996 and 21.5% in 1995. Domestic casualty gross premiums written decreased 6.6% in 1997 compared to increases of 2.6% in 1996 and 20.9% in 1995. Casualty business declined in 1997 due principally to NACs continued strong underwriting discipline amid prolonged soft market conditions defined by a further decline in market rates. The decline in the 1997 casualty treaty gross premiums offset the 28% increase in casualty facultative premiums, principally attributable to the increase in facultative automatic business. The rate of growth in 1996 casualty gross premiums was diminished as a result of increased retentions by certain ceding companies, particularly from one large account. Casualty growth in 1996 was attributed to increased opportunities from existing facultative and treaty clients, which more than offset the overall impact of increased retention levels of the Company's clients. Casualty growth in 1995 was generated by increased participations with existing treaty clients.

    Worldwide property gross premiums written were $207.3 million in 1997, compared to $225.8 million in 1996 and $212.2 million in 1995. Domestic property gross premiums written decreased 5.7% in 1997 compared to increases of 5.2% in 1996 and 18.5% in 1995. The 1997 decrease resulted from increased competitive market conditions. Property facultative growth of 4.8% in 1997 was more than offset by the decline in property treaty that contributed to the overall decrease in property gross premiums written. The increase in property gross premiums written in 1996 and 1995 was the result of growth in facultative business.

    Worldwide specialty and other gross premiums written in 1997 totaled $148.6 million which included fidelity/surety, ocean marine, aviation business, and certain primary program business. Fidelity/surety bond gross premiums were $37.8 million in 1997, $45.9 million in 1996, and $33.3 million in 1995. The lower premium amount in 1997 was primarily due to the Company's strong underwriting and pricing standards in a heightened competitive environment. The growth in 1996 fidelity/surety bond premiums was primarily attributable to one significant new account. The 1997, 1996, and 1995 fidelity/surety bond premiums were affected by the weak market conditions and increased retentions by primary companies. Specialty lines include a significant portion of the Company's primary program business. The balance of the program business is included in casualty and property business. The majority of the growth reported by the Company's primary companies in 1997 emanated from increased opportunities with an auto warranty program. Primary insurance business represented approximately 18% of total gross premiums written for the Company in 1997.

    Specialty lines were expanded to include ocean marine business in 1994. Ocean marine gross premiums written totaled $18.8 million in 1997 compared to $12.7 million in 1996. The 1997 increase reflects the benefits derived from several new contracts. The Company's participation in aviation began in 1992 and expanded in 1994 with participation in an industry aviation underwriting pool. Net premiums written from aviation business totaled $14.9 million, $8.3 million, and $10.9 million in 1997, 1996, and 1995, respectively. The increase in 1997 was principally due to the Company's participation in the aviation pool combined with additional premiums in connection with providing reinsurance to the aviation pool.

    International gross premiums written were $62.5 million, $61.7 million, and $53.1 million for the years 1997, 1996, and 1995, respectively. The 1.4% increase in 1997 was largely due to an increase in casualty business offset by a decline in property business. The 15.9% increase in 1996 was due to the growth of casualty and property treaty business.

    In 1998 the Company announced an agreement in principle to acquire the managing agency assets of Morgan, Fentiman & Barber, a Lloyds managing agency, which manages Denham Syndicate 990. In conjunction with this proposed acquisition, the Company established a corporate capital vehicle, Stonebridge Underwriting, Ltd., to participate on the Denham Syndicate commencing in 1998. The acquisition is subject to the completion of due diligence and regulatory approval. (See "Subsequent Event" for further explanation.)

    Worldwide ceded premiums recorded for retrocession agreements were $130.2 million, $140.1 million, and $156.4 million in 1997, 1996, and 1995, respectively. The Company continually evaluates its retrocessional programs based on market conditions, pricing, and its own risk tolerance. The 1997 and 1996 decreases in ceded premium were primarily due to improved pricing for the Company's catastrophe and per risk retrocessional programs, partially offset in 1997 by growth in certain primary programs with specific reinsurance protection.

    The Company's underwriting philosophy of long-term partnerships with quality core clients as well as further expansion of its client base continues to underscore the Company's success. Insurers, rated A- or better by A.M. Best, comprised the top 30 clients of the Company in 1997. However, no single client generated more than 6% of premium volume in 1997, and the top 10 clients represented 37% of premiums compared to 56% three years prior. Given this client depth, the Company does not believe that any future reduction of business assumed from any one client will have a materially adverse effect on its future financial condition or results of operations due to the Company's competitive position in the marketplace and the continuing availability of other sources of business.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OPERATING COSTS AND EXPENSES

CLAIMS AND CLAIMS ADJUSTMENT

    Generally, claims and claims expenses represent the Company's most significant and uncertain costs. Claims and claims expense reserves are estimates involving actuarial and statistical projections, at a given point in time, of what the Company expects the ultimate settlement and administration of claims to cost based on facts and circumstances then known. The reserves are based on estimates of claims and claims expenses incurred and, therefore, the amount ultimately paid may be more or less than such estimates. These expenses are principally based on NACs analysis of reports and individual case estimates received from ceding companies. A provision, on the basis of past experience, claims audits, and other factors, is included for losses and loss adjustment expenses incurred but not reported ("IBNR"). The Company expects to refine such estimates in subsequent accounting periods based upon facts and circumstances then known.

    The fact that the Company's exposure to claims generally begins excess of its clients exposure contributes to the uncertainty of its claims estimates. With this excess coverage, claims occur less frequently than coverages which attach within the primary insurance coverages, thereby providing less credible historical claims experience from which to estimate ultimate claims costs. Further, the Company writes coverage in certain volatile casualty lines of business, such as general liability, directors and officers liability and medical malpractice. Claims activity for these lines is characterized by lengthy litigation, the ultimate cost of which can be influenced significantly by future court rulings.

    Estimates of claims and claims expenses are based in part on a prediction of future events, estimates of future trends in claims severity and frequency and other variable factors. The Company's ability to predict future trends based solely upon its own historical claims experience is inherently difficult because of its substantial growth in premiums since 1985. Therefore, for purposes of evaluating future trends and providing an estimate of ultimate claims costs, the Company has supplemented its historical claims experience to a certain extent with claims experience derived from external sources, such as reinsurance industry data. As the Company's book of business continues to mature, its own historical claims experience achieves greater credibility and enhances its ability to evaluate future trends. Accordingly, the Company believes its reserving process improves as additional claims experience emerges.

    Claims and claims expenses incurred were $379.5 million in 1997 compared to $339.0 million in 1996 and $326.1 million in 1995. The increase in 1997 was principally attributable to growth in earned premium and a higher loss ratio. The increase in 1996 was primarily due to growth in earned premium partially offset by a lower loss ratio. Net claims and claims expenses expressed as a percentage of net earned premiums (the claims and claims expense ratio) increased to 65.9% in 1997 from 63.7% in 1996 on a domestic statutory basis. The change in the 1997 ratio was primarily due to competitive market conditions. The improvement in the 1996 ratio of 63.7% from the 1995 ratio of 65.1% was due to a somewhat more favorable prior years claims and claims expense development in 1996.

    The Company's total net claims and claims expenses for each year reflect favorable claims development from prior years of $38.6 million in 1997, $33.3 million in 1996, and $19.6 million in 1995.

    Claims payments were $78.9 million in 1997 compared to $190.4 million in 1996 and $180.4 million in 1995. The decrease in 1997 was due to the net impact of the retrocessional termination discussed below, partially offset by several commutations of assumed business during 1997.

    The Company's net favorable claims development for business written since 1986 continued to emerge during 1997, 1996, and 1995. This favorable development is driven by several factors, some of which are interdependent. A principal factor is the strength of the actuarial assumptions underlying the business written, particularly with respect to social and economic inflation. These actuarial assumptions are utilized to establish the initial expected target loss ratio employed in the actuarial methodologies from which the reserves for claims and claims expenses are derived. Such loss ratios are periodically adjusted to reflect comparisons of actuarially-computed expected claims to actual claims and claims expense development, inflation and other considerations. This favorable development has offset certain unfavorable development on business written prior to 1986, principally related to asbestos and environmental claims.

    An important area of focus in the reinsurance and insurance industries is exposure to asbestos and environmental claims. The Company's reserving process includes a supplemental evaluation of the potential impact on claims liabilities from exposure to asbestos and environmental claims, including related loss adjustment expenses. The Company recorded claims and claims expenses incurred relating to asbestos and environmental claims of $8.1 million in 1997, $10.7 million in 1996, and $7.0 million in 1995, inclusive of paid claims of $3.8 million, $4.2 million, and $4.8 million, respectively. The Company's claims and claims expense reserves for such exposures, net of reinsurance, as of December 31, 1997, 1996, and 1995 were $32.8 million, $28.5 million, and $22.0 million, respectively. A reconciliation of the Company's gross and net liabilities for such exposures for the three years ending December 31, 1997 is set forth in Note 4 of the Notes to Consolidated Financial Statements.

    The Company believes it has made a reasonable provision for its asbestos and environmental exposures and is unaware of any specific issues which would materially affect its claims and claims expense estimate. The estimation of claims and claims expense liabilities for asbestos and environmental exposures is subject to a much greater uncertainty than is normally associated with the establishment of liabilities for certain other exposures due to several factors, including: i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; ii) the lack of reliability of available historical claims data as an indicator of future claims development; iii) an uncertain political climate which may impact, among other areas, the nature and amount of costs for remediating waste sites; and iv) the potential of insurers and policyholders to reach agreements in order to avoid further significant legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. The Company believes that these issues are not likely to be resolved in the near future. However, as they are resolved, additional reserve provisions, which could be material in amount, may be necessary.

    The Company is aware of certain evolving potential exposures, generally referred to as other mass tort liabilities, and to the extent appropriate, the Company has considered these exposures in its claims and claims expense reserves.

    The Company is unaware of any specific, unusual and significant circumstances affecting claims reserve estimates, except to the extent disclosed.

MANAGEMENT'S DISCUSSION AND ANALYSIS

REINSURANCE/CATASTROPHE MANAGEMENT

    The Company purchases reinsurance to increase premium capacity and to reduce the risk of loss on reinsurance underwritten. Historically, the Company has obtained reinsurance for itself primarily through excess of loss reinsurance agreements. The Company has also obtained reinsurance protection against liability on a single event arising from different treaty obligations or from related losses involving more than one reinsured or contract. The Company evaluates the financial condition of its retrocessionnaires periodically. Based on this analysis, a reserve for potential and actual non-recovery from retrocessionnaires unable to meet their obligation under the retrocession agreement is included in claims and claims expenses. Charges to earnings for potential and actual non-recovery amounted to $3.7 million, $1.2 million, and $1.4 million for 1997, 1996, and 1995, respectively, and reflect a provision for paid and unpaid claims, inclusive of IBNR claims. This 1997 charge and substantially all such charges relate to reinsurance purchased prior to 1986.

    During 1997, the Company maintained catastrophe reinsurance protection of $115 million in excess of the Company's initial retention of $5 million on a first and second event. For 1998, the Company has obtained catastrophe reinsurance protection of $97 million in excess of a $5 million initial net retention, subject to a graduated increase of $3 million in net retention in the event gross losses exceed $60 million. The Company evaluates its potential catastrophe exposure, including both gross loss estimates and the impact of available reinsurance protection. While the Company believes its management of catastrophe exposures and underwriting guidelines are adequate, an extremely large catastrophic event or multiple catastrophic events could have a material adverse effect on the financial condition and results of operation of the Company.

    In recognition of the Company's surplus position, financial capacity and continued positive results from business written since 1986, the Company terminated two retrocessional programs effective January 1, 1997. As a result, the Company received total consideration of approximately $225 million, representing reinsurance recoverable balances for unpaid claims and claims expenses, with total cash and invested assets increasing by approximately $180 million. The termination of these programs resulted in an increase in the Company's retention levels for the years 1996 and prior. As the casualty book of business matures, the increase in net retentions for those years may result in increased volatility in future years to the extent the actual frequency and severity of claims differs from the Company's current estimates. The Company believes its exposure to such volatility is within acceptable levels. See Note 6 of the Notes to Consolidated Financial Statements for the impact of this action on 1997 and 1996 retention levels.

UNDERWRITING RESULTS

    One traditional means of measuring the underwriting performance of a property/casualty insurer is the statutory composite ratio. This ratio, which is based upon statutory accounting practices (which differ from generally accepted accounting principles), reflects underwriting experience, but does not reflect income from investments. A composite ratio of under 100% generally indicates underwriting profitability while a composite ratio exceeding 100% generally indicates an underwriting loss.

    The following chart sets forth statutory composite ratios for the Company's domestic reinsurance subsidiary:

                                                                                             1997       1996       1995
                                                                                           ---------  ---------  ---------
Domestic Composite Ratio:
Claims and claims expenses...............................................................       65.9%      63.7%      65.1%
Commissions and brokerage................................................................       27.3       28.3       29.7
Other operating expenses.................................................................        9.9        9.1        8.3
                                                                                           ---------  ---------  ---------
Total....................................................................................      103.1%     101.1%     103.1%
                                                                                           ---------  ---------  ---------

    The increase in the Company's domestic composite ratio for 1997 primarily reflected the increase in the claims and claims expenses and other operating expenses. The 1996 ratio indicated an improvement in underwriting results compared to 1995. The claims and claims expense ratio increased in 1997 due to the impact of competitive market conditions on pricing adequacy. Operating expenses increased in 1997, 1996, and 1995 reflecting continued business expansion, investment in technology and a continued investment in facultative business. The Company continues to seek measures to contain operating expenses that are not central to its underwriting activities and to better utilize its resources.

    The 1997 statutory composite ratio for the Company's international reinsurance subsidiary was 108.9% compared to 105.6% in 1996 and 111.7% in 1995. A principal cause of these relatively high composite ratios was the contribution of the operating expense ratios of 18.7%, 13.7%, and 13.0% for the years ended December 31, 1997, 1996, and 1995, respectively. The Australian branch of the international reinsurance subsidiary, although established in 1996, did not commence writing premium until 1997 contributing to the increase in the operating expense ratio in 1997 from 1996. The Company generally expects a higher expense ratio in the start-up years of an operation. The expense ratio of the international subsidiary is expected to decline over time to the extent that it leverages its investment in infrastructure and marketing, broadens client relationships, and generates increases in premium revenues.

    The pricing of the Company's reinsurance contracts incorporates many factors, including exposure to claims and the expenses of the client and the broker. Commissions and brokerage expenses, as a percentage of premium revenues, declined moderately in 1997 compared to 1996 and 1995. This decrease was principally due to the relative increase in 1997 of primary program business, where commission costs were significantly lower, partially offset by increases in pro rata contracts written in the Company's specialty lines of business, contracts which generally carry a higher commission rate. The Company's actuaries and underwriters evaluate the adequacy of premium revenue net of these expenses, thereby mitigating the effect of variations in these expenses to overall underwriting results.

INVESTMENTS

    Cash and invested assets were $2.3 billion at December 31, 1997 compared to $2.0 billion at December 31, 1996, excluding net investment payables of $25.8 million and $24.9 million for 1997 and 1996, respectively.

    Net investment income increased 17.9% in 1997 compared to 16.8% in 1996 and 10.9% in 1995. The 1997 increase was principally attributable to the benefit derived from investment of the proceeds of approximately $180 million resulting from two retrocessional program terminations in early 1997. (See

MANAGEMENT'S DISCUSSION AND ANALYSIS

Note 6 to the Notes to Consolidated Financial Statements.) Further, the 1997 investment portfolio was repositioned during the year to maximize after-tax earnings. This portfolio shift consisted of increasing the Company's investment in tax-exempt securities to take advantage of the higher after-tax yields of these securities as well as extending the Company's fixed maturity duration to approximately 5.6 years to capture the yield benefit of a higher interest rate environment in early 1997. As such, the Company's after-tax investment yield was 4.7% in 1997 compared to 4.4% in 1996 and 4.6% in 1995. The Company anticipates continued growth in investment income during 1998 due to a higher invested asset base. However, this growth will be tempered by the decreasing yields available in the current interest rate environment.

    Realized investment gains, net of tax, were $1.35 per diluted share for 1997, $.61 per diluted share for 1996, and $.84 per diluted share for 1995. Gains and losses on the sale of investments are recognized as a component of operating income, but the timing and recognition of such gains and losses are unpredictable and are not indicative of future operating results.

    The Company's investment strategy is focused principally on income predictability and asset value stability. The Company's emphasis on high quality, fixed maturity investments reflects this strategy. Tactical shifts between taxable and tax-exempt bonds may occur in order to maximize after-tax investment returns without compromising balance sheet integrity. At the end of 1997, the Company's fixed maturity investments amounted to $2.1 billion, which approximates 89% of cash and invested assets. Approximately 94% of such investments are rated investment grade with an average rating of Aa2/AA by Moodys Investor Services, Inc. or Standard & Poors.

    The balance of the Company's investment portfolio at December 31, 1997, consisting of cash, short-term investments and equity securities, amounted to $259.4 million. As of December 31, 1997, the Company held $142.5 million or 6.1% of cash and invested assets in equity securities, representing 20.3% of statutory surplus. This was compared to $179.6 million or 9.1% of invested assets in equity securities at December 31, 1996, representing 27% of statutory surplus.

    Changes in market interest rates in late 1997 resulted in an increase in the market value of the Company's investment securities compared to 1996. Net unrealized appreciation of investments, net of tax, was $55.0 million or $3.00 per share at December 31, 1997 compared to $31.7 million or $1.72 per share at December 31, 1996. The unrealized appreciation was primarily attributable to the market value fluctuations in the Company's fixed income securities, which are recorded at their fair market values.

    Uncertainties exist regarding interest rates and inflation and their potential impact on the market values of the Company's fixed income securities. The Company actively considers the risks and financial rewards associated with the maturity distribution of its fixed income portfolio. In this regard, the Company takes into consideration the pattern of expected claims payments and the Company's future cash flow projections in evaluating its investment opportunities.

    Since the initial capitalization of the Company's international reinsurance operation in London, England (NAC Re International) with $75 million in 1993 and subsequent contributions in 1994 and 1995, the stockholders equity of NAC Re International has grown to $148.5 million as of December 31, 1997. This capital, a component of the invested assets described above, is being invested in accordance with the

Company's overall investment strategy. At December 31, 1997, NAC Re Internationals investment portfolio, which was primarily invested in U.K. Government securities, had an average duration of 4.4 years and an after-tax investment yield of 4.4%.

INCOME TAXES

    The Company's effective tax rate increased to 22.1% in 1997 compared to 20.8% in 1996 and 20.3% in 1995. Excluding investment gains, the Company's 1997 effective tax rate was 15.6% compared to 16.8% in 1996. This decrease reflects the shift to tax-exempt fixed maturities in 1997. The Company's effective tax rate increased in 1996 over 1995 principally due to improved underwriting results and a slightly higher effective tax rate on investment income. Note that the Company's future tax position is subject to changes in the tax laws.

LIQUIDITY AND CAPITAL RESOURCES

    As a holding company, NAC Res assets consist primarily of its common stock investment in NAC. Cash flow within NAC Re consists of investment income, operating and interest expenses, dividends to stockholders, and dividends and tax reimbursements from NAC. These dividends are subject to statutory restrictions as described in Note 11 of the Notes to Consolidated Financial Statements.

    The Company's debt-to-capital ratio improved to 32.3% in 1997 from 36.1% in 1996. In late 1995, the Company issued $100 million of 7.15% Notes due November 15, 2005 and raised approximately $49 million on the issuance of 1,530,000 shares of Common Stock. Previously, the Company had raised $200 million in 1992 through the issuance of $100 million of 5.25% Convertible Subordinated Debentures due December 2002 and $100 million of 8% Notes due June 1999. As a result of the transactions and borrowings described below, pretax interest expense including amortization expense was $21.7 million in 1997, $22.3 million in 1996, and $15.6 million in 1995.

    NAC Re maintains a revolving credit facility, under which it can borrow up to $35 million. Outstanding borrowings as of December 31, 1997 and 1996 were $12.9 million and were principally used to finance the Company's repurchase of its Common Stock. The facility is scheduled to be reduced on a quarterly basis beginning in July 1998. NAC has a $15 million line of credit which is available for catastrophe claims payments or working capital purposes. There were no outstanding borrowings on this facility at December 31, 1997. Interest costs on borrowing facilities were approximately $1.0 million, $1.6 million, and $1.4 million in 1997, 1996, and 1995, respectively.

    During 1997, the Company repurchased approximately 345,400 shares of NAC Re Common Stock under the stock repurchase program for an aggregate purchase price of approximately $14.5 million. As of December 31, 1997, approximately 656,000 shares remain authorized for repurchase.

    The Company's quarterly dividend on its common stock was increased in June 1997 to $.075 per share from $.06 per share. It is anticipated that the cash dividend level will leave sufficient retained earnings to meet the Company's future financial needs.

Management's Discussion and Analysis

    Consolidated stockholders equity totaled $657.1 million or $35.89 per share at December 31, 1997 compared to $553.3 million or $30.06 per share at December 31, 1996.

    Statutory surplus of the reinsurance subsidiary was approximately $702 million and $664 million at the end of 1997 and 1996, respectively. Indicative of its strengthened capital position is NACs growth in surplus and its rank as one of the 10 largest domestic reinsurers as measured on this basis. The Company believes its surplus level enhances its ability to attract new business and retain its existing client base.

    The Company's insurance operations create liquidity in that premiums are received substantially in advance of the time claims are paid. Over the most recent three years, cash flow provided by operating activities totaled over $654 million, including 1997 cash flow of $314 million. The cash flow for 1997 increased from 1996 principally due to the proceeds received from the terminations of certain retrocessional agreements described above.

    Accounting Pronouncements

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is effective for years beginning after December 15, 1997. The Company will apply the provisions of this Statement beginning in the first quarter of 1998.

    Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for years beginning after December 15, 1997. The Company plans to adopt the Statement in the 1998 annual financial statements.

    For explanation of the requirements of each of these pronouncements, See
Note 2 of the Notes to the Consolidated Financial Statements.

    Subsequent Event On January 22, 1998, the Company announced an agreement in principle to acquire the managing agency assets of Morgan, Fentiman & Barber (MFB), a Lloyds managing agency. MFB currently manages Denham Syndicate 990 which underwrites a specialized book of business, concentrating on long-tail casualty lines and non-marine physical damage, including both direct and reinsurance business. In late 1997, the Company formed a subsidiary, Stonebridge Underwriting Ltd., which is participating as a corporate capital vehicle on the Denham Syndicate commencing with the 1998 underwriting year. These transactions are intended to provide the Company access to Lloyds worldwide insurance capabilities.

    The acquisition is subject to the completion of due diligence and regulatory approval and is expected to close during the second quarter of 1998, however, there are no assurances that the acquisition discussed above will be consummated. The transaction is not expected to have a material impact on the financial condition or results of operations of the Company in 1998.

    IMPACT OF THE YEAR 2000 ISSUE

    The Company began assessing the impact of the Year 2000 issue on its computer hardware and software systems in 1995. Certain systems have been identified for replacement before year-end 1999 due to normal business requirements. The replacement systems will be reviewed or designed to ensure they are

Year 2000 compliant prior to implementation. Systems not identified for replacement are expected to be assessed and made Year 2000 compliant prior to year-end 1999 at a cost that is not expected to be material to the Company. Currently, management is conducting a review of all such systems. As of December 31, 1997, management had not identified any hardware or software computer system with a significant Year 2000 compliance problem that would be expected to have a materially adverse effect on its financial condition or results of operations.

    The Company has initiated a Year 2000 assessment of the Company's business operations and products that could potentially be affected by the Year 2000 problem. The purpose of this review is to determine what impact, if any, the Year 2000 issue may have on the Company and its significant customers, suppliers, and other constituents, and whether that impact will be material to the Company's financial condition or results of operations. The Company expects to contact certain customers, retrocessionnaires, reinsurance intermediaries, managing general agents, suppliers, and other constituents to determine the nature and extent of their Year 2000 compliance efforts and to assess whether their noncompliance would have a material adverse affect on the Company's financial condition or results of operations. Based on this assessment, management will establish a strategy responsive to any issues identified.

    The ability of the Company's customers, suppliers, and other constituents to achieve Year 2000 compliance, notwithstanding the Company's due diligence inquiries, presents inherent and unpredictable risks and uncertainties. The extent to which the Company's financial condition or results of operations may be materially affected by the Year 2000 problems of third parties depends on a variety of factors including, but not limited to, whether these third parties can achieve their own timely Year 2000 compliance objectives; whether their compliant systems remain compatible with the Company's systems; and the nature and extent to which the Company's systems may be affected by the third partys noncompliant systems. Unpredictable long-term failures of certain essential services including, but not limited to, the banking, securities, utility, telecommunications, and transportation industries, due to their own Year 2000 problems are generally beyond the Company's control and could have an adverse material impact on the Company's financial condition or results of operations.

    There is presently uncertainty as to whether Year 2000-related claims will have a material affect on the industrys financial condition or results of operations. Due to these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. As these uncertainties are resolved, additional reserve provisions, which could be material in amount, may be necessary.

    All predictions regarding the impact of the Year 2000 issue on the Company and third parties and the attendant costs are inherently subject to risks and uncertainties. The Company cautions that the factors and assumptions described above, as well as unknown factors, may cause the Company's actual Year 2000 compliance costs, and the resultant impact on its business, operations, or financial condition to differ materially from those discussed above.

REGULATORY INITIATIVES

    NAC Re and its domestic subsidiaries are subject to regulatory oversight under the insurance statutes and regulations of the jurisdictions in which they conduct business, including all states of the United States and Canada. NAC Res international subsidiary is subject to the regulatory authority of the United Kingdom

Management's Discussion and Analysis

Department of Trade and Industry. The international subsidiarys
Australian branch office is also subject to the Australian Insurance and Supervisory Commissions solvency and regulatory authority. These regulations vary from jurisdiction to jurisdiction and are generally designed to protect ceding insurance companies and policyholders by regulating the Company's financial integrity and solvency in its business transactions and operations. Many of the insurance statutes and regulations applicable to the Company relate to reporting and disclosure standards which allow insurance regulators to closely monitor the Company's performance. Typical required reports include information concerning the Company's capital structure, ownership, financial condition, and general business operations.

    In 1993, the National Association of Insurance Commissioners (the "NAIC"), by adopting a model risk-based capital act, intended to provide an additional tool for regulators to evaluate the capital of property and casualty insurers and reinsurers with respect to the risks assumed by them and determine whether there is a perceived need for corrective action. The nature of the corrective action depends upon the extent of the calculated risk-based capital deficiency and ranges from requiring the Company to submit a comprehensive plan to placing the insurer under regulatory control. While the model risk-based capital act has not yet been adopted in New York, NACs domicile, New York has issued a circular letter requiring the filing of risk-based capital reports by property and casualty insurers and reinsurers. The NAIC also adopted a proposal that requires property and casualty insurers and reinsurers to report the results of their risk-based capital calculations as part of the statutory annual statements filed with state regulatory authorities. Surplus (as calculated for statutory annual statement purposes) for each of the Company's domestic subsidiaries is well above the risk-based capital thresholds that would require either company or regulatory action.

    Various other legislative and regulatory initiatives have been proposed from time-to-time that could impact the property/casualty insurance industry. Congress is expected to consider bills targeting financial services modernization, tax reform, Superfund and product liability reform, and natural disaster protection. The NAIC continues to refine the risk-based capital formula for property/casualty insurers as well as adopt model legislation and regulations regarding insurer investments, accounting standards, and other regulatory matters. While the Company cannot quantify the impact of any of these legislative or regulatory measures on its operations, we believe the Company is adequately positioned to compete in an environment of more stringent regulation. To the extent that federal legislation, if passed, reduces litigation costs, it would be a favorable development for the Company.

SAFE HARBOR DISCLOSURE FOR FORWARD-LOOKING STATEMENTS

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"), the Company sets forth below cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those which might be projected, forecasted, or estimated or otherwise implied in the Company's forward-looking statements, as defined in the Act, made by or on behalf of the Company in press releases, written statements or documents filed with the Securities and Exchange Commission, or in its communications and discussions with investors and analysts in the normal course of business through meetings, telephone calls and conference calls. Such statements may include, but are not limited to, projections of premium revenue, investment income, other revenue, losses, expenses, earnings (including earnings per share), cash flows, plans for future operations, common shareholders equity, financing needs, capital plans, dividends, plans relating to products or services of the Company, and estimates concerning the effects of litigation or other disputes, as well as assumptions for any of the foregoing and are generally expressed with words such as "believes," "estimates," "expects," "anticipates," "could have," "may have," and similar expressions.

    Forward-looking statements are inherently subject to risks and uncertainties. The Company cautions that factors which may cause the Company's results to differ materially from such forward-looking statements include, but are not limited to, the following:

    (1) Changes in the level of competition in the reinsurance or primary insurance markets that adversely affect the volume or profitability of the Company's business. These changes include, but are not limited to, the intensification of price competition, the entry of new competitors, existing competitors exiting the market, and the development of new products by new and existing competitors;

    (2) Changes in the demand for reinsurance, including changes in ceding companies retentions, and changes in the demand for primary and excess and surplus lines insurance coverages;

    (3)  The ability of the Company to execute its business strategies;

    (4) Changes in the frequency and severity of catastrophes which could significantly impact the Company's business in terms of net income, reinsurance costs, and cash flow;

    (5) Adverse development on claims and claims expense liabilities related to business written in prior years, including, but not limited to, evolving case law and its effect on environmental and other latent injury claims, changing government regulations, newly identified toxins, newly reported claims, inflation, new theories of liability, or new insurance and reinsurance contract interpretations;

    (6)  Changes in the Company's retrocessional arrangements;

    (7) Lower than estimated retrocessional or reinsurance recoveries on unpaid losses, including, but not limited to, losses due to a decline in the creditworthiness of the Company's retrocessionnaires or reinsurers;

    (8) Increases in interest rates, which cause a reduction in the market value of the Company's interest rate sensitive investments, including, but not limited to, its fixed income investment portfolio, and its common shareholders equity and decreases in interest rates causing a reduction of income earned on new cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments;

    (9) Declines in the value of the Company's common equity investments and credit losses on the Company's investment portfolio;

    (10) Gains or losses related to foreign currency exchange rate fluctuations; and

    (11) Adverse results in litigation matters including, but not limited to, litigation related to environmental, asbestos, other potential mass tort claims, and claims related to the Year 2000.

    In addition to the factors outlined above that are directly related to the Company's business, the Company is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, and the loss of key employees.

-------------------------------------------------------------------------------
ELEVEN YEAR FINANCIAL SUMMARY


-----------------------------------------------------------------------------------------------------------------------------------
In Thousands, except per share amounts                                        1997            1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Gross premiums written ..............................................   $  723,868      $  714,080      $  677,938      $  575,037
Net premiums written ................................................      593,656         574,004         521,489         438,201
Premiums earned .....................................................      574,647         526,342         491,785         395,731
Net investment income ...............................................      123,050         104,330          89,308          80,504
Net investment gains (losses) .......................................       42,675          19,569          25,391           2,155
Total revenues ......................................................      740,372         650,241         606,484         478,390
Operating costs and expenses ........................................      617,542         561,205         527,663         436,100
Operating income ....................................................       95,677          70,520          62,824          35,612
Net income ..........................................................       95,677          70,520          62,824          35,612
Return on stockholders' equity (3)(4) ...............................        17.3%           13.8%           19.7%            9.5%
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (5)
Basic: (6)
  Average shares outstanding ........................................       18,378          18,855          17,709          17,603
  Operating income ..................................................   $     5.21      $     3.74      $     3.55      $     2.02
  Net income ........................................................         5.21            3.74            3.55            2.02
Diluted (assuming conversion of dilutive convertible
 securities): (6)
  Average shares outstanding ........................................       20,809          21,115          20,115          19,915
  Net income ........................................................   $     4.77      $     3.51      $     3.30      $     1.96
Cash dividends declared per share ...................................         .285             .23             .19             .16
Stock prices:
    High ............................................................        52.88           40.63           39.00           34.00
    Low .............................................................        33.25           28.50           28.25           24.00
    Close ...........................................................        48.81           33.88           36.00           33.50
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets (4)(7) .................................................   $2,984,865      $2,745,631      $2,462,131      $1,916,768
Cash and invested assets (4) ........................................    2,348,034       1,983,902       1,863,526       1,414,527
Claims and claims expense reserves, gross (7) .......................    1,603,972       1,513,345       1,292,415       1,086,170
  Net of reinsurance recoverable ....................................    1,407,136       1,107,217         953,669         808,433
Long-term debt ......................................................      299,942         299,934         299,927         200,000
Unrealized appreciation (depreciation) of investments,
  net of tax: (4)
    Fixed maturities ................................................       43,607          14,526          27,102         (44,204)
    Equity securities ...............................................       11,393          17,174           8,085          (1,826)
      Total reported ................................................       55,000          31,700          35,187         (46,030)
Stockholders' equity (4) ............................................      657,061         553,269         511,756         319,085
Stockholders' equity per share (4)(5) ...............................        35.89           30.06           26.65           18.23
-----------------------------------------------------------------------------------------------------------------------------------
DOMESTIC STATUTORY DATA
Statutory composite ratio ...........................................       103.1%          101.1%          103.1%          105.7%
Statutory surplus ...................................................   $  702,222      $  663,867      $  615,433      $  407,024
-----------------------------------------------------------------------------------------------------------------------------------


(1) In 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect from prior years increased net income by $12.1 million or $.68 per share.

(2) In 1988, the Company adopted the practice of discounting workers' compensation tabular case reserves. The cumulative effect from prior years increased net income by $1.9 million or $.12 per share. In addition, 1988 income tax expense included a charge for the utilization of an operating loss carry forward. The tax benefit of $1.2 million, or $.08 per share, resulting from such utilization was recorded as an extraordinary item.

(3) Based on net income divided by stockholders' equity as reported at the beginning of each year.

-------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
      1993             1992(1)          1991             1990             1989             1988(2)          1987          CAGR*
-----------------------------------------------------------------------------------------------------------------------------------
$  431,582       $  366,292       $  291,775       $  261,099       $  234,960       $  206,761       $  183,818          14.7%
   336,941          268,023          233,044          217,106          193,323          171,430          154,510          14.4
   306,379          250,533          229,358          215,085          190,657          161,978          137,376          15.4
    76,632           65,590           58,743           51,930           45,475           35,640           25,341          17.1
    19,095            9,081            5,533           (1,121)           3,236              142              878          47.5
   402,106          325,204          293,634          265,894          239,368          197,760          163,595          16.3
   352,609          321,598          251,916          236,464          209,883          177,830          151,945          15.1
    42,351           10,386           34,816           24,961           25,626           17,732           11,113          24.0
    42,351           22,443           34,816           24,961           25,626           20,827           11,113          24.0
     13.7%             9.3%            17.2%            13.4%            15.8%            14.0%             8.1%            --
-----------------------------------------------------------------------------------------------------------------------------------

    17,895           17,789           15,403           15,630           15,623           15,762           16,304            --
$     2.37       $      .58        $    2.26       $     1.60       $     1.64       $     1.12       $      .68          22.6
      2.37             1.26             2.26             1.60             1.64             1.32              .68          22.6


    20,440           18,330           18,232           18,318           18,285           18,215           16,304            --
$     2.24       $     1.23        $    2.05       $     1.51       $     1.55       $     1.29       $      .68          21.5
       .16              .16              .14              .13              .10               --               --            --


     44.75            42.00            31.50            25.83            27.33            14.11            14.33            --
     28.00            21.75            19.33            17.00            13.78             8.22             7.78            --
     29.75            40.50            31.50            22.00            23.83            14.11             7.89            --
-----------------------------------------------------------------------------------------------------------------------------------

$1,778,868       $1,596,209        $1,106,573      $  988,809       $  869,810       $  705,832       $  591,474          17.6
 1,412,624        1,258,016           892,581         781,591          689,481          544,304          423,286          18.7
   909,061          808,489           681,110         596,236          520,723          389,279          303,623          18.1
   697,221          626,090           528,521         468,637          387,767          291,531          201,051          21.5
   200,000          200,000            51,750          51,750           51,750           51,750           51,750          19.2


    30,865            2,402             2,374          (2,588)              --               --               --            --
     6,521            3,786             3,452          (2,958)            (323)            (158)              --            --
    37,386            6,188             5,826          (5,546)            (323)            (158)              --            --
   375,540          309,221           241,387         202,525          186,104          162,501          148,278          16.1
     21.13            17.35             15.70           12.98            11.92            10.38             9.10          14.7
-----------------------------------------------------------------------------------------------------------------------------------

    110.9%           126.9%            108.2%          108.2%           108.5%           106.8%           107.8%            --
$  406,163       $  384,032        $  230,041      $  197,391       $  189,018       $  174,217       $  163,233          15.7
-----------------------------------------------------------------------------------------------------------------------------------


(4) The Company adopted SFAS No. 115 at December 31, 1993. As such, all of the Company's fixed maturities and equity securities were classified as "available for sale" and recorded at their fair values. The effect of adopting SFAS No. 115 was to record in stockholders' equity unrealized appreciation, net of deferred income taxes of $28.4 million, related to fixed maturities that were previously recorded at amortized cost. Retroactive application to prior periods is prohibited.

(5) Stock price and per share figures have been restated to reflect the three-for-two stock splits effective in 1989 and 1991.

(6) Prior year data restated per SFAS No. 128. See Note 1 of the Notes of Consolidated Financial Statements.

(7) Reclassified to reflect the adoption of SFAS No. 113 in 1993, which requires reinsurance recoverables on claims and claims expenses (including IBNR) and unearned premiums to be reported as assets.

*   Compound annual growth rate.

-------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET

                                                            In Thousands
-------------------------------------------------------------------------------
                                                              December 31,
                                                        -----------------------
                                                        1997              1996
-------------------------------------------------------------------------------
ASSETS
Investments:
Available for sale:
   Fixed maturities (amortized cost: 1997,
     $2,021,501; 1996, $1,681,190..................... $2,088,588   $1,703,537
   Equity securities (cost: 1997, $124,999;
     1996, $153,197)..................................    142,527      179,619
Short-term investments................................    108,489       81,893
-------------------------------------------------------------------------------
     Total investments................................  2,339,604    1,965,049

Cash..................................................      8,430       18,853
Accrued investment income.............................     36,347       28,472
Premiums receivable...................................    227,569      200,036
Reinsurance recoverable balances, net.................    172,277      336,324
Reinsurance recoverable on unearned premiums..........     31,297       20,320
Deferred policy acquisition costs.....................     92,709       85,211
Excess of cost over net assets acquired...............      3,276        3,644
Deferred tax asset, net...............................     42,646       30,390
Other assets..........................................     30,710       57,332
-------------------------------------------------------------------------------
     Total assets..................................... $2,984,865   $2,745,631
-------------------------------------------------------------------------------
LIABILITIES
Claims and claims expenses............................ $1,603,972   $1,513,345
Unearned premiums.....................................    301,711      271,898
8% Notes due 1999.....................................    100,000      100,000
7.15% Notes due 2005..................................     99,942       99,934
5.25% Convertible Subordinated Debentures due 2002....    100,000      100,000
Investment accounts payable...........................     26,108       25,326
Revolving credit agreement............................     12,924       12,924
Other liabilities.....................................     83,147       68,935
-------------------------------------------------------------------------------
     Total liabilities................................  2,327,804    2,192,362
-------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value:
   1,000 shares authorized, none issued
   (includes 90 shares of Series A
   Junior Participating Preferred Stock)..............       --           --
Common stock, $.10 par value: 25,000 shares
   authorized (1997, 21,707; 1996, 21,464
   shares issued)......................................     2,171        2,146
Additional paid-in capital.............................   255,424      248,662
Unrealized appreciation of investments, net of tax.....    55,000       31,700
Currency translation adjustments, net of tax...........     5,989        8,377
Retained earnings......................................   426,309      335,868
Treasury stock, at cost (1997, 3,398; 1996,
  3,061 shares)........................................   (87,832)     (73,484)
-------------------------------------------------------------------------------
     Total stockholders' equity........................   657,061      553,269
-------------------------------------------------------------------------------
     Total liabilities and stockholders' equity........$2,984,865   $2,745,631
-------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

------------------------------------------------------------------------------
                                              CONSOLIDATED STATEMENT OF INCOME


                                          In Thousands, except per share amounts
--------------------------------------------------------------------------------
                                                  Year ended December 31,
                                             -----------------------------------
                                               1997         1996          1995
--------------------------------------------------------------------------------
Premiums and Other Revenues
Net premiums written......................   $593,656     $574,004     $521,489
Increase in unearned premiums.............    (19,009)     (47,662)     (29,704)
--------------------------------------------------------------------------------
Premiums earned...........................    574,647      526,342      491,785
Net investment income.....................    123,050      104,330       89,308
Net investment gains......................     42,675       19,569       25,391
--------------------------------------------------------------------------------
     Total revenues.......................    740,372      650,241      606,484
--------------------------------------------------------------------------------

Operating Costs and Expenses
Claims and claims expenses................    379,495      338,953      326,148
Commissions and brokerage.................    151,152      143,324      139,063
Other operating expenses..................     65,160       56,606       46,804
Interest expense..........................     21,735       22,322       15,648
--------------------------------------------------------------------------------
     Total operating cost and expenses....    617,542      561,205      527,663
--------------------------------------------------------------------------------

Income
Operating income before income taxes......    122,830       89,036       78,821
Federal and foreign income taxes:
  Current.................................     50,556       23,310       18,779
  Deferred................................    (23,403)      (4,794)      (2,782)
--------------------------------------------------------------------------------
Income tax expense (benefit)..............     27,153       18,516       15,997
--------------------------------------------------------------------------------
Operating income/net income...............    $95,677      $70,520      $62,824
--------------------------------------------------------------------------------

Per Share Data

Basic:*
  Average shares outstanding..............     18,378       18,855       17,709
  Operating income/net income.............      $5.21        $3.74        $3.55
--------------------------------------------------------------------------------
Diluted (assuming conversion
 of dilutive convertible securities):*
  Average shares outstanding..............     20,809       21,115       20,115
  Operating income/net income.............      $4.77        $3.51        $3.30
--------------------------------------------------------------------------------
Cash dividends declared per share.........      $.285         $.23         $.19
--------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.
* Prior year data restated per SFAS No. 128.

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                               In Thousands
-------------------------------------------------------------------------------------------
                                                          Year ended December 31,
                                              ---------------------------------------------
                                                1997             1996           1995
-------------------------------------------------------------------------------------------
Common Stock
  Balance at beginning of year                    $   2,146         $  2,134       $  1,964
  Issuance of shares                                     25               12            170
-------------------------------------------------------------------------------------------
    Balance at end of year                            2,171            2,146          2,134
-------------------------------------------------------------------------------------------

Additional Paid-Capital
  Balance at beginning of year                      248,662          246,356        194,231
  Issuance of shares                                  6,762            2,306         52,125
-------------------------------------------------------------------------------------------
    Balance at end of year                          255,424          248,662        246,356
-------------------------------------------------------------------------------------------

Unrealized Appreciation (Depreciation) of
Investments, Net of Tax
  Balance at beginning of year                       31,700           35,187        (46,030)
  Unrealized appreciation (depreciation)             23,300           (3,487)        81,217
-------------------------------------------------------------------------------------------
    Balance at end of year                           55,000           31,700         35,187
-------------------------------------------------------------------------------------------

Currency Translation Adjustments, Net of Tax
  Balance at beginning of year                        8,377            1,017          1,059
  Translation adjustments                            (2,388)           7,360            (42)
-------------------------------------------------------------------------------------------
    Balance at end of year                            5,989            8,377          1,017
-------------------------------------------------------------------------------------------

Retained Earnings
  Balance at beginning of year                      335,868          269,660        210,255
  Net income                                         95,677           70,520         62,824
  Dividends                                          (5,236)          (4,312)        (3,419)
-------------------------------------------------------------------------------------------
    Balance at end of year                          426,309          335,868        269,660
-------------------------------------------------------------------------------------------

Treasury Stock
  Balance at beginning of year                      (73,484)         (42,598)       (42,394)
  Purchase of treasury shares, net of reissuance    (14,348)         (30,886)          (204)
-------------------------------------------------------------------------------------------
    Balance at end of year                          (87,832)         (73,484)       (42,598)
-------------------------------------------------------------------------------------------

Total Stockholders' Equity
  Balance at beginning of year                      553,269          511,756        319,085
  Issuance of shares                                  6,787            2,318         52,295
  Unrealized appreciation (depreciation)             23,300           (3,487)        81,217
  Translation adjustments                            (2,388)           7,360            (42)
  Net income                                         95,677           70,520         62,824
  Dividends                                          (5,236)          (4,312)        (3,419)
  Purchase of treasury shares, net of reissuance    (14,348)         (30,886)          (204)
--------------------------------------------------------------------------------------------
    Balance at end of year                         $657,061         $553,269       $511,756
--------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
                                           CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                          In Thousands
------------------------------------------------------------------------------------------------------------------
                                                                                      Year ended December 31,
                                                                                 ---------------------------------
                                                                                   1997        1996        1995
------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income...................................................................  $  95,677   $  70,520   $  62,824
  Adjustments to reconcile net income to net cash provided by operating activities:
      Reserve for claims and claims expenses, net..............................    300,609     147,927     145,404
      Unearned premiums, net...................................................     19,025      47,703      29,584
      Premiums receivable......................................................    (27,692)    (43,512)    (34,415)
      Accrued investment income................................................     (7,903)     (1,266)     (6,916)
      Reinsurance balances, net................................................    (33,637)    (18,063)      6,976
      Deferred policy acquisition costs........................................     (7,522)    (14,518)    (10,523)
      Net investment gains.....................................................    (42,678)    (19,577)    (25,386)
      Deferred tax asset, net..................................................    (24,499)     (4,980)     (2,781)
      Other liabilities........................................................     12,937       6,447         950
      Other items, net.........................................................     30,055      (4,564)      8,194
------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities......................................    314,372     166,117     173,911
------------------------------------------------------------------------------------------------------------------

Investing Activities
    Sales of fixed maturity investments........................................  1,469,950   1,336,125   1,479,415
    Maturities of fixed maturity investments...................................     31,680      31,094      31,099
    Purchases of fixed maturity investments.................................... (1,839,020) (1,508,258) (1,849,492)
    Net (purchases) sales of short-term investments............................    (27,212)     53,646       3,072
    Sales of equity securities.................................................    154,196      79,569     101,918
    Purchases of equity securities.............................................    (94,681)   (104,917)    (84,910)
    Purchases of furniture and equipment.......................................     (5,634)     (6,775)     (2,365)
------------------------------------------------------------------------------------------------------------------
Net Cash Used By Investing Activities..........................................   (310,721)   (119,516)   (321,263)
------------------------------------------------------------------------------------------------------------------
Financing Activities
    Issuance of shares.........................................................      5,864       1,951      52,056
    Net proceeds from issuance of 7.15% Notes..................................         --          --      99,214
    Purchase of treasury shares, net of reissuance.............................    (14,348)    (30,886)       (204)
    Cash dividends paid to stockholders........................................     (4,968)     (4,163)     (3,260)
    Borrowings under revolving credit agreement................................         --       8,162          --
    Repayments under revolving credit agreement...............................          --     (13,000)         --
------------------------------------------------------------------------------------------------------------------
Net Cash (Used) Provided By Financing Activities...............................    (13,452)    (37,936)    147,806
------------------------------------------------------------------------------------------------------------------
Effects of exchange rate changes on cash.......................................       (622)       (132)        242
------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash....................................................    (10,423)      8,533         696
Cash -- beginning of year......................................................     18,853      10,320       9,624
------------------------------------------------------------------------------------------------------------------
Cash -- end of year............................................................  $   8,430   $  18,853   $  10,320
------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") and include the accounts of NAC Re Corp. ("NAC Re") and its insurance and reinsurance subsidiaries NAC Reinsurance Corporation ("NAC"), Greenwich Insurance Company, Indian Harbor Insurance Company and NAC Re International Holdings Limited and its subsidiaries. NAC Re and its subsidiaries are collectively referred to herein as the Company. All intercompany transactions and balances have been eliminated in consolidation.

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

INVESTMENTS

    Fixed maturities, which include bonds, notes and redeemable preferred stocks and equity securities, including common and non-redeemable preferred stocks have been categorized as "available for sale" and recorded at their fair value. The fair value of fixed maturities and equity securities is estimated using quoted market prices or dealer quotes. Short-term investments, which have an original maturity of one year or less, are carried at cost, which approximates fair value.

    The Company categorizes all of its fixed maturities and equity securities as available for sale in order to provide the Company the flexibility to respond to various factors, including changes in market conditions and tax planning considerations. Unrealized appreciation or depreciation of the securities available for sale, net of applicable deferred income taxes, is excluded from income, and recorded as a separate component of stockholders equity.

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

CLAIMS AND CLAIMS EXPENSES

    The reserves for claims and claims expenses are based on the Company's analysis of reports and individual case estimates received from ceding companies. An amount is included for claims and claims expenses incurred but not reported on the basis of past experience of the Company and the reinsurance industry. These estimates are reviewed regularly and, as claims develop and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in results of operations in the period in which they become known and are accounted for as changes in estimates. Reserves are generally recorded without consideration of potential salvage or subrogation recoveries which are estimated to be immaterial; such recoveries, when realized, are reflected as a reduction of claims incurred. Certain workers compensation case reserves are considered fixed and determinable and are subject to tabular reserving. Such tabular reserves are discounted using an interest rate of 7%.

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

STOCK PLANS

    The Company accounts for stock compensation plans in accordance with Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for stock option grants and stock appreciation rights ("SARs") is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

PER SHARE DATA

    In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement replaced the historical presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on weighted average common shares and excludes any dilutive effects of options and convertible securities. Diluted earnings per share assumes the conversion of dilutive convertible securities and the exercise of all dilutive stock options. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements. See Note 12 for information with respect to the computation of earnings per share.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    The costs of furniture and equipment are charged against income over their estimated service lives. Leasehold improvements are amortized over the remaining terms of the office leases. Depreciation and amortization are computed using the straight-line method. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization expense was approximately $3.5 million, $3.0 million and $2.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FOREIGN EXCHANGE

    The assets and liabilities of foreign operations are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses of foreign operations are translated at the average exchange rates during the year. The effect of the translation adjustments for foreign operations is recorded as a cumulative translation adjustment in a separate component of stockholders equity, net of applicable deferred income taxes. Foreign currency transaction gains and losses are included in net income and are not material.

COST IN EXCESS OF NET ASSETS ACQUIRED

    The excess of cost over net assets acquired is amortized on a straight-line basis over a period of twenty years. Amortization charged to operating expenses was approximately $368,000 for each of the years ended December 31, 1997, 1996 and 1995.

2. ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for years beginning after December 15, 1997. Statement No. 130 requires that a company classify items that meet the definition of components of other comprehensive income in a financial statement and display the accumulated balance of other comprehensive income in the equity section of the statement of financial position. Comprehensive income includes all changes in equity during a period resulting from transactions and other events from nonowner sources. Reclassification of prior period financial statements is required for comparative purposes. The Company will apply the provisions of this Statement beginning in the first quarter of 1998.

    If the Company adopted Statement No. 130 for the year ended December 31, 1997, comprehensive income would be as follows:

                                                                                          IN THOUSANDS
                                                                                    ------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                                    ------------------------
                                                                                        1997        1996
                                                                                    -----------  -----------
Net income........................................................................  $    95,677  $    70,520
Change in unrealized appreciation (depreciation), net of tax......................       23,300       (3,487)
Change in foreign currency translation adjustments, net of tax....................       (2,388)       7,360
                                                                                    -----------  -----------
Comprehensive income..............................................................  $   116,589  $    74,393
                                                                                    -----------  -----------
                                                                                    -----------  -----------


    Accumulated other comprehensive income for the Company would include unrealized appreciation or depreciation of investments, net of tax, and foreign currency translation adjustments, net of tax, and would total $61 million at December 31, 1997.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for years beginning after December 15, 1997. Statement No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company plans to adopt the Statement in the

1998 annual financial statements. The Company has not completed its analysis of all matters associated with the implementation, but the effect of adopting this Statement will not be material to the Company's financial position.

3. INVESTMENT INFORMATION

INVESTMENT INCOME

The components of net investment income were as follows:

                                                                                           IN THOUSANDS
                                                                                 ---------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
Fixed maturities...............................................................  $  112,738  $   97,048  $  81,485
Equity securities..............................................................       6,373       5,228      4,371
Cash and short-term investments................................................       7,110       7,271      8,341
                                                                                 ----------  ----------  ---------
Gross investment income........................................................     126,221     109,547     94,197
Interest (benefit) expense.....................................................      (1,646)        472        685
Investment expenses............................................................       4,817       4,745      4,204
                                                                                 ----------  ----------  ---------
Net investment income..........................................................  $  123,050  $  104,330  $  89,308
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

Investment Gains (Losses)

Realized and unrealized investment gains (losses) were as follows:

                                                                                            IN THOUSANDS
                                                                                   -------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
Net realized investment gains:                                                       1997       1996       1995
---------------------------------------------------------------------------------  ---------  ---------  ---------
  Fixed maturities...............................................................  $  10,345  $   7,243  $  17,868
  Equity securities..............................................................     32,330     12,326      7,523
                                                                                   ---------  ---------  ---------
  Subtotal.......................................................................     42,675     19,569     25,391
  Tax expense....................................................................     14,682      6,861      8,422
                                                                                   ---------  ---------  ---------
  Net realized investment gains, net of tax......................................  $  27,993  $  12,708  $  16,969
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Change in unrealized appreciation (depreciation) of investments:

  Fixed maturities...............................................................   $ 44,742   $(19,348)  $ 85,899
  Equity securities..............................................................     (8,894)    13,983     14,265
                                                                                   ---------  ---------  ---------
  Subtotal.......................................................................     35,848     (5,365)   100,164
  Increase (decrease) in deferred income tax liability...........................     12,548     (1,878)    18,947
                                                                                   ---------  ---------  ---------
  Net change reflected in stockholders equity....................................   $ 23,300    $(3,487)  $ 81,217
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The following tables reconcile amortized cost to the estimated fair value (which equals carrying value) of fixed maturity securities and equity securities.

                                                                                   IN THOUSANDS
                                                               ---------------------------------------------------
                                                                                 DECEMBER 31, 1997
                                                               ---------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                   COST         GAINS        LOSSES       VALUE
                                                               ------------  -----------  ------------  ----------
Available for Sale:
  U.S. Treasury..............................................  $     13,957   $     550        --       $   14,507
  Tax-exempt.................................................     1,200,314      51,892        $(1,233)  1,250,973
  Foreign Government.........................................       166,899       5,624           (202)    172,321
  Corporate..................................................       419,715       8,826         (2,684)    425,857
  Mortgage-backed............................................       212,434       4,686           (275)    216,845
  Subordinated convertibles..................................         8,182         434           (531)      8,085
                                                               ------------  -----------  ------------  ----------
  Total fixed maturities.....................................     2,021,501      72,012         (4,925)  2,088,588
  Equity securities..........................................       124,999      19,122         (1,594)    142,527
                                                               ------------  -----------  ------------  ----------

  Total......................................................  $  2,146,500    $ 91,134        $(6,519) $2,231,115
                                                               ------------  -----------  ------------  ----------
                                                               ------------  -----------  ------------  ----------

                                                                                   IN THOUSANDS
                                                               ---------------------------------------------------
                                                                                 DECEMBER 31, 1996
                                                               ---------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                   COST         GAINS        LOSSES       VALUE
                                                               ------------  -----------  ------------  ----------
Available for Sale:
  U.S. Treasury..............................................  $     71,354        $431        $(1,177)    $70,608
  Tax-exempt.................................................       828,501      21,853         (1,964)    848,390
  Foreign Government.........................................       160,490       2,452           (954)    161,988
  Corporate..................................................       377,294       4,456         (4,924)    376,826
  Mortgage-backed............................................       191,467         734         (2,453)    189,748
  Subordinated convertibles..................................        52,084       5,030         (1,137)     55,977
                                                               ------------  -----------  ------------  ----------
  Total fixed maturities.....................................     1,681,190      34,956        (12,609)  1,703,537
  Equity securities..........................................       153,197      29,918         (3,496)    179,619
                                                               ------------  -----------  ------------  ----------

  Total......................................................  $  1,834,387    $ 64,874       $(16,105) $1,883,156
                                                               ------------  -----------  ------------  ----------
                                                               ------------  -----------  ------------  ----------

    Contractual maturities of fixed maturity securities are shown below. Expected maturities, which are best estimates, will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                               IN THOUSANDS
                                                                                        --------------------------
                                                                                            DECEMBER 31, 1997
                                                                                        --------------------------
                                                                                         AMORTIZED        FAIR
                                                                                            COST         VALUE
                                                                                        ------------  ------------
Available for Sale:
  Due in one year or less.............................................................  $      6,136  $      6,239
  Due after one year through five years...............................................       274,723       281,087
  Due after five years through ten years..............................................       799,247       826,608
  Due after ten years.................................................................       728,961       757,809
                                                                                        ------------  ------------
  Subtotal............................................................................     1,809,067     1,871,743
  Mortage-backed securities...........................................................       212,434       216,845
                                                                                        ------------  ------------
  Total...............................................................................  $  2,021,501  $  2,088,588
                                                                                        ------------  ------------

    The weighted average contractual and expected maturities, based on fair value, of the fixed maturity investments excluding convertible securities, as of December 31, 1997 were 11.4 years and 7.9 years, respectively.

    Proceeds from the sales of fixed maturity securities during 1997, 1996 and 1995 were $1,470.0 million, $1,336.1 million and $1,479.4 million, respectively. Gross gains of $20.7 million, $16.3 million and $25.3 million were realized on those sales during 1997, 1996 and 1995, respectively. Gross losses of $10.3 million, $9.1 million and $7.4 million were realized during 1997, 1996 and 1995, respectively.

    Approximately 94% of all fixed maturity investments held at December 31, 1997, were considered investment grade by Standard and Poors or Moodys Investor Services, Inc.

Securities on Deposit
Securities with a face amount of $68.6 million at December 31, 1997, were on deposit with various state or governmental insurance departments in order to comply with insurance laws.

Assets Held in Escrow
Included in NAC Res cash and invested assets at December 31, 1997 is approximately $23.8 million of assets held in a "holding company" escrow account arising from a tax allocation agreement between NAC Re and its domestic subsidiaries. The agreement provides that each subsidiary must remit to NAC Re its tax liability based upon its separate return. The excess of the taxes paid by the subsidiaries to NAC Re over the consolidated groups tax liability are restricted for current operating use, but may become available for unrestricted use two years following the filing of the consolidated tax return that generated the asset. Approximately $9 million of the escrow balance will become available for use in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. CLAIMS AND CLAIMS EXPENSES

    The following table represents an analysis of paid and unpaid claims and claims expenses and a reconciliation of beginning and ending reserve balances for the years indicated.

                                                                                        IN THOUSANDS
                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Reserves for claims and claims expenses, at beginning of year...........  $  1,513,345  $  1,292,415  $  1,086,170
Reinsurance recoverables, at beginning of year..........................       406,128       338,746       277,737
Reserves for claims and claims expenses, net of reinsurance
  recoverables, at beginning of year....................................     1,107,217       953,669       808,433
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Provision for claims and claims expenses, net of reinsurance, occurring
  in the current year...................................................       418,091       372,294       345,783
Decrease in estimated claims and claims expenses, net of reinsurance,
  occurring in prior years..............................................       (38,596)      (33,341)      (19,635)
                                                                          ------------  ------------  ------------
Total incurred claims and claims expenses, net of reinsurance...........       379,495       338,953       326,148
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Less payments for claims and claims expenses, net of reinsurance, occurring during:
  The current year......................................................        52,370        44,025        40,123
  Prior years...........................................................        26,548       146,399       140,263
                                                                          ------------  ------------  ------------
    Total...............................................................        78,918       190,424       180,386
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Effects of exchange rate changes on reserves............................          (658)        5,019          (526)
                                                                          ------------  ------------  ------------
Reserves for claims and claims expenses, net of reinsurance
  recoverables, at end of year..........................................     1,407,136     1,107,217       953,669
Reinsurance recoverables, at end of year................................       196,836       406,128       338,746
                                                                          ------------  ------------  ------------
Reserves for claims and claims expenses, at end of year.................  $  1,603,972  $  1,513,345  $  1,292,415
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Estimates of claims and claims expenses are based in part on a prediction of future events, estimates of future trends in claims severity and frequency and other variable factors. The Company's ability to predict future trends based upon its own historical claims experience is inherently difficult because of its substantial growth in premiums since 1985. Therefore, the Company has supplemented its historical claims experience to a certain extent with claims experience derived from external sources, such as reinsurance industry data, for purposes of evaluating future trends and providing an estimate of ultimate claims costs. As the Company's book of business continues to mature, its own historical claims experience achieves greater credibility and enhances its ability to evaluate future trends. Accordingly, the Company believes its reserving process improves as additional claims experience emerges.

    Claims and claims expenses reflect favorable claims development from prior years. Net favorable claims development for business written since 1986 continued to emerge during 1997, 1996 and 1995. This favorable development is affected by several factors, some of which are interdependent. A principal factor is the strength of the actuarial assumptions underlying the business written, particularly with respect to the consideration given to social and economic inflation. These actuarial assumptions are utilized to establish the expected loss ratio employed in the actuarial methodologies used to establish the reserves for claims and claims expenses. Such loss ratios are periodically adjusted to reflect comparisons of actuarially computed expected to actual claims and claims expense development, inflation and other considerations. This favorable development has offset certain unfavorable development for business written prior to 1986, principally related to asbestos and environmental claims.

    The Company's incurred claims and claims expenses include a provision of $3.7 million, $1.2 million and $1.4 million in 1997, 1996 and 1995, respectively, for estimates of actual and potential non-recoveries from retrocessionnaires. Included in claims and claims expense reserves at December 31, 1997, 1996 and 1995 is a reserve for potential non-recoveries from retrocessionnaires of $13.8 million, $12.7 million and $10.7 million, respectively. Such charges for non-recoveries relate principally to retrocessional contracts for business written prior to 1986. See Note 6--Retrocession Agreements.

    Except for certain workers compensation case reserves, the Company does not discount its claims and claims expense reserves. The Company utilizes tabular reserving for workers compensation case reserves that are considered fixed and determinable and discounts such reserves using an interest rate of 7% for financial statements prepared in accordance with GAAP and a 5% interest rate for statutory accounting purposes. The tabular reserving methology results in applying a uniform and consistent criteria for establishing expected future indemnity and medical payments (including an explicit factor for inflation) and the use of mortality tables to determine expected payment periods.

    Tabular reserves, net of reinsurance, reflected in the GAAP financial statements for the years ending December 31, 1997, 1996 and 1995 were $42.4 million, $35.8 million and $29 million, respectively. The related discounted case reserves, net of reinsurance, were $16.1 million, $15 million and $10.6 million as of December 31, 1997, 1996 and 1995, respectively.

Asbestos and Environmental Related Claims
The Company's reserving process includes a continuing evaluation of the potential impact on claims liabilities from exposure to asbestos and environmental claims, including related loss adjustment expenses. Liabilities are established to cover both known and incurred but not reported claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    A reconciliation of the beginning and ending reserves related to asbestos and environmental exposure claims for the years indicated is as follows:

                                                                                            IN THOUSANDS
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Reserves for claims and claims expenses, net of reinsurance recoverables, at beginning of year..............................................................  $  28,500  $  22,029  $  19,849
Provisions for claims and claims expenses, net of reinsurance....................      8,067     10,683      6,989
Less payments for claims and claims expenses, net of reinsurance.................      3,800      4,212      4,809
                                                                                   ---------  ---------  ---------
Reserves for claims and claims expenses, net of reinsurance recoverables, at end
  of year........................................................................     32,767     28,500     22,029
Reinsurance recoverables, at end of year.........................................     37,905     32,584     35,135
                                                                                   ---------  ---------  ---------
Reserves for claims and claims expenses, gross of reinsurance recoverables, at year end.......................................................................  $  70,672  $  61,084  $  57,164
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Incurred but not reported claims and claims expense reserves (IBNR), net of reinsurance, included in the above table totaled $16.6 million in 1997, $13.4 million in 1996 and $10.3 million in 1995. Ceded liabilities reflect amounts expected to be recoverable from retrocessionnaires, after reduction for potential uncollectible amounts.

    As of December 31, 1997 and 1996, the Company had approximately 380 and 300 open claim files, respectively, for potential asbestos exposures and 840 and 800 open claim files, respectively, for potential environmental exposures. Approximately 49% and 53% of the total open claim files for 1997 and 1996, respectively, are due to precautionary claim notices. Precautionary claim notices are submitted by the ceding company in order to preserve their right to receive coverage under the reinsurance contract. Such notices do not contain an incurred loss amount to the Company. The Company actively evaluates potential exposure to asbestos and environmental claims and records claims and claims expense reserves as appropriate.

    The Company believes it has made a reasonable provision for its asbestos and environmental exposures and is unaware of any specific issues which would materially affect its claims and claims expense estimate. The estimation of claims and claims expense liabilities for asbestos and environmental exposures is subject to a much greater uncertainty than is normally associated with the establishment of liabilities for certain other exposures due to several factors, including: i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; ii) the lack of reliability of available historical claims data as an indicator of future claims development; iii) an uncertain political climate which may impact, among other areas, the nature and amount of costs for remediating waste sites; and iv) the potential of insurers and policyholders to reach agreements in order to avoid further significant legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of claims and claims expense liabilities beyond recorded reserves can be established. As these uncertainties are resolved, additional reserve provisions, which could be material in amount, may be necessary.

5. INCOME TAXES

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

    The income tax provision in the consolidated statement of income gives effect to permanent differences between financial and taxable income. Due to the contribution of tax-exempt income and other factors as noted below, the Company's effective income tax rate is less than the statutory rate on operating income. An analysis of the Company's effective tax rate is as follows:

                                                                                     IN THOUSANDS
                                                                                 YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------------
                                                                        1997              1996              1995
                                                                   ---------------   ---------------   ---------------
                                                                             % OF              % OF              % OF
                                                                            PRETAX            PRETAX            PRETAX
                                                                   AMOUNT   INCOME   AMOUNT   INCOME   AMOUNT   INCOME
                                                                   -------  ------   -------  ------   -------  ------
Income taxes computed on pretax operating income.................  $42,991    35%    $31,163    35%    $27,587    35%
(Reduction) increase in taxes resulting from:
    Tax-exempt investment income.................................  (16,680)  (14)    (12,272)  (14)    (10,150)  (13)
    Dividend received deduction..................................   (1,219)   (1)       (895)   (1)       (822)   (1)
    Other, net...................................................    2,061     2         520     1        (618)   (1)
                                                                   -------  ------   -------  ------   -------  ------
Tax expense on operating income..................................  $27,153    22%    $18,516    21%    $15,997    20%
                                                                   -------  ------   -------  ------   -------  ------

    Significant components of the provision for income taxes attributable to operations were as follows:

                                                                                            IN THOUSANDS
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Current expense:
    Federal......................................................................  $  43,754  $  19,879  $  17,809
    Foreign......................................................................      6,802      3,431        970
                                                                                   ---------  ---------  ---------
Total current expense............................................................     50,556     23,310     18,779
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Deferred (benefit) expense:
    Federal......................................................................    (23,205)    (4,845)    (3,245)
    Foreign......................................................................       (198)        51        463
                                                                                   ---------  ---------  ---------
Total deferred benefit...........................................................    (23,403)    (4,794)    (2,782)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Total tax expense................................................................  $  27,153  $  18,516  $  15,997
                                                                                   ---------  ---------  ---------

    The Company's current federal tax expense for the years 1997, 1996 and 1995 was based on regular taxable income. Federal and foreign taxes paid in the years 1997, 1996 and 1995 were $35 million, $22 million and $19 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 were as follows:


                                                                                IN THOUSANDS
                                                                            --------------------
                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1997       1996
                                                                            ---------  ---------
Deferred tax asset:
  Net claims reserve discount.............................................  $  87,704  $  62,629
  Net unearned premiums...................................................     18,854     17,524
  Compensation liabilities................................................      6,195      4,756
  Other...................................................................      2,631      2,129
                                                                            ---------  ---------
Deferred tax asset........................................................    115,384     87,038
                                                                            ---------  ---------
Deferred tax liability:
  Deferred policy acquisition costs.......................................     32,375     29,766
  Unrealized appreciation of investments..................................     29,616     17,068
  Currency translation adjustments........................................      3,225      4,511
  Other...................................................................      7,522      5,303
                                                                            ---------  ---------
Deferred tax liability....................................................     72,738     56,648
                                                                            ---------  ---------
Net deferred tax asset....................................................  $  42,646  $  30,390
                                                                            ---------  ---------


Stockholders equity at December 31, 1997 and 1996 reflects tax benefits of $4.5 million and $3.1 million, respectively, related to compensation expense deductions for stock options exercised.

    As a result of the merger of its previously existing parent into NAC Re in January 1987, $12 million of tax loss carryforwards are currently available for use to offset future taxable income of NAC Re under the separate return limitation year rules, with the following expiration dates: $1.8 million expiring in 1998, $6.2 million expiring in 1999, $3.9 million expiring in 2000 and $.1 million expiring in 2001. A deferred tax asset was not recorded for these loss carryforwards, as the Company does not expect to utilize these carryforwards in future years.


6. RETROCESSION AGREEMENTS

The Company utilizes retrocession agreements principally to increase aggregate premium capacity and to reduce the risk of loss on reinsurance underwritten. In addition, the Company maintains catastrophe reinsurance programs for the purpose of limiting its exposure with respect to multiple claims arising from a single occurrence or event. The Company's retrocession agreements provide for recovery of a portion of claims and claims expenses from retrocessionnaires. Reinsurance recoverables are recorded as assets, predicated on the retrocessionnaires ability to meet their obligations under the retrocession agreements. If the retrocessionnaires are unable to satisfy their obligation under the agreements, the Company would be liable for such defaulted amounts.

The effect of retrocessional activity on premiums written and earned is set forth below:

                                                                       IN THOUSANDS
                                      --------------------------------------------------------------------------------
                                                  PREMIUMS WRITTEN                           PREMIUMS EARNED
                                      --------------------------------------   ----------------------------------------
                                               YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                      --------------------------------------   ----------------------------------------
                                         1997          1996          1995          1997          1996         1995
                                      -----------  ------------  ------------  ------------  ------------  ------------
Direct..............................  $  120,483    $   72,810    $   70,183    $   88,622    $   65,667    $   58,475
Assumed.............................     603,385       641,270       607,755       604,512       608,542       583,764
Ceded...............................    (130,212)     (140,076)     (156,449)     (118,487)     (147,867)     (150,454)
                                      -----------  ------------  ------------  ------------  ------------  ------------
Net.................................  $  593,656    $  574,004    $  521,489    $  574,647    $  526,342    $  491,785



The Company recorded ceded claims and claims expenses incurred of $51 million, $123.2 million and $120.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease from 1996 is due to the terminations of two retrocessional programs discussed later in this Note.

The Company's balance sheet as of December 31, 1997 and 1996 reflects reinsurance recoverables as assets, net of available offsets, as follows:

                                                                                                   IN THOUSANDS
                                                                                            ------------------------
                                                                                                   DECEMBER 31,
                                                                                            ------------------------
                                                                                               1997          1996
                                                                                            ----------    ----------
Reinsurance recoverable balances:
  Paid claims.............................................................................  $   10,646    $   15,457
  Unpaid claims and claims expenses.......................................................     196,836       406,128
  Ceded balances payable..................................................................     (34,305)      (38,205)
  Funds held liability....................................................................        (900)      (47,056)
                                                                                            -----------   -----------
Reinsurance recoverable balances, net.....................................................  $  172,277    $  336,324
                                                                                            -----------   -----------
Reinsurance recoverable on unearned premiums..............................................  $   31,297    $   20,320
                                                                                            -----------   -----------


The Company is the beneficiary of letters of credit, trust accounts and funds withheld in the aggregate amount of $68 million at December 31, 1997, collateralizing reinsurance recoverables with respect to certain retrocessionnaires.

In recognition of the Company's strong surplus position and financial capacity, and the continued positive contribution of business written since 1986, the Company terminated two retrocessional programs effective January 1, 1997. The Company received total consideration of approximately $225 million, representing reinsurance recoverable balances for unpaid claims and claims expenses of approximately the same amount. As a result, at December 31, 1997, the Company's reinsurance recoverables, exclusive of available offsets in the form of letters of credit, trust accounts and funds withheld, were $238.8 million, with approximately 165 domestic and 147 foreign retrocessionnaires. The Company had no amounts recoverable from a single entity or group of entities that exceeded 5% of stockholders equity as of December 31, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company's maximum retention on any one claim for non-catastrophe property/casualty losses for 1998 and 1997 is generally $5 million ($10 million in certain limited circumstances), compared to $7.5 million for 1996. The Company's maximum retention for surety losses for 1998 and 1997 is $4 million per principal, compared to $12.5 million per principal for 1996. Further, the Company's retention level for property catastrophe claims in 1998 remains the same as 1997 at $5 million per event compared to $15 million for 1996. For 1998, the Company has obtained $97 million of catastrophe protection ($65 million with respect to claims outside the U.S. and Canada). If claims within the U.S. and Canada exceed $60 million, the agreements provide an increase to the Company's net retention of up to an additional $3 million.

7. LEASE AGREEMENTS

The Company leases office space under noncancellable, and in most instances renewable, operating leases. As a result of a recent extension, these leases expire at various dates through 2016. The following is a schedule of future minimum rental payments, exclusive of escalation clauses and rental income, as of December 31, 1997:


    YEAR                                                                              IN THOUSANDS
    --------------------------------------------------------------------------------  -------------
    1998............................................................................   $     4,152
    1999............................................................................         4,067
    2000............................................................................         3,894
    2001............................................................................         3,059
    2002 and thereafter.............................................................        25,730
                                                                                      --------------
    Total...........................................................................   $    40,902
                                                                                      --------------


Rental expense, net of sublease rental income, was approximately $4.4 million for 1997, $3.9 million for 1996 and $3.5 million for 1995.


8. LONG-TERM DEBT AND FINANCING ARRANGEMENTS

The Company's $100 million of 7.15% Senior Notes due November 15, 2005, were issued in November 1995 through a public offering at a price of $99.9 million. The expenses incurred in the offering of approximately $.8 million were deferred and are being amortized over the life of the Notes. Interest and amortization costs were $7.2 million for 1997 and 1996 and $.8 million for 1995. The fair value of the Notes, estimated based on quoted market prices, was approximately $102.3 million as of December 31, 1997. The Company contributed the net proceeds of $99.1 million to NAC in 1995.

The Company's $100 million of 5.25% Convertible Subordinated Debentures due December 15, 2002, were issued in December 1992 through a private offering. The Debentures are callable as of January 15, 1996 and are convertible into approximately 2 million shares of the Company's Common Stock at a conversion price of $49.50 per share. The expenses incurred in the offering of approximately $1.4 million were deferred and are being amortized over the life of the Debentures. Interest and amortization costs were $5.4 million annually for 1997, 1996 and 1995. The fair value of the Debentures, estimated based on quoted market prices, was approximately $106.5 million as of December 31, 1997. The Company contributed $85 million of the net proceeds of the offering to NAC in 1992.

The Company's $100 million of 8% Senior Notes due June 15, 1999 were issued in June 1992 through a public offering. The expenses incurred in the offering of approximately $.8 million were deferred and are being amortized over the life of the Notes. Interest and amortization costs were $8.1 million annually for 1997, 1996 and 1995. The fair value of the Notes, estimated based on quoted market prices, was approximately $102.3 million as of December 31, 1997. The Company contributed $80 million of the net proceeds of the offering to NAC in 1992.

NAC Re has a revolving credit agreement and term loan bank facility under which it can borrow up to $35 million. A commitment fee of 3/8 of 1% per year is paid on the unused credit line. Borrowings of $12.9 million were outstanding at December 31, 1997 and were principally used in connection with repurchases of the Company's Common Stock. The facility is scheduled to be reduced on a quarterly basis beginning in July 1998. NAC has a $15 million line of credit which is available for catastrophe claim payments or working capital purposes. A commitment fee of 1/4 of 1% per year is paid on the unused credit line. There were no outstanding borrowings on this facility at December 31, 1997. Interest costs on borrowing facilities were approximately $1.0 million, $1.6 million and $1.4 million in 1997, 1996 and 1995, respectively.

Total interest expense paid in connection with the Company's long-term debt and financing arrangements was $21.3 million, $22 million and $14.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.


9. EMPLOYEE BENEFITS AND COMPENSATION ARRANGEMENTS

STOCK PLANS

The Company accounts for stock compensation plans in accordance with APB
Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for stock option grants and SARs is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

The Company maintains stock option plans which provide for the granting of options and SARs to purchase shares of Common Stock to certain officers of the Company. Under such plans, the Company had the authority to grant up to 3,569,000 options at December 31, 1997, of which 1,194,000 options related to a plan implemented during 1997. Options and SARs have generally been granted with a five or six-year vesting schedule. The majority of the options expire 10 years from the date of grant; the remainder of the options have no expiration. Outstanding SARs are generally converted by the Company to options prior to vesting.

The Company also maintains a stock option plan for non-employee directors that provides for automatic annual grants of options to eligible directors. Under such plan, the Company had the authority to grant up to 375,000 options at December 31, 1997. Options expire 10 years from the date of grant and are fully exercisable six months after their grant date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Information concerning stock options (including SARs) for all of the Company's stock option plans is as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------------------
                                                         1997                      1996                        1995
                                               ------------------------  ------------------------  ----------------------------
                                                NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF       AVERAGE
                                                 OPTIONS     EXERCISE      OPTIONS     EXERCISE      OPTIONS        EXERCISE
                                                 (000S)        PRICE       (000S)        PRICE       (000S)          PRICE
                                               -----------  -----------  -----------  -----------  -----------     ----------
Outstanding, beginning of year...............       2,380    $   30.51        1,772    $   28.27        1,548      $   25.11
Granted......................................         307        43.12          713        35.93          412          38.02
Exercised....................................        (163)       22.33          (33)       19.79         (102)         17.97
Cancelled....................................         (62)       37.56          (72)       33.73          (86)         30.24
                                               -----------  -----------  -----------  -----------  -----------     ----------
Outstanding, end of year.....................       2,462    $   32.45        2,380    $   30.51        1,772      $   28.27
                                               -----------  -----------  -----------  -----------  -----------     ----------
Exercisable, end of year.....................       1,119    $   26.93          931    $   23.59          738      $   21.66
                                               -----------  -----------  -----------  -----------  -----------     ----------
Available for grant, end of year.............       1,077        --             139        --             784           --
                                               -----------  -----------  -----------  -----------  -----------     ----------



The following table summarizes information about the Company's stock options (including SARs) for options outstanding as of December 31, 1997:

                                                                     OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                                           ----------------------------------------  ------------------------
                                                                                        AVERAGE
                                                           NUMBER OF     AVERAGE       REMAINING      NUMBER OF     AVERAGE
RANGE OF                                                    OPTIONS     EXERCISE      CONTRACTUAL      OPTIONS     EXERCISE
EXERCISE PRICES                                             (000S)        PRICE      LIFE (YEARS)      (000S)        PRICE
--------------------------------------------------------  -----------  -----------  ---------------  -----------  -----------
$13.61--$18.83..........................................         270    $   15.29            4.8            270    $   15.29
$21.83--$29.63..........................................         471    $   24.97            6.1            344    $   24.38
$30.13--$39.75..........................................       1,427    $   35.96            8.4            504    $   34.88
$40.38--$47.44..........................................         294    $   43.13            9.4              1    $   40.38
$13.61--$47.44..........................................       2,462    $   32.45            7.7          1,119    $   26.93


The Company has an Employee Stock Purchase Plan through which all employees have the option, subject to certain limitations, to purchase NAC Res Common Stock, at the end of each offering period at a discounted price. The discounted price is based on 85% of the lesser of the stocks market price at the beginning of the period and the market price at the end of the period. During the 1997, 1996 and 1995 plan years, employees purchased approximately 46,400, 28,400 and 21,200 shares of Common Stock, respectively. The Company's stock purchase plan qualifies as a non-compensatory plan under APB 25.

The Company has restricted stock plans, pursuant to which employees have been granted approximately 71,100, 57,600 and 44,500 shares of Common Stock during 1997, 1996 and 1995, respectively. Vesting for such shares generally occurs over a five or six-year period. In 1996, the Company also granted 20,000 shares of restricted stock to an executive in connection with his employment contract, the majority of which have vested due to the attainment of the stock appreciation performance measures; the remainder of the shares vest over a five year period. The Company incurred compensation expense, under APB 25, for the years ended December 31, 1997, 1996 and 1995 of approximately $1,983,000, $974,000 and $613,000, respectively, in connection with restricted stock grants.

Supplemental and Pro Forma Disclosures

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement, if adopted, requires companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on their respective fair values on the date of grant. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in APB No. 25, but are required to disclose the pro forma effects of net income and earnings per share, as if the fair value based method of accounting had been applied.

The following pro forma information regarding net income and earnings per share required by Statement No. 123 has been determined as if the Company had accounted for its employee stock plans under the fair value method described in that Statement. The fair value of options and other awards granted under the Company's stock-based compensation plans was estimated on the date of grant using a Black-Scholes option valuation model. The Black-Scholes option model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected dividend yield, the expected life of the options, the expected stock price volatility and the risk-free interest rate.

The weighted average assumptions for the stock option grants were as follows:

                                                                            1997       1996       1995
                                                                          ---------  ---------  ---------
Expected life...........................................................  7.5 yrs    7.5 yrs    7.5 yrs
Volatility..............................................................      30%        28%        28%
Dividend yield                                                               .70%       .67%       .63%
Risk-free interest rate.................................................     6.6%       6.3%       6.3%
Grant date fair value...................................................   $19.20     $15.32     $16.24


The assumptions for the stock purchase plan were as follows:


                                                                           1997         1996        1995
                                                                         ---------    ---------   ---------
Expected life..........................................................    1 yr         1 yr        1 yr
Volatility.............................................................     30%          28%         28%
Dividend yield                                                             .87%         .72%        .72%
Risk-free interest rate................................................    5.3%         5.3%        5.3%
Grant date fair value..................................................  $ 9.14       $ 8.75      $ 8.69


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


For purposes of pro forma disclosures, the estimated fair value of each option is amortized to expense over the options vesting period and does not include grants prior to January 1, 1995. As such, the pro forma net income and earnings per share are not indicative of future years. The Company's pro forma information is as follows:

                                                                   THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                 ----------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------------
                                                          1997                    1996                    1995
                                                 ----------------------  ----------------------  ----------------------
                                                 REPORTED    PRO FORMA   REPORTED    PRO FORMA   REPORTED    PRO FORMA
                                                 ---------  -----------  ---------  -----------  ---------  -----------
Net income.....................................  $  95,677   $  93,047   $  70,520   $  69,111   $  62,824   $  62,322
Earnings per share*
  Basic........................................  $    5.21   $    5.06   $    3.74   $    3.67   $    3.55   $    3.52
  Diluted......................................  $    4.77   $    4.66   $    3.51   $    3.44   $    3.30   $    3.27


------------------------
*   Prior year data restated per SFAS No. 128.


INCENTIVE COMPENSATION PLANS

The Company maintains two incentive compensation plans. The Long-term
Incentive Plan provides for cash awards to eligible officers based on achievement of certain corporate goals over a three-year performance cycle. The Annual Incentive Plan for all employees (which was amended in 1996 to incorporate a previously separate plan for non-officers) provides for annual cash awards based on individual and corporate performance. Based on estimated performance levels, the Company expensed $10.4 million, $8.5 million and $6.4 million for the years ended December 31, 1997, 1996 and 1995, respectively, related to these plans.


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


RETIREMENT PLANS

The Company maintains a qualified non-contributory defined benefit pension plan covering substantially all U.S. employees. Pension benefits generally vest after five years of service. Benefits are based on years of service and compensation, as defined in the plan, during the highest consecutive three years of the employees last ten years of employment.

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

                                                                                       IN THOUSANDS
                                                         -------------------------------------------------------------------------
                                                                 DECEMBER 31, 1997                      DECEMBER 31, 1996
                                                         -----------------------------------  ------------------------------------
                                                                         NON-                                 NON-
                                                          QUALIFIED    QUALIFIED               QUALIFIED    QUALIFIED
                                                            PLAN         PLAN        TOTAL       PLAN         PLAN        TOTAL
                                                         -----------  -----------  ---------  -----------  -----------  ----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation:
    Vested...............................................$   5,176    $   2,013   $   7,189   $   3,676    $   1,422    $  5,098
    Nonvested............................................      864          126         990         769          141         910
                                                         -----------  -----------  ---------  -----------  -----------  ---------
  Accumulated benefit obligation.........................    6,040        2,139       8,179       4,445        1,563       6,008
  Effect of projected salary increases...................    3,947        1,988       5,935       3,174        1,330       4,504
                                                         -----------  -----------  ---------  -----------  -----------  ---------
  Projected benefit obligation...........................    9,987        4,127      14,114       7,619        2,893      10,512
  Plan assets at market value......................          8,442       --           8,442       6,461       --           6,461
                                                         -----------  -----------  ---------  -----------  -----------  ---------
  Projected benefit obligation in excess of plan assets..    1,545        4,127       5,672       1,158        2,893       4,051
  Unrecognized net gain (loss)...........................    1,944          (49)      1,895       1,866          608       2,474
  Unrecognized net transition obligation.................      (85)      --             (85)        (96)      --             (96)
  Unrecognized net prior service costs...................      (70)        (243)       (313)        (72)        (255)       (327)
                                                         -----------  -----------  ---------  -----------  -----------  ---------
Pension liability, end of year...........................    3,334        3,835       7,169       2,856        3,246       6,102
  Pension liability, beginning of year...................   (2,856)      (3,246)     (6,102)     (2,338)      (2,716)     (5,054)
  Company contributions..................................      679       --             679         557       --             557
                                                         -----------  -----------  ---------  -----------  -----------  ---------
Net pension cost.........................................$   1,157    $     589   $   1,746   $   1,075    $     530    $  1,605
                                                         -----------  -----------  ---------  -----------  -----------  ---------



                                                                                        IN THOUSANDS
                                                                             ----------------------------------
                                                                                 YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                               1997         1996         1995
                                                                             ---------    ---------   ---------
Net pension cost included the following components:
  Service costs--benefits earned during the year.............................$  1,333     $  1,247    $  1,111
  Interest cost on projected benefit obligations.............................     898          741         660
  Net amortization and deferral..............................................  (1,376)        (807)        751
  Actual return on plan assets...............................................     891          424      (1,076)
                                                                             ---------    ---------   ---------
  Net pension cost...........................................................$  1,746     $  1,605    $  1,446
                                                                             ---------    ---------   ---------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The discount rates used in determining the actuarial present value of benefit obligations were 6.75% and 7.25% for 1997 and 1996, respectively. The rate of increase for future compensation levels was 5.5% and 6% for 1997 and 1996, respectively. The assumed rate of return on plan assets was 8.5% for 1997, 1996 and 1995. Assets of the qualified plan are invested principally in equity securities and fixed maturities. Plan assets include approximately $700,000 and $486,000 of NAC Re Common Stock as of December 31, 1997 and 1996, respectively.

    The Company maintains a qualified contributory defined contribution plan for substantially all U.S. employees. Under this plan, the Company makes a matching contribution equal to 50% of each participants eligible elective contributions, which may be up to 6% of the participants compensation. The Company may make an additional annual discretionary matching contribution. The Company also maintains a non-qualified unfunded supplemental defined contribution plan designed to compensate individuals to the extent the Company's contributions under the qualified plan are curtailed due to Internal Revenue Code limitations. The Company expensed $2.2 million for 1997, $2.0 million for 1996 and $1.6 million for 1995, related to these plans. Contributions to the qualified plan are invested, at the election of the participant, in several funds, including a NAC Re Common Stock fund. The fund held approximately 111,000 and 137,000 shares of NAC Re Common Stock as of December 31, 1997 and 1996, respectively.

    The Company maintains a qualified non-contributory defined contribution plan covering substantially all U.K. employees. Contributions under this plan are determined on the basis of salary, age and position within the organization. The Company also maintains an unfunded supplemental defined contribution plan designed to compensate individuals to the extent their benefits under the qualified plan are curtailed due to U.K. Inland Revenue limitations. The Company incurred expenses of $563,000, $436,000 and $375,000 for the years ended December 31, 1997, 1996 and 1995, respectively, related to these plans.

10. Domestic and International Financial Information
The Company's principal business segment, for both its domestic and international operations, is the reinsurance of property and casualty lines of business, including general liability, automobile liability, aviation, fidelity/surety and commercial and personal property. The Company's domestic operation includes business written in the United States and Canada. International property and casualty reinsurance is conducted through a wholly-owned subsidiary, NAC Re International Holdings Limited, which established a fully licensed property and casualty reinsurance subsidiary, NAC Reinsurance International Limited, located in London, England in December 1993. The subsidiary was initially capitalized with L50 million, or approximately $75 million, and, subsequent to contributions by the Company in 1994 and 1995, its statutory surplus level was approximately L83.3 million or $139.4 million at December 31, 1997. During 1997, NAC Re International Holdings Limited formed a subsidiary, Stonebridge Underwriting, Ltd, which is participating as a corporate capital vehicle on a Lloyds syndicate commencing with underwriting year 1998. See Subsequent Event Note 15 for further details.

    The following is a summary of financial information related to the Company's domestic and international operations:

                                                                                         IN THOUSANDS
                                                                          ------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31, 1997
                                                                          ------------------------------------------
                                                                         DOMESTIC       INTERNATIONAL      TOTAL
                                                                       ------------     -------------  -------------
Net premiums written.................................................  $    541,362(1)   $   52,294   $      593,656
                                                                       ------------     ------------  --------------
Premiums earned......................................................       523,631          51,016          574,647
Net investment income................................................       109,087          13,963          123,050
Net investment gains.................................................        37,556           5,119           42,675
                                                                       ------------     ------------  --------------
   Total revenues....................................................       670,274          70,098          740,372
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Claims and claims expense............................................       344,308          35,187          379,495
Commissions and brokerage............................................       140,862          10,290          151,152
Other operating expenses.............................................        55,871           9,289           65,160
Interest expense.....................................................        21,735            --             21,735
                                                                       ------------     ------------  --------------
   Total expenses....................................................       562,776          54,766          617,542
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Pretax operating income..............................................       107,498          15,332          122,830
                                                                       ------------     ------------  --------------
Net income...........................................................  $     85,626      $   10,051   $       95,677
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Identifiable assets..................................................  $  2,870,280      $  277,219   $    2,984,865(2)
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Statutory composite ratio............................................         103.1%          108.9%           103.6%
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------

------------------------
(1) Includes approximately $5.8 million of business assumed from our international subsidiary.
(2) The total is net of intercompany transactions of $162.6 million.


                                                                                         IN THOUSANDS
                                                                          ------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31, 1996
                                                                          ------------------------------------------
                                                                         DOMESTIC       INTERNATIONAL     TOTAL
                                                                       ------------     ------------- --------------
Net premiums written.................................................  $    521,876(1)   $   52,128   $      574,004
                                                                       ------------     ------------  --------------
Premiums earned......................................................       476,012          50,330          526,342
Net investment income................................................        93,206          11,124          104,330
Net investment gains (losses)........................................        19,603             (34)          19,569
                                                                       ------------     ------------  --------------
Total revenues.......................................................       588,821          61,420          650,241
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Claims and claims expense............................................       302,535          36,418          338,953
Commissions and brokerage............................................       133,423           9,901          143,324
Other operating expenses.............................................        49,019           7,587           56,606
Interest expense.....................................................        22,322            --             22,322
                                                                       ------------     ------------  --------------
  Total expenses.....................................................       507,299          53,906          561,205
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Pretax operating income..............................................        81,522           7,514           89,036
                                                                       ------------     ------------  --------------
Net income...........................................................  $     65,566      $    4,954   $       70,520
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Identifiable assets..................................................  $  2,640,727      $  252,043   $    2,745,631(2)
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------
Statutory composite ratio............................................         101.1%          105.6%           101.6%
                                                                       ------------     ------------  --------------
                                                                       ------------     ------------  --------------

------------------------
(1) Includes approximately $3.0 million of business assumed from our international subsidiary.
(2) The total is net of intercompany transactions of $147.1 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         IN THOUSANDS
                                                                       ---------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                       ---------------------------------------------
                                                                         DOMESTIC       INTERNATIONAL     TOTAL
                                                                       ------------     ------------- --------------
Net premiums written.................................................  $    476,048(1)     $   45,441   $      521,489
                                                                       ------------     -----------   --------------
Premiums earned......................................................       452,994          38,791          491,785
Net investment income................................................        81,583           7,725           89,308
Net investment gains.................................................        24,063           1,328           25,391
                                                                       ------------     -----------   --------------
  Total revenues.....................................................       558,640          47,844          606,484
                                                                       ------------     -----------   --------------
                                                                       ------------     -----------   --------------
Claims and claims expense............................................       295,038          31,110          326,148
Commissions and brokerage............................................       132,049           7,014          139,063
Other operating expenses.............................................        40,760           6,044           46,804
Interest expense.....................................................        15,648            --             15,648
                                                                       ------------     -----------   --------------
  Total expenses.....................................................       483,495          44,168          527,663
                                                                       ------------     -----------   --------------
                                                                       ------------     -----------   --------------
Pretax operating income..............................................        75,145           3,676           78,821
                                                                       ------------     -----------   --------------
Net income...........................................................  $     60,449      $    2,375   $       62,824
                                                                       ------------     -----------   --------------
                                                                       ------------     -----------   --------------
Identifiable assets..................................................  $  2,405,051      $  180,060   $    2,462,131(2)
                                                                       ------------     -----------   --------------
                                                                       ------------     -----------   --------------
Statutory composite ratio............................................         103.1%          111.7%           103.7%
                                                                       ------------     -----------   --------------
                                                                       ------------     -----------   --------------

------------------------
(1) Includes approximately $2.1 million of business assumed from our international subsidiary.
(2) The total is net of intercompany transactions of $123 million.

    During 1997, three reinsurance brokers, AON Reinsurance Agency, Guy Carpenter and Company, Inc., and E.W. Blanch, Inc., generated 24%, 17% and 11%, respectively, of the Company's premiums assumed from client companies. These same reinsurance brokers generated 23%, 13% and 8%, respectively, during 1996, and 16%, 16% and 9%, respectively, during 1995, of the Company's assumed premiums. The Company does not believe that the reduction of business assumed from any one client or broker will have a materially adverse effect on the Company due to its competitive position in the marketplace and the continuing availability of other sources of business.

11. Statutory Financial Information

Consolidated statutory net income and surplus of NAC, as reported to the insurance regulatory authorities, differs in certain respects from the amounts as prepared in accordance with generally accepted accounting principles (GAAP). The following schedules identify the significant reconciling differences:

                                                                                             IN THOUSANDS
                                                                                   -------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Net Income:
Domestic statutory net income....................................................  $  70,292  $  59,827  $  57,670
Domestic GAAP adjustments:
  Deferred acquisition costs.....................................................      6,703     14,211      9,128
  Deferred income taxes..........................................................     23,257      4,421      3,204
  Other, net.....................................................................       (560)       401     (1,074)
                                                                                   ---------  ---------  ---------
  Domestic GAAP net income.......................................................     99,692     78,860     68,928
International operation..........................................................     10,051      4,954      2,375
Parent company operations........................................................    (14,066)   (13,294)    (8,479)
                                                                                   ---------  ---------  ---------
Consolidated GAAP net income.....................................................  $  95,677  $  70,520  $  62,824
                                                                                   ---------  ---------  ---------

                                                                                          IN THOUSANDS
                                                                               ----------------------------------
                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Stockholders Equity:
Consolidated statutory surplus...............................................  $  702,222  $  663,867  $  615,433
Consolidated GAAP adjustments:
  Deferred acquisition costs.................................................      92,709      85,211      70,466
  Deferred income tax asset, net.............................................      41,795      29,599      27,492
  Excess of cost over net assets acquired....................................       3,276       3,644       4,011
  Unrealized appreciation of investments.....................................      71,846      25,537      46,783
  Unauthorized/authorized reinsurance charges................................      15,452      12,730       6,814
  Other, net.................................................................       6,824       4,695       4,101
                                                                               ----------  ----------  ----------
Investment in insurance subsidiaries, GAAP...................................     934,124     825,283     775,100
Parent company:
  Other net assets...........................................................      22,879      27,920      36,583
  Long-term debt.............................................................    (299,942)   (299,934)   (299,927)
                                                                               ----------  ----------  ----------
Consolidated stockholders equity, GAAP.......................................  $  657,061  $  553,269  $  511,756
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Under the holding company structure, NAC Re is dependent upon the ability of its principal operating subsidiary, NAC, for the transfer of funds principally in the form of cash dividends and tax reimbursements. Such transactions, including the payment of cash dividends, are subject to restrictions imposed by New York insurance law. Generally, NAC may pay cash dividends only out of its statutory earned surplus which was $190.8 million at December 31, 1997. However, the maximum amount of dividends that may be paid in any twelve-month period without the prior approval of the New York Insurance Department is the lesser of net investment income or 10% of statutory surplus as such terms are defined in the New York insurance law. The maximum amount of cash dividends that NAC could pay without such regulatory approval, based on 10% of statutory surplus as of December 31, 1997, is approximately $70.2 million. During 1997, 1996 and 1995, NAC declared dividends of $22.5 million, $38 million and $7.5 million, respectively, to NAC Re.

    In 1993, the National Association of Insurance Commissioners (the "NAIC"), by adopting a model risk-based capital act, intended to provide an additional tool for regulators to evaluate the capital of property and casualty insurers and reinsurers with respect to the risks assumed by them and to determine whether there is a perceived need for corrective action. The nature of the corrective action depends upon the extent of the calculated risk-based capital deficiency and ranges from requiring the company to submit a comprehensive plan to placing the insurer under regulatory control. While the model risk-based capital act has not yet been adopted in New York, NACs domicile, New York has issued a circular letter requiring the filing of risk-based capital reports by property and casualty insurers and reinsurers. The NAIC also adopted a proposal that requires property and casualty insurers and reinsurers to report the results of their risk-based capital calculations as part of the statutory annual statements filed with state regulatory authorities. Surplus (as calculated for statutory annual statement purposes) for each of the Company's domestic subsidiaries is well above the risk-based capital thresholds that would require either company or regulatory action.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                            IN THOUSANDS
                                                                                   -------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                            IN THOUSANDS
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Basic Earnings Per Share:
  Net income.....................................................................  $  95,677  $  70,520  $  62,824
  Weighted average shares........................................................     18,378     18,855     17,709
  Basic earnings per share.......................................................  $    5.21  $    3.74  $    3.55
                                                                                   ---------  ---------  ---------
Diluted Earnings Per Share:
  Net income.....................................................................  $  95,677  $  70,520  $  62,824
  Add back after tax interest on convertible debentures..........................      3,504      3,504      3,504
                                                                                   ---------  ---------  ---------
  Adjusted net income............................................................  $  99,181  $  74,024  $  66,328

  Weighted average shares........................................................     18,378     18,855     17,709
  Assumed exercise of dilutive stock options (1).................................        411        240        386
  Assumed conversion of convertible debentures (2)...............................      2,020      2,020      2,020
                                                                                   ---------  ---------  ---------
  Weighted average shares and dilutive securities................................     20,809     21,115     20,115
  Diluted earnings per share.....................................................  $    4.77  $    3.51  $    3.30
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

------------------------
(1) Computed utilizing the average market price of the Common Stock for the period.
(2) Reflects the assumed conversion of the Company's 5.25% Convertible Subordinated Debentures due 2002.

13. CAPITAL STOCK

Changes in Common Stock outstanding were as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Common Stock:
  Balance, beginning of year............................................    21,463,982    21,341,053    19,638,865
  Shares issued.........................................................       243,241       122,929     1,702,188
                                                                          ------------  ------------  ------------
Balance, end of year....................................................    21,707,223    21,463,982    21,341,053
                                                                            ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Treasury Stock:
  Balance, beginning of year............................................     3,060,543     2,137,501     2,131,633
  Purchases.............................................................       345,375       943,042         5,868
  Shares reissued.......................................................        (7,432)      (20,000)        --
                                                                          ------------  ------------  ------------
  Balance, end of year..................................................     3,398,486     3,060,543     2,137,501
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Total Common Stock outstanding..........................................    18,308,737    18,403,439    19,203,552
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

EQUITY OFFERING
 The Company issued 1,530,000 shares of Common Stock through a secondary public offering in November 1995. Approximately $47.5 million of the net proceeds was contributed to the statutory surplus of NAC.

STOCK REPURCHASE
The Company maintains a stock repurchase program pursuant to which the Board of Directors has authorized the repurchase of approximately 4,082,000 shares of Common Stock. Since January 1, 1997, the Company repurchased approximately 345,000 shares of Common Stock, at an average cost of $42.05 per share. From its inception in 1988 through December 31, 1997, approximately 3,426,000 shares were repurchased at a cost of approximately $88.5 million or an average price of $25.82 per share. As of December 31, 1997, approximately 656,000 shares remain authorized for repurchase under the program.

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

At December 31, 1997, there were 18,308,737 Rights outstanding which, if exercised, would result in the issuance of approximately 81,400 shares of Series A Stock.

14. Quarterly Financial Information (Unaudited)
The following is a summary of quarterly financial data, in thousands, except per share data and stock prices:

                                                                   THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------
                                  DECEMBER 31,           SEPTEMBER 30,              JUNE 30,               MARCH 31,
                             ----------------------  ----------------------  ----------------------  ----------------------
                                1997        1996        1997        1996        1997        1996        1997        1996
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income Statement Data:
Gross premiums written.....  $  186,806  $  197,964  $  188,002  $  183,052  $  180,518  $  172,718  $  168,542  $  160,346
Net premiums written.......     155,174     159,332     153,657     150,681     148,654     140,852     136,171     123,139
Premiums earned............     152,575     140,060     147,884     139,115     142,078     130,346     132,110     116,821
Net investment income......      32,253      26,831      31,917      26,140      30,308      25,616      28,572      25,743
Net investment gains.......      14,217       4,915       5,641       2,122      17,684       2,715       5,133       9,817
Operating costs and
  expenses.................     164,012     149,668     159,901     147,432     152,561     138,676     141,068     125,429
Operating income/net
  income...................      26,571      17,296      20,670      16,038      28,582      16,414      19,854      20,772
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Per Share Data:
Basic:*
  Operating/net income.....  $     1.45  $      .93  $     1.13  $      .86  $     1.56  $      .87  $     1.08  $     1.08
Diluted:*
  Operating/net income.....        1.32         .87        1.03         .80        1.42         .81        1.00        1.00
Stockholders equity per
  share....................       35.89       30.06       34.15       28.18       32.30       26.96       29.96       26.54
Cash dividends declared per
  share                            .075         .06        .075         .06        .075         .06         .06         .05
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Stock Prices:
High.......................  $    52.88  $    37.63  $    51.56  $    40.63  $    49.00  $    33.88  $    39.88  $    36.25
Low........................       43.50       32.63       45.50       30.25       35.50       28.50       33.25       31.75
Close......................       48.81       33.88       51.38       36.00       48.38       33.50       35.63       32.63
                             ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

------------------------
* The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with SFAS No. 128.

15. Subsequent Event
On January 22, 1998, the Company announced an agreement in principle to acquire the managing agency assets of a Lloyds agency currently managing non-marine Syndicate 990 (Denham). Denham underwrites a specialized book of business on both a direct and reinsurance basis, concentrating on long-tail casualty lines and non-marine physical damage. In late 1997, the Company formed a subsidiary, Stonebridge Underwriting Ltd., which is participating as a corporate capital vehicle on the Denham Syndicate commencing with underwriting year 1998.

    The acquisition is subject to the completion of due diligence and regulatory approval and is expected to close during the second quarter of 1998; however, there are no assurances that the acquisition will be consummated. The transaction is not expected to have a material impact on the financial condition or results of operations of the Company in 1998.